Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of November 20, 2023

by and among

JACOBS SOLUTIONS INC.,

AMAZON HOLDCO INC.,

AMENTUM PARENT HOLDINGS LLC

and

AMENTUM JOINT VENTURE LP

Annexes

Annex I	Additional Merger Consideration
Annex II	Governance Term Sheet

EXHIBITS

Exhibit A	Form of Project Services Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of SpinCo Stockholder Approval

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2023, is entered into by and among Jacobs Solutions Inc., a Delaware corporation (the “Company”), Amazon Holdco Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“SpinCo”), Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”), and Amentum Joint Venture LP, a Delaware limited partnership and the sole equityholder of Merger Partner (“Merger Partner Equityholder”). Each of the foregoing parties is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not otherwise defined in the recitals shall have the respective meanings ascribed to such terms in Section 1.1.

WHEREAS:

(1) SpinCo is a wholly owned, indirect Subsidiary of the Company;

(2) Merger Partner Equityholder is the sole equityholder of Merger Partner and owns, beneficially and of record, 100% of the Interests of Merger Partner (the “Merger Partner Equity Interests”);

(3) contemporaneously with the execution of this Agreement, the Company, SpinCo, Merger Partner and Merger Partner Equityholder are entering into the Separation and Distribution Agreement, pursuant to which the Company will, upon the terms and conditions set forth therein and in accordance with the Reorganization, separate the SpinCo Business such that, as of the Distribution, the SpinCo Business is held by SpinCo;

(4) prior to the Distribution, in consideration of the transfer to SpinCo of the SpinCo Assets contemplated by the Reorganization, SpinCo will make a cash payment to a Subsidiary of the Company in an aggregate amount equal to the SpinCo Payment;

(5) the Company will distribute at least 80.1% of the outstanding shares of the common stock, $0.01 par value per share, of SpinCo (the “SpinCo Common Stock”) to the Company’s stockholders without consideration on a pro rata basis (the “Distribution”), and up to 19.9% of the outstanding shares of SpinCo Common Stock will be retained by a Subsidiary of the Company (such shares, the “Retained Shares”);

(6) the Distribution together with the Reorganization is referred to as the “Separation”;

(7) following the Separation and prior to the Effective Time, Merger Partner Equityholder will cause the Merger Partner Equityholder Contribution to occur and, at the Effective Time, the Parties will effect the merger of Merger Partner with and into SpinCo, with SpinCo continuing as the Surviving Entity, all upon the terms and subject to the conditions set forth herein;

(8) each of (i) Merger Partner Equityholder, as sole member and manager of Merger Partner and (ii) the board of managers of the General Partner of Merger Partner Equityholder, has approved this Agreement and the transactions contemplated hereby, including the Merger;

(9) the board of directors of SpinCo (the “SpinCo Board”) has (i) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, (ii) approved the transactions contemplated hereby and thereby and (iii) declared each of the matters in each of the foregoing clauses (i) and (ii) advisable, fair to and in the best interests of SpinCo and the Company, as SpinCo’s sole stockholder;

(10) the board of directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby, subject to such further action by the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement); and

(11) it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and the related distribution by a Subsidiary of the Company to the Company of at least 80.1% of SpinCo Common Stock by means of a pro rata distribution, taken together and together with any Debt-for-Equity Exchange or Clean-Up Distribution by such Subsidiary of the Company, qualify as a “reorganization” under Sections 368(a)(1)(D) and 355(a) of the Code; (b) the Distribution, taken together with any Clean-Up Distribution by the Company, qualify as a transaction described in Section 355(a) of the Code; (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (d) each of this Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code.

NOW, THEREFORE:

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

(1) “Action” has the meaning set forth in the Separation and Distribution Agreement.

(2) “Additional Entities” has the meaning set forth in the Separation and Distribution Agreement.

(3) “Adverse Law Event” means (a) the enactment of any Law, issuance of any judicial determination or proposal or promulgation of any administrative authority or pronouncement (including any interpretation of Law) which would materially adversely affect the likelihood the Transactions qualify for Tax-Free Status, (b) the approval by either house of the U.S. Congress or the U.S. executive branch of any legislation which would if enacted and signed into Law, or would reasonably be expected to if enacted and signed into Law, materially adversely affect the likelihood the Transactions qualify for Tax-Free Status, (c) the refusal by the IRS to issue any ruling requested in the IRS Ruling Request or (d) the refusal by Cravath to give the Merger Partner Merger Tax Opinion or by WLRK or Company Accounting Firm to give any of the Company Tax Opinions (as applicable).

(4) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise.

(5) “Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the Disclosure Schedules), as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

(6) “Alternative Escrow Arrangement” has the meaning set forth in Annex I.

(7) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and any other federal, state, foreign or supranational Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(8) “Base Merger Consideration” shall mean a number of shares of SpinCo Common Stock (rounded to the nearest whole share) equal to (a) the aggregate number of shares of SpinCo Common Stock issued and outstanding immediately prior to the Effective Time, divided by (b) the Company Valuation Percentage, multiplied by (c) the Merger Partner Valuation Percentage.

(9) “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each employee benefit or compensation plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan, program, agreement, policy or other arrangement, in each case, that is maintained for the benefit of current and/or former directors, officers, consultants or employees, excluding any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority and any Multiemployer Plan.

(10) “Books and Records” has the meaning set forth in the Separation and Distribution Agreement.

(11) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

(12) “Clean-Up Distribution” has the meaning set forth in the Separation and Distribution Agreement.

(13) “Code” means the Internal Revenue Code of 1986, as amended.

(14) “Collective Bargaining Agreement” means each written Contract with a labor union, labor organization, works council or other labor organization.

(15) “Company Accounting Firm” means a nationally recognized accounting firm reasonably acceptable to the Company.

(16) “Company Business” has the meaning set forth in the Separation and Distribution Agreement.

(17) “Company Combined Tax Return” shall mean any combined, consolidated, affiliated or unitary Tax Return that includes the Company or any of its Affiliates (other than the SpinCo Entities), on the one hand, and any of SpinCo or the SpinCo Subsidiaries, on the other hand, it being understood that a Tax Return claiming group relief or similar sharing of Tax losses or other attributes (or surrendering) shall not, by virtue of such claiming, be considered a Company Combined Tax Return.

(18) “Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

(19) “Company Distribution Tax Representations” means the representations of an officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Company Accounting Firm and WLRK, delivered to Company Accounting Firm and WLRK in connection with the Distribution Tax Opinions.

(20) “Company Group” has the meaning set forth in the Separation and Distribution Agreement.

(21) “Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company to perform by the Outside Date its obligations hereunder or under the Separation and Distribution Agreement or to consummate the transactions contemplated hereby and thereby, including the Merger and the Separation, by the Outside Date.

(22) “Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2021.

(23) “Company Tax Opinions” means the Distribution Tax Opinions and the Company Merger Tax Opinion.

(24) “Company Valuation Percentage” means one (1) minus the Merger Partner Valuation Percentage.

(25) “Competing Merger Partner Proposal” means any inquiry, proposal or offer for, or indication of interest in, any (a) direct or indirect acquisition, exclusive license or purchase of any business or assets of Merger Partner or any of the Merger Partner Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the assets of the Merger Partner Business, taken as a whole, (b) direct or indirect acquisition or purchase of 20% or more of any class of any Interests or representing 20% or more of the outstanding voting power of Merger Partner, or (c) merger, consolidation, business combination, stock exchange, joint venture, partnership or similar transaction involving any business of Merger Partner or any Merger Partner Subsidiaries that constitutes 20% or more of the assets of the Merger Partner Business, taken as a whole. None of the Transactions shall be a Competing Merger Partner Proposal.

(26) “Competing SpinCo Proposal” means any inquiry, proposal or offer for, or indication of interest in, any (a) direct or indirect acquisition, exclusive license or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the assets of the SpinCo Business, taken as a whole, (b) direct or indirect acquisition or purchase of 20% or more of any class of any Interests or representing 20% or more of the outstanding voting power of SpinCo, (c) merger, consolidation, business combination, stock exchange, joint venture, partnership or similar transaction involving any business of the Company or any of its Subsidiaries that constitutes 20% or more of the assets of the SpinCo Business, taken as a whole. None of the Transactions shall be a Competing SpinCo Proposal.

(27) “Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Merger Partner OpCo and the Company, dated as of June 29, 2023, as amended, restated or supplemented from time to time, including any addendum thereto.

(28) “Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

(29) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument, but excluding any Benefit Plan.

(30) “Contributing Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

(31) “Contribution” has the meaning set forth in the Separation and Distribution Agreement.

(32) “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, or (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(33) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(34) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

(35) “Cravath” means Cravath, Swaine & Moore LLP.

(36) “Debt-for-Equity Exchange” means a transfer of all or a portion of the Retained Shares by the Contributing Subsidiary to its creditors in exchange for outstanding debt obligations of the Contributing Subsidiary.

(37) “DGCL” means the Delaware General Corporation Law.

(38) “Disclosure Schedules” means, collectively, the Merger Partner Disclosure Schedule and the SpinCo Disclosure Schedule.

(39) “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

(40) “Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

(41) “DLLCA” means the Delaware Limited Liability Company Act.

(42) “Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof among the Company, SpinCo and Merger Partner.

(43) “Environmental Laws” has the meaning set forth in the Separation and Distribution Agreement.

(44) “Environmental Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(45) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(46) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(47) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(48) “Excluded Assets” has the meaning set forth in the Separation and Distribution Agreement.

(49) “Excluded Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(50) “Foreign Benefit Plan” means any Benefit Plan that is maintained primarily for the benefit of employees outside the United States (whether or not subject to U.S. Laws).

(51) “Foreign Investment Law” means any federal, state, foreign, or supranational Law that is designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.

(52) “Former SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(53) “Fraud” means any actual and intentional misrepresentation of a material fact by a Party in making the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, or in the certificate contemplated by Section 8.2(c) and Section 8.3(c), as applicable, that constitutes actual common law fraud under the Laws of the State of Delaware, but does not include fraud based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory, equitable fraud, promissory fraud or any other fraud or torts based on recklessness or negligence.

(54) “French Companies” has the meaning set forth in the Separation and Distribution Agreement.

(55) “GAAP” means generally accepted accounting principles in the United States.

(56) “Governance Term Sheet” means the Governance Term Sheet attached hereto as Annex II.

(57) “Government Bid” means any offer, quotation, bid or proposal (solicited or unsolicited) which, if accepted or awarded, would reasonably be expected to lead to a Government Contract.

(58) “Government Contract” means (a) with respect to the Company, and with respect to SpinCo prior to the Effective Time, any Contract between the Company (or any Subsidiary thereof, including any SpinCo Entity), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand, in the cases of each of clauses (i) through (iii), primarily relating to the operation of the SpinCo Business, and (b) with respect to Merger Partner, and with respect to SpinCo on or following the Effective Time, any Contract between Merger Partner (or any Subsidiary thereof), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand, in the cases of each of clauses (a) and (b), for the sale of goods or services for which the period of performance has not expired or terminated or for which final payment has not yet been received as of the date hereof. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(59) “Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

(60) “Hazardous Substance” has the meaning set forth in the Separation and Distribution Agreement.

(61) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(62) “Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

(63) “Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

(64) “Internet Properties” has the meaning set forth in the Separation and Distribution Agreement.

(65) “IRS” means the United States Internal Revenue Service.

(66) “IRS Ruling” means a private letter ruling from the IRS received after the date hereof, in form and substance reasonably acceptable to the Company, (i) to the effect that the D Reorganization (as defined in the Tax Matters Agreement), the Distribution by the Company, any Clean-Up Distribution (as defined in the Separation and Distribution Agreement) and the SpinCo Payment (as defined in the Separation and Distribution Agreement) qualify for Tax-Free Status, (ii) to the effect that any other Distributions and Contributions (each, as defined in the Tax Matters Agreement) that are part of the Reorganization and are included in the IRS Ruling Request qualify for Tax-Free Status, and (iii) regarding such other or related matters germane to the U.S. federal income Tax consequences of the Transactions as the Company may reasonably determine in good faith consultation with Merger Partner acting reasonably as included in the initial formal request (as distinguished from any pre-submission conference memorandum) for such private letter ruling submitted by the Company pursuant to Section 7.2(g) (or any supplemental request with respect to modifications requested by, or needed or appropriate to accommodate or respond to, the IRS after such initial formal request); provided that, notwithstanding the foregoing, the Company shall not be permitted to assert that the IRS Ruling is not reasonably acceptable due to the failure of the IRS Ruling to include (A) a ruling that the Contributing Subsidiary may use the proceeds of the SpinCo Payment or the Debt-for-Equity Exchange in a manner other than repayment of indebtedness of the Company, (B) a ruling providing an alternative to a Debt-for-Equity Exchange and Clean-Up Distribution under which Retained Shares would be sold to third parties in a taxable sale within a specified period of years after the Distribution, (C) a ruling in relation to a Debt-for-Equity Exchange regarding variable pricing mechanisms to allocate pricing risk on the disposition of the Retained Shares, or (D) a ruling to the effect that the Alternative Escrow Arrangement does not result in the recognition of any gain, loss, income or deduction for U.S. federal income Tax purposes to the Company, the Contributing Subsidiary (as defined in the Separation and Distribution Agreement) or the affiliated group, for U.S. federal income Tax purposes, of which they are a member (it being agreed and understood that this clause (D) shall not prevent the Company from asserting that a ruling has not been obtained, or that a ruling that has been obtained is not reasonably acceptable, for purposes of Section 10 of Annex I).

(67) “IRS Ruling Request” means the request for the IRS Ruling and such other rulings that the Company determines are necessary or appropriate (which, for the avoidance of doubt, shall include a ruling to the effect that the Alternative Escrow Arrangement does not result in the recognition of any gain, loss, income or deduction for U.S. federal income Tax purposes to the Company, the Contributing Subsidiary (as defined in the Separation and Distribution Agreement) or the affiliated group, for U.S. federal income Tax purposes, of which they are a member) that will be submitted by the Company to the IRS.

(68) “Knowledge” means (a) with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable inquiry, and (b) with respect to Merger Partner, the actual knowledge of the Persons set forth in Section 1.1(a) of the Merger Partner Disclosure Schedule, after reasonable inquiry.

(69) “Law” has the meaning set forth in the Separation and Distribution Agreement.

(70) “Liability” has the meaning set forth in the Separation and Distribution Agreement.

(71) “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, exclusive license, purchase option, right of first offer or refusal, security interest or other lien of any kind.

(72) “Locked Box Date” has the meaning set forth in the Separation and Distribution Agreement.

(73) “Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

(74) “Merger Consideration” means the Base Merger Consideration and any Additional Merger Consideration.

(75) “Merger Partner Affiliate Contract” means any Contract, whether or not in writing, (a) between Merger Partner or any of its Subsidiaries, on the one hand, and any present or former officer or director of Merger Partner or any of its Subsidiaries or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between Merger Partner or any of its Subsidiaries, on the one hand, and Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than the Merger Partner or any of its Subsidiaries), on the other hand, except in the case of clause (a) above with respect to compensation, benefits or severance received as employees or former employees in the ordinary course of business.

(76) “Merger Partner Benefit Plan” means each Benefit Plan that is or has been maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into, by Merger Partner or any of its Subsidiaries for the benefit of their respective current or former employees.

(77) “Merger Partner Business” means the businesses of Merger Partner and its Subsidiaries as conducted as of the date hereof.

(78) “Merger Partner Credit Agreement Accession Requirements” means the requirements under the Merger Partner Credit Agreements with respect to the SpinCo Entities becoming guarantors under, and providing collateral to secure obligations under, the Merger Partner Credit Agreements, in each case, upon the consummation of the Merger and the related transactions on the Closing Date.

(79) “Merger Partner Credit Agreements” means (a) the First Lien Credit Agreement dated as of January 31, 2020, as amended as of November 20, 2020, February 15, 2022 and May 25, 2023, among Merger Partner, Merger Partner OpCo, Amentum Government Services Holdings LLC, a Delaware limited liability company, Amentum N&E Holdings LLC, a Delaware limited liability company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and (b) the Second Lien Term Loan Agreement dated as of January 31, 2020, as amended as of February 15, 2022, March 18, 2022 and May 25, 2023, among Merger Partner, Merger Partner OpCo, Amentum Government Services Holdings LLC, a Delaware limited liability company, Amentum N&E Holdings LLC, a Delaware limited liability company, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

(80) “Merger Partner Datasite” means the datasite established by Merger Partner for purposes of due diligence of Merger Partner and the Merger Partner Subsidiaries and their respective businesses (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of the Company).

(81) “Merger Partner Disclosure Schedule” means the Disclosure Schedule to this Agreement delivered by Merger Partner to the Company and SpinCo on the date hereof and identified as such.

(82) “Merger Partner Distribution Tax Representations” means the representations of an officer of Merger Partner (and the representations of officers of members of the Merger Partner Equityholder Group, as applicable), dated as of the Closing Date, in form and substance reasonably satisfactory to Company Accounting Firm and WLRK, delivered to Company Accounting Firm and WLRK in connection with the Distribution Tax Opinions.

(83) “Merger Partner Equityholder Group” means Merger Partner Equityholder, ASP Amentum Investco LP and LG Amentum Holdings LP and each of their respective Affiliates (excluding, for the avoidance of doubt, SpinCo and its Subsidiaries).

(84) “Merger Partner Intellectual Property” means the Intellectual Property owned by Merger Partner or any of its Subsidiaries.

(85) “Merger Partner IT Assets” means all systems, networks, hardware, and Software, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing, in each case, of Merger Partner and its Subsidiaries.

(86) “Merger Partner Leakage Amount” has the meaning set forth in the Separation and Distribution Agreement.

(87) “Merger Partner Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, a material adverse effect on the business, financial condition or results of operations of Merger Partner and the Merger Partner Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Merger Partner Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake, or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outcome of any elections, the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism or civil unrest, or changes in governmental budgeting or spending, (vi) any changes generally affecting the industries in which Merger Partner and the Merger Partner Subsidiaries operate, (vii) any changes resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, actions of Governmental Authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.1), (ix) the failure to meet internal expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition) or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures); provided that, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), if such changes, events, developments, conditions, occurrences or effects disproportionately impact

Merger Partner and the Merger Partner Subsidiaries, taken as a whole, as compared to other participants in the industries in which Merger Partner and the Merger Partner Subsidiaries operate, only the incremental disproportionate impact thereof may be taken into account in determining whether a Merger Partner Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has or would reasonably be expected to materially impair or materially delay the ability of Merger Partner to perform by the Outside Date its obligations hereunder or under the Separation and Distribution Agreement or to consummate the Transactions by the Outside Date.

(88) “Merger Partner Merger Tax Representations” means the representations of an officer of Merger Partner (and the representations of officers of members of the Merger Partner Equityholder Group, as applicable), dated as of the Closing Date, in form and substance reasonably satisfactory to WLRK and Cravath, delivered to WLRK and Cravath in connection with the Merger Tax Opinions.

(89) “Merger Partner OpCo” means Amentum Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of Merger Partner.

(90) “Merger Partner Operating Model” means, collectively, the “contract waterfall analyses” made available to the Company at Merger Partner Datasite locations 13.1.1, 13.1.4 and 13.1.6.

(91) “Merger Partner Related Financing” means any amendment, extension, refinancing or replacement of, or any incurrence or establishment of, any indebtedness and/or commitments under any of the Merger Partner Credit Agreements, in each case, that is announced or commenced by Merger Partner or any of its Subsidiaries in connection with, or that otherwise relates to, the transactions contemplated by this Agreement, so long as such amendment, extension, refinancing, replacement, incurrence or establishment is not prohibited by Section 7.1(d). For the avoidance of doubt, the SpinCo Financing does not constitute Merger Partner Related Financing.

(92) “Merger Partner Sponsor” has the meaning set forth in the Separation and Distribution Agreement.

(93) “Merger Partner Subsidiaries” means all direct and indirect Subsidiaries of Merger Partner.

(94) “Merger Partner Tax Representations” means the Merger Partner Distribution Tax Representations and the Merger Partner Merger Tax Representations.

(95) “Merger Partner Valuation Percentage” means 0.37.

(96) “Merger Tax Opinions” means the Company Merger Tax Opinion and the Merger Partner Merger Tax Opinion.

(97) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(98) “NYSE” means the New York Stock Exchange.

(99) “Open Source Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org) and (b) any other Software that is distributed as freeware, or under similar licensing or distribution models.

(100) “Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of the foregoing clauses (a) through (d), as may be in effect from time to time.

(101) “Overhead and Shared Services” has the meaning set forth in the Separation and Distribution Agreement.

(102) “Permits” has the meaning set forth in the Separation and Distribution Agreement.

(103) “Permitted Liens” means (a) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent or is being contested in good faith by appropriate proceedings; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (c) Liens for Taxes or mechanics’, construction contractor’s, materialmen’s and similar Liens arising or incurred in the ordinary course of business and with respect to any amounts, in each case (i) not yet overdue by more than sixty (60) days or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive license rights to Intellectual Property granted in the ordinary course of business consistent with past practice; (e) all encroachments, overlaps, overhangs, variations in area or measurement, servitudes or easements (including conservation easements and public trust easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses and other similar non-monetary matters) of public record or any other similar matters not of record which would be disclosed by an accurate survey or physical inspection of the applicable real property (provided, however, that any of the foregoing, individually and in the aggregate, do not materially impair or interfere with the operation or use of such real property in the operation of the business currently conducted thereon); (f) purchase money Liens and Liens securing rental payments under capital lease agreements; (g) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (h) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (i) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) Liens securing the SpinCo Financing; (k) restrictions on transfer resulting from securities Laws; (l) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities; (m) Liens associated with a sale or discount of accounts receivable; (n) pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; and (o) Liens described on Section 1.1(b) of the SpinCo Disclosure Schedule or Section 1.1(b) of the Merger Partner Disclosure Schedule.

(104) “Person” has the meaning set forth in the Separation and Distribution Agreement.

(105) “Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or Merger Partner, as applicable, in any of their respective privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

(106) “Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act, Payment Card Industry Data Security Standard, EU General Data Protection Regulation, any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

(107) “Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and Merger Partner’s, as applicable, policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

(108) “Project Services Agreement” means a Project Services Agreement in substantially the form attached hereto as Exhibit A.

(109) “Qualified SpinCo Common Stock” means SpinCo Common Stock received by holders of Company Common Stock pursuant to the Distribution, except for any SpinCo Common Stock that is acquired, directly or indirectly, pursuant to a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

(110) “Real Property Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.

(111) “Record Date” means the close of business on the date determined by the Company Board or a committee thereof as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Common Stock in the Distribution.

(112) “Registered IP” has the meaning set forth in the Separation and Distribution Agreement.

(113) “Release” has the meaning set forth in the Separation and Distribution Agreement.

(114) “Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

(115) “Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

(116) “Retained Shares Amount” means the number of Retained Shares, such number to be determined by the Company such that the number of Retained Shares shall result in the Company holding no more than 19.9% of the issued and outstanding shares of SpinCo immediately following the Distribution Time and prior to the Effective Time.

(117) “SEC” has the meaning set forth in the Separation and Distribution Agreement.

(118) “Securities Act” means the Securities Act of 1933, as amended.

(119) “Separation and Distribution Agreement” means that Separation and Distribution Agreement dated as of the date hereof among the Company, SpinCo, Merger Partner and Merger Partner Equityholder.

(120) “Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.

(121) “Software” has the meaning set forth in the Separation and Distribution Agreement.

(122) “SpinCo Affiliate Contract” means any Contract, whether or not in writing, (a) between any SpinCo Entity, on the one hand, and any present or former officer or director of the SpinCo Entities or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between any SpinCo Entity, on the one hand, and the Company and/or any of its Subsidiaries (other than a SpinCo Entity), on the other hand.

(123) “SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

(124) “SpinCo Benefit Plan” means each Benefit Plan that is (i) maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into by SpinCo or a Subsidiary thereof or to which SpinCo or any of its Subsidiaries is a party or under which SpinCo or any of its Subsidiaries otherwise has any Liability or obligations, contingent or otherwise, including any Liabilities or obligations assumed pursuant to the Employee Matters Agreement or the covenants to provide certain compensation and benefits thereunder, or (ii) solely for the benefit of SpinCo Employees and/or Former SpinCo Employees.

(125) “SpinCo Borrower” means the Subsidiary of SpinCo designated as the borrower by SpinCo in connection with the SpinCo Financing.

(126) “SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

(127) “SpinCo Business Records” has the meaning set forth in the Separation and Distribution Agreement.

(128) “SpinCo Datasite” means the datasite established by the Company for purposes of due diligence of the SpinCo Entities and the SpinCo Business (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of the Merger Partner).

(129) “SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Merger Partner on the date hereof and identified as such.

(130) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(131) “SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to (or assuming the effect of, as applicable) the Reorganization.

(132) “SpinCo Financing Fees” means all reasonable and documented out-of-pocket third-party cash costs and expenses incurred by the Company, SpinCo or any of their respective Subsidiaries in connection with the SpinCo Financing (including all commitment fees and other fees and expenses arising pursuant to the terms of the SpinCo Commitment Letter or the SpinCo Financing Agreements); provided, however, that the SpinCo Financing Fees shall not include (a) fees, costs or expenses incurred in connection with the preparation of the Business Financial Statements and (b) fees, costs and expenses arising from the preparation of the SpinCo Registration Statement (including the preparation of the financial statements required to be included therein) and the financial statements required to be delivered pursuant to Section 7.22(a).

(133) “SpinCo Government Bid” means each Government Bid primarily related to the SpinCo Business or any SpinCo Asset.

(134) “SpinCo Government Contract” means each Government Contract primarily related to the SpinCo Business or any SpinCo Asset.

(135) “SpinCo Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

(136) “SpinCo IT Assets” has the meaning set forth in the Separation and Distribution Agreement.

(137) “SpinCo Lender Parties” means the SpinCo Lenders, together with their Affiliates, and their and their Affiliates’ respective current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns, in each case in their respective capacities as such.

(138) “SpinCo Lenders” means the entities that have committed or commit, after the date hereof, to provide or otherwise enter into agreements in connection with the SpinCo Financing, including the parties to the SpinCo Commitment Letter and any joinder agreements or credit agreements relating thereto.

(139) “SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(140) “SpinCo Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other changes, events, developments, conditions, occurrences or effects, a material adverse effect on the business, financial condition or results of operations of the SpinCo Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SpinCo Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake, or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outcome of any elections, the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism or civil unrest, or changes in governmental budgeting or spending, (vi) any changes generally affecting the industries in which the SpinCo Business operates, (vii) any changes resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, actions of Governmental Authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.1), (ix) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition) or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures); provided that in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), if such changes, events, developments, conditions, occurrences or effects disproportionately impacts the SpinCo Business, taken as a whole, as compared to other participants in the industries in which the SpinCo Business operates, only the incremental disproportionate impact thereof may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has or would reasonably be expected to materially impair or materially delay the ability of SpinCo to perform by the Outside Date its obligations hereunder or under the Separation and Distribution Agreement or to consummate the Transactions by the Outside Date.

(141) “SpinCo Merger Tax Representations” means the representations of an officer of SpinCo, dated as of the Closing Date, in form and substance reasonably satisfactory to WLRK and Cravath, delivered to WLRK and Cravath in connection with the Merger Tax Opinions.

(142) “SpinCo Operating Model” collectively, the “operating models” made available to the Company at SpinCo Datasite locations 3.4.1.3.1 and 4.4.1.3.1.

(143) “SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.

(144) “SpinCo Permit” has the meaning set forth in the Separation and Distribution Agreement.

(145) “SpinCo Registration Statement” means the registration statement on Form 10 (or such other registration statement as may be mutually agreed by the parties) to be filed by SpinCo with the SEC to effect the registration under the Exchange Act of the shares of SpinCo Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.

(146) “SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Reorganization. For the avoidance of doubt, following the Effective Time, the SpinCo Subsidiaries shall include the Merger Partner Subsidiaries.

(147) “Stockholders Agreement” has the meaning set forth in the Governance Term Sheet attached hereto as Annex II.

(148) “Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls all of the securities or other interests and having voting power to elect a majority of the board of directors or others performing similar functions; provided, that, from and after the Closing, none of the SpinCo Entities shall be considered a Subsidiary of the Company Group.

(149) “Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

(150) “Tax-Free Transactions” has the meaning set forth in the Tax Matters Agreement.

(151) “Tax Matters Agreement” means a Tax Matters Agreement in substantially the form attached hereto as Exhibit B. For the avoidance of doubt, in the case of any term defined herein by reference to the Tax Matters Agreement, such reference shall refer to the Form of Tax Matters Agreement as set forth in Exhibit B until such time as the Tax Matters Agreement is entered into and, thereafter, to the Tax Matters Agreement.

(152) “Tax Returns” has the meaning set forth in the Tax Matters Agreement.

(153) “Taxes” has the meaning set forth in the Tax Matters Agreement.

(154) “Technology” has the meaning set forth in the Separation and Distribution Agreement.

(155) “Trade Secret” has the meaning set forth in the Separation and Distribution Agreement.

(156) “Transaction Documents” means this Agreement, the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Project Services Agreement, the Stockholders Agreement, the Equity Commitment Letter and any other agreements between the parties hereto or their respective Affiliates in connection with the Transaction (including as necessary to implement the arrangements set forth in the Governance Term Sheet and the Real Estate Separation Plan), and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

(157) “Transaction Process” means all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business, SpinCo Assets or any portions thereof, or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

(158) “Transactions” shall mean the Merger, the Separation, the Distribution and the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.

(159) “Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, value-added, goods and services, or similar Taxes.

(160) “Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit C.

(161) “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

(162) “Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any action or omission taken or omitted to be taken by such Party in material breach of such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission would, or would reasonably be expected to, cause or result in a breach of this Agreement.

(163) “WLRK” means Wachtell, Lipton, Rosen & Katz.

Section 1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Stockholder Vote	Section 7.19(ii)
Additional Merger Consideration	Section 3.3
Alternative Financing	Section 7.5(b)
Annual Business Financial Statements	Section 5.5(a)
Antitrust and Foreign Investment Filing Fees	Section 9.4(c)(iii)
Applicable Percentage	Section 3.1(c)(i)
Business Financial Statements	Section 5.5(a)
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.2
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 6.15(h)
Company	Preamble
Company Board	Recitals
Company Designated Directors	Section 2.5(b)
Company Indepndent Director	Section 2.5(ii)
Company Merger Tax Opinion	Section 7.2(c)
DDTC	Section 6.21(c)(i)(A)
Distribution	Recitals
Distribution Documents	Section 5.21
Distribution Tax Opinions	Section 7.2(b)
Effective Time	Section 2.3
Equity Commitment Letter	Section 6.33
Equity Financing	Section 6.33
Export Control Laws	Section 5.25(a)
Funds	Section 6.33
General Partner of Merger Partner Equityholders	Recitals
Indemnified Parties	Section 7.8(a)
Information	Section 7.6
Interim Period	Section 7.1
IRS Submission	Section 7.2(g)
ITAR	Section 5.25(a)(i)
Legal Restraint	Section 8.1(d)
Merger	Section 2.1
Merger Partner	Preamble

Merger Partner Designated Directors	Section 2.5(b)
Merger Partner Environmental Permit	Section 6.17(a)
Merger Partner Equity Interests	Section 3.1(a)
Merger Partner Equityholder	Preamble
Merger Partner Equityholder Contribution	Section 2.1
Merger Partner Equityholder Contribution Amount	Section 2.1
Merger Partner Financial Statements	Section 6.7(a)
Merger Partner Foreign Benefit Plan	Section 6.15(i)
Merger Partner Leased Real Property	Section 6.9(b)
Merger Partner Material Contracts	Section 6.12(a)
Merger Partner Merger Tax Opinion	Section 7.2(c)
Merger Partner Proprietary Software	Section 6.16(g)
Merger Partner Real Property Leases	Section 6.9(b)
New SpinCo Entity	Section 5.1
NISPOM	Section 5.7(iv)
OFAC	Section 5.25(c)(i)(B)
Order	Section 4.4(B)
Outside Date	Section 9.1(b)
Party	Preamble
Printing Fees	Section 9.3(c)(i)
Redactable Information	Section 7.2(g)
Registered Merger Partner Intellectual Property	Section 6.16(a)
Registered SpinCo Intellectual Property	Section 5.18(c)(x)
Remedies Exception	Section 4.2
Replacement Company Designee	Section 2.6(b)
Requisite Regulatory Approval	Section 8.1(a)
Retained Shares	Recitals
Rule 144	Section 6.27
SEC Filing Fees	Section 9.3(c)(ii)
Separation	Recitals
SpinCo	Preamble
SpinCo Board	Section 2.5(b)
SpinCo Common Stock	Recitals
SpinCo Environmental Permit	Section 5.19(a)
SpinCo Financing	Section 5.23
SpinCo Financing Agreements	Section 7.5(d)
SpinCo Leased Real Property	Section 5.11(b)
SpinCo Material Contracts	Section 5.13(a)
SpinCo Owned Real Property	Section 5.11(a)
SpinCo Proprietary Software	Section 5.18(g)(i)
SpinCo Real Property Leases	Section 5.11(b)
SpinCo Stockholder Approval	Section 5.22(b)
SpinCo Share Issuance	Section 7.14
Surviving Entity	Section 2.1
Threshold Percentage	Section 3.1(c)(i)
WARN	Section 6.13 (c)

Section 1.3 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;

(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates;

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder, and for the purposes of Section 8.1(d) of this Agreement, references to any Law shall not include any notice of an ongoing investigation by a Governmental Authority; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Nothing herein (including the SpinCo Disclosure Schedule and the Merger Partner Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) All monetary figures shall be in United States dollars unless otherwise specified.

(i) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, a Company Material Adverse Effect or a Merger Partner Material Adverse Effect, as applicable, or materiality.

(j) Unless otherwise appropriate based on the context or specified herein, each of the representations and warranties of the Company related to SpinCo or the SpinCo Business set forth herein shall be deemed to be made as if the transactions contemplated by the Separation and Distribution Agreement (including the Reorganization) have been consummated in accordance with the terms thereof as of the date such representations and warranties are made hereunder.

(k) The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents (i) have been physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Merger Partner Datasite or the SpinCo Datasite) as of 5:00 p.m., New York City time, on November 19, 2023 or (ii) are otherwise Company SEC Reports and made publicly available on the SEC’s EDGAR website by the Company not later than one (1) Business Day prior to the execution of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 Pre-Closing Contribution; the Merger. Following the Separation and prior to the Effective Time, and upon the terms and subject to the conditions of this Agreement, Merger Partner Equityholder shall contribute to Merger Partner an amount equal to $235,000,000 (the “Merger Partner Equityholder Contribution Amount”) by wire transfer of immediately available funds to an account designated in writing by Merger Partner (the “Merger Partner Equityholder Contribution”). Immediately following the Merger Partner Equityholder Contribution, Merger Partner shall, at the Effective Time and upon the terms and subject to the conditions of this Agreement, be merged with and into SpinCo (the “Merger”) in accordance with the applicable provisions of the DGCL and the DLLCA, the separate existence of Merger Partner shall cease and SpinCo shall continue as the Surviving Entity of the Merger (sometimes referred to herein as the “Surviving Entity”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Partner in accordance with the applicable provisions of the DGCL and the DLLCA. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Entity. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.

Section 2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date that is three (3) Business Days after the date on which after the conditions set forth in Article VIII (other than those, including the Separation, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures or at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another date, time or place is agreed to in writing by the Company and Merger Partner. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, Merger Partner and SpinCo shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA, as applicable. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Merger Partner and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Entity.

(a) Without limiting Section 7.8(a), the certificate of incorporation of SpinCo shall, by virtue of the Merger, be amended and restated in its entirety to read as mutually agreed by the Parties in good faith, which shall be consistent with the applicable terms of the Governance Term Sheet and rename the Surviving Entity the name set forth on Section 2.4(a) of the Merger Partner Disclosure Schedule (the “SpinCo Certificate of Incorporation”), and as so amended and restated shall be the certificate of incorporation of the Surviving Entity until amended in accordance with the SpinCo Certificate of Incorporation and applicable Law.

(b) Without limiting Section 7.8(a), the bylaws of SpinCo shall, by virtue of the Merger, be amended and restated in their entirety to read as mutually agreed by the Parties in good faith, which shall be consistent with the applicable terms of the Governance Term Sheet (the “SpinCo Bylaws”) and, as so amended and restated, shall be the bylaws of the Surviving Entity until amended in accordance with the SpinCo Certificate of Incorporation, the SpinCo Bylaws and applicable Law.

Section 2.5 Governance Matters. On the Closing Date, each of SpinCo and Merger Partner Equityholder shall execute and deliver the Stockholders Agreement and the Parties shall enter into such other arrangements as are necessary to implement the terms and conditions of the Governance Term Sheet.

ARTICLE III

CONVERSION OF EQUITY INTERESTS

Section 3.1 Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo or Merger Partner:

(a) Merger Partner Equity Interests.

(i) The Merger Partner Equity Interests issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into the right to receive, in the aggregate, a number of fully paid and nonassessable shares of SpinCo Common Stock equal to the Base Merger Consideration and, if applicable, any Additional Merger Consideration, in each case rounded down to the nearest whole share and subject to adjustment, if applicable, determined in accordance with Section 3.1(c).

(ii) The Merger Partner Equity Interests issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and Merger Partner Equityholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i).

(b) SpinCo Common Stock. Each share of SpinCo Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.

(c) Merger Consideration Adjustment.

(i) If the percentage of outstanding shares of Qualified SpinCo Common Stock to be received in the Distribution by holders of Company Common Stock in respect of their Company Common Stock (the “Applicable Percentage”) would be less than 50.1% of all shares of SpinCo Common Stock outstanding immediately following the consummation of the Merger (determined without regard to any adjustment pursuant to this Section 3.1(c)(i)) (the “Threshold Percentage”), then:

(A) first, the Company shall reduce the number of Retained Shares and increase the number of shares of SpinCo Common Stock to be distributed to the Company’s stockholders in the Distribution until either (x) the Applicable Percentage (after giving effect to such increase in the shares of SpinCo Common Stock distributed to the Company’s stockholders in the Distribution) is equal to the Threshold Percentage or (y) the number of Retained Shares is reduced to zero (0); and

(B) solely if the Applicable Percentage (after giving effect to the reduction in the number of Retained Shares to zero (0) and the corresponding increase in the shares of SpinCo Common Stock distributed to the Company’s stockholders in the Distribution) would still be less than the Threshold Percentage, but decreasing the number of shares of SpinCo Common Stock to be issued to Merger Partner Equityholder as Merger Consideration by a number of shares of SpinCo Common Stock having an aggregate value (based on the SpinCo Common Stock Per Share Value) that is less than or equal to the Merger Partner Equityholder Contribution Amount would cause the Applicable Percentage (after giving effect to such decrease in the Merger Consideration) to be equal to the Threshold Percentage, then (1) the number of shares of SpinCo Common Stock to be issued to Merger Partner Equityholder as Merger Consideration shall be decreased by no more than the number of shares of SpinCo Common Stock having an aggregate value (based on the SpinCo Common Stock Per Share Value) that is equal to the Merger Partner Equityholder Contribution Amount and (2) the amount of the Merger Partner Equityholder Contribution Amount shall be decreased by an amount equal to the product of (x) the SpinCo Common Stock Per Share Value multiplied by (y) the reduction pursuant to the foregoing clause (1) in the number of shares of SpinCo Common Stock to be issued to the Merger Partner Equityholder as Merger Consideration.

(ii) For purposes of this Section 3.1(c), (A) the number of shares of SpinCo Common Stock outstanding immediately following the consummation of the Merger shall include any (x) shares of SpinCo Common Stock (including, for the avoidance of doubt, all shares of SpinCo Common Stock that could be issued pursuant to Section 3.1(a) at or after the Effective Time), (y) instruments that are treated as SpinCo Common Stock for U.S. federal income Tax purposes and (z) shares of SpinCo Common Stock that may be issued after the consummation of the Merger, pursuant to the exercise or settlement of an option or other contract acquired or entered into before the Merger that may be regarded as having been acquired or entered into before the Merger as part of a “plan” or “series of related transactions” of which the Distribution is a part within the meaning of Section 355(e) of the Code (for the avoidance of doubt, taking into account the safe harbors under Treasury Regulations Section 1.355-7(d)) and (B) the “SpinCo Common Stock Per Share Value” shall be equal to the quotient resulting from dividing (x) the total equity value of the Surviving Entity, by (y) the number of shares of SpinCo Common Stock outstanding, in each case, immediately following the consummation of the Merger.

(iii) The determination as to whether the amount of Qualified SpinCo Common Stock to be received in the Distribution by holders of Company Common Stock in respect of their Company Common Stock meets the Threshold Percentage and the SpinCo Common Stock Per Share Value, in each case, shall be made jointly by Merger Partner and the Company acting reasonably and in good faith and in consultation with their outside legal counsel and tax advisors. In furtherance thereof, (A) during the Interim Period, Merger Partner and the Company shall promptly notify the other upon it becoming aware of any action or occurrence that would reasonably be expected to result in the need for an adjustment to the Merger Consideration pursuant to this Section 3.1(c) and (B) no later than ten (10) Business Days prior to the expected Closing Date, Merger Partner and the Company shall (1) provide the other with any information that is reasonably necessary or reasonably requested by the other Party with respect to the calculation of the Applicable Percentage and the SpinCo Common Stock Per Share Value and (2) promptly thereafter, if such Party determines that the Threshold Percentage is not met, notify the other Party thereof (together with its calculation of the Applicable Percentage and the SpinCo Common Stock Per Share Value and proposed adjustment required to (x) the number of shares of SpinCo Common Stock to be distributed to the Company’s stockholders in the Distribution, and (y) the number of shares of SpinCo Common Stock to be issued to the Merger Partner Equityholder as Merger Consideration (if any) and the Merger Partner Equityholder Contribution Amount (if any), including reasonable supporting detail for any such calculations). Merger Partner and the Company shall consider and discuss in good faith any adjustment to the Merger Consideration or the Merger Partner Equityholder Contribution Amount proposed by the other Party and seek to determine the final amounts thereof no later than three (3) Business Days prior to the Closing Date.

Section 3.2 Exchange of Interests.

(a) Exchange Procedures. At the Effective Time (or, with respect to any Additional Merger Consideration to which Merger Partner Equityholder shall become entitled to receive pursuant to Section 3.1(a) and Annex I at or after the Effective Time, pursuant to Annex I), SpinCo shall issue (or, to the extent applicable pursuant to Annex I, the escrow agent shall transfer) to Merger Partner Equityholder, in direct book-entry form, the number of shares of SpinCo Common Stock representing the Base Merger Consideration and any Additional Merger Consideration, in each case, issuable to Merger Partner Equityholder pursuant to Section 3.1(a)(i).

(b) No Further Ownership Rights in SpinCo Common Stock. All shares of SpinCo Common Stock issued in respect of Merger Partner Equity Interests in accordance with the terms of this Section 3.2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Merger Partner Equity Interests, other than Merger Partner Equityholder’s right to receive any Additional Merger Consideration to the extent applicable and not received at the Effective Time.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Merger Partner shall be closed and no transfer shall be made of any Interests of Merger Partner that were outstanding as of immediately prior to the Effective Time.

(d) Tax Withholding. SpinCo, the Company and Merger Partner shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Merger Partner Equityholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided that the Parties shall reasonably cooperate in good faith to reduce or eliminate any such deduction or withholding to the extent permissible under state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.3 Additional Merger Consideration. Any additional shares of SpinCo Common Stock that Merger Partner Equityholder shall become entitled to receive pursuant to Section 3.1(a) and Annex I of this Agreement (whether at or after the Effective Time) shall be deemed to be additional merger consideration (the “Additional Merger Consideration”) payable to the Merger Partner Equityholder in respect of the Merger Partner Equity Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

RELATING TO THE COMPANY

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained in, or references therein to, the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to Merger Partner and Merger Partner Equityholder as follows:

Section 4.1 Organization of the Company.

(a) The Company has been duly incorporated and is validly existing and in good standing as a Delaware corporation.

(b) The Company has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Merger Partner true and complete copies of the Organizational Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, except for such further action of the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the other applicable Transaction Documents to which each of Merger Partner and Merger Partner Equityholder is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Merger Partner and Merger Partner Equityholder (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming the accuracy of Section 6.4, no Consent or Permit of any Governmental Authority is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or of any Transaction Document to which it is or will be a party at the Effective Time or the consummation by the Company of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Antitrust Law or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws, (ii) compliance with any Permits relating to the SpinCo Business, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL and the DLLCA or (iv) any such Consents or Permits, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Assuming compliance with Section 4.3(a) and the accuracy of Section 6.4 and except as set forth on Section 4.3 of the SpinCo Disclosure Schedule or Section 5.4 of the SpinCo Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement or of any Transaction Document to which it is or will be a party at the Effective Time, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of the Company, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to the Company under a Contract to which the Company is a party that constitutes a “material contract” with respect to the Company as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the SpinCo Assets, or (iv) violate any Law applicable to the Company, except, in the case of clause (ii), clause (iii) and clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Litigation. (a) There are no Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any Order that, in each case, would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any SpinCo Entity, Merger Partner or Merger Partner Equityholder in connection with this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries except as will be paid by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SPINCO RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained in, or references therein to, the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article V to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), each of the Company (in the case of Section 5.1 through Section 5.26 and the applicable provisions of Section 5.27) and SpinCo (in the case of the applicable provisions of Section 5.27) hereby represents and warrants to Merger Partner and Merger Partner Equityholder as follows:

Section 5.1 Organization of the SpinCo Entities. SpinCo is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole. The Company has made available to Merger Partner true and complete copies of the Organizational Documents of SpinCo as in effect on the date hereof. Each of the SpinCo Entities other than SpinCo is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Each SpinCo Entity has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Section 5.1 of the SpinCo Disclosure Schedule sets forth a list of all SpinCo Entities, their respective jurisdictions of organization or formation, as applicable, and the Person(s) owning outstanding Interests of each such SpinCo Entity; provided that to the extent that the Reorganization provides for the formation of new SpinCo Entities (each, a “New SpinCo Entity”), Section 5.1 of the SpinCo Disclosure Schedule shall be deemed to be automatically amended to include such New SpinCo Entities to the extent applicable and the representations set forth in this Section 5.1 with respect to such New SpinCo Entity shall be deemed to be given as of the date such New SpinCo Entity is formed and not as of the date hereof.

Section 5.2 Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the receipt of the Consents described in Section 5.4) will, prior to the Closing, have all requisite corporate power and authority to execute and deliver the Transaction Documents to which it will be a party at the Effective Time and to consummate the transactions contemplated hereby and thereby. The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Stockholder Approval, no other corporate action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is a party as of the date hereof. Prior to the Effective Time, the execution and delivery by SpinCo of any other Transaction Documents to which it will be a party will be duly and validly authorized and approved by all necessary and proper corporate action on its part and no other corporate action on the part of SpinCo will be necessary to authorize the other Transaction Documents to which it will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or will be, duly and validly executed and delivered by SpinCo and (assuming that each of this Agreement and the other applicable Transaction Documents to which Merger Partner is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Merger Partner) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Capitalization of the SpinCo Entities.

(a) The shares of SpinCo Common Stock are duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of all Liens, except Permitted Liens. Except for the shares of SpinCo Common Stock, there are no shares of common stock, preferred stock or other Interests of SpinCo issued or outstanding, and, except in connection with the Reorganization and the Distribution or as provided by this Agreement or the Separation and Distribution Agreement, there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other ownership interest in SpinCo or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of SpinCo, and no securities evidencing such rights are issued or outstanding. SpinCo has no outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of SpinCo on any matter.

(b) The issued and outstanding Interests of each of the SpinCo Entities (other than SpinCo) have been, or will be at the Closing, duly authorized and are (or will then be) validly issued and, as applicable, fully paid and nonassessable. SpinCo, directly or indirectly, owns, or will own at the Closing, of record and beneficially, all the issued and outstanding Interests of the SpinCo Entities (other than SpinCo), free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such SpinCo Entities (other than SpinCo), any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such SpinCo Entities (other than SpinCo), and there are no agreements of any kind which may obligate any SpinCo Entities (other than SpinCo) to issue, purchase, redeem or otherwise acquire any of its Interests. Notwithstanding the foregoing, the representations set forth in this Section 5.3 with respect to any New SpinCo Entity shall be deemed to be given as of the date such New SpinCo Entity is formed and not as of the date hereof.

Section 5.4 Consents and Approvals; No Violations.

(a) Assuming the accuracy of Section 6.4, no Consent or Permit of any Governmental Authority (other than with respect to any Government Contract or Government Bid) is required on the part of any SpinCo Entity for the execution, delivery and performance by SpinCo of this Agreement or by any SpinCo Entity of any Transaction Document to which it is or will be a party or the consummation by any SpinCo Entity of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Antitrust Law or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws, (ii) compliance with any Permits relating to the SpinCo Business, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL and the DLLCA, and (iv) any such Consents or Permits, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Assuming compliance with Section 5.4(a) and the accuracy of Section 6.4, neither the execution, delivery and performance of this Agreement by SpinCo or any Transaction Document to which a SpinCo Entity is or will be a party by such SpinCo Entity, nor the consummation by any SpinCo Entity of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of the SpinCo Entities, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to any SpinCo Entity under any SpinCo Material Contract, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the SpinCo Assets, or (iv) violate any Law applicable to the SpinCo Business, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.5 Financial Statements; Undisclosed Liabilities.

(a) Section 5.5 of the SpinCo Disclosure Schedule sets forth: (i) the unaudited statement of operations of the SpinCo Business for the years ended September 30, 2022 and October 1, 2021 and the unaudited balance sheet of the SpinCo Business as of September 30, 2022 (the “Annual Business Financial Statements”) and (ii) the unaudited interim statement of operations of the SpinCo Business for the nine (9) months ended June 30, 2023 and the unaudited balance sheet of the SpinCo Business as of June 30, 2023 (together with the Annual Business Financial Statements, the “Business Financial Statements”). The Business Financial Statements (x) were derived from the Books and Records of the Company and its Subsidiaries and were prepared in accordance with GAAP in all material respects consistently applied throughout the periods involved, except as otherwise noted therein and (y) present fairly, in all material respects, the financial position and the results of operations of the SpinCo Business, in the aggregate, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, in the case of interim statements, subject to normal and recurring year-end adjustments and the absence of footnote disclosures; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company’s consolidated financial statements, (B) the Business Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arms-length transactions or that the SpinCo Business would incur on a standalone basis, and (C) the Business Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the SpinCo Business or the SpinCo Entities will be in the future.

(b) To the Knowledge of the Company, there are no Liabilities or obligations of the SpinCo Business of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the SpinCo Business, other than those that (i) are reflected or reserved against on the Business Financial Statements, (ii) have been incurred in the ordinary course of business since June 30, 2023, (iii) are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement, the Transaction Documents or the Distribution, (iv) have been (or will be prior to the Closing) discharged or paid off or (v) would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.6 Absence of Certain Changes or Events. (a) Except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Reorganization and the Distribution), since June 30, 2023 and through the date of this Agreement, the SpinCo Business has been operated in the ordinary course consistent with past practice in all material respects and (b) since June 30, 2023, there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.7 National Security Matters. There is no fact relating to any SpinCo Entity which is organized in the United States and holds a facility clearance or the SpinCo Business that would or would reasonably be expected to prevent or prohibit the obtaining of, impose any material delay in the obtaining of or materially increase the risk of not obtaining the Requisite Regulatory Approvals. No SpinCo Entity which is organized in the United States and holds a facility clearance is, or will be, at the Closing, directly or indirectly owned or controlled by: (i) a “foreign” Person or Persons for purposes of the International Traffic in Arms Regulations (“ITAR”), 22 C.F.R. Parts 120–130; (ii) a “foreign” Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950, as amended and codified by 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Parts 800-801; (iii) a “foreign interest,” as defined in the National Industrial Security Program Operating Manual (“NISPOM”), such that any “foreign interest,” directly or indirectly, will own or have beneficial ownership of five percent (5%) or more of the outstanding shares of any class of the equity securities of the SpinCo Entities or will subscribe to five percent (5%) or more of the total capital commitment of the SpinCo Business; or (iv) a “foreign interest” as defined in the NISPOM, such that any “foreign interest,” directly or indirectly, will have the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of the SpinCo Business, SpinCo or their respective Subsidiaries.

Section 5.8 Security Clearances. Section 5.8 of the SpinCo Disclosure Schedule sets forth all material facility security clearances held by any SpinCo Entity that the applicable SpinCo Entity is permitted by Law to disclose. Each SpinCo Entity is, and during the past two (2) years has been, in compliance with applicable national security requirements, including the requirements set forth in the NISPOM and all applicable requirements under each SpinCo Government Contract relating to the safeguarding of and access to classified information, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. To the Knowledge of the Company, there is no pending, and in the past three (3) years has been no, investigation, complaint, inquiry, notice or other communication or action concerning any SpinCo Entity’s compliance with any national security requirement, including any investigation, complaint, inquiry, notice or other communication or action concerning the acts or omissions in relation to any national security requirement, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.9 Sufficiency of the SpinCo Assets. At the Closing, (a) taking into account and giving effect to all of the Transaction Documents (including the rights, benefits and services made available in the Transition Services Agreement) and the Reorganization, (b) assuming all Consents and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been obtained and (c) other than with respect to Overhead and Shared Services, the SpinCo Entities will own or have the right to use (including by means of ownership of rights pursuant to leases, licenses or other Contracts) all of the properties and assets necessary to conduct the SpinCo Business immediately following the Closing in substantially the same manner in all material respects as conducted by the Company and its Subsidiaries as of the date hereof. The foregoing is not, and is not intended to be, a representation of non-infringement of Intellectual Property (which representation is solely set forth in Section 5.18).

Section 5.10 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of the Company, threatened, against any SpinCo Entity, or arising out of or relating to the SpinCo Business, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, and (b) no SpinCo Entity (nor any of the Company or any of its other Subsidiaries solely with respect to the SpinCo Business) is subject to any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority (any “Order”), except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.11 Property.

(a) Section 5.11(a) of the SpinCo Disclosure Schedule sets forth a list that is true and correct in all material respects of all real property owned by the Company or its Subsidiaries, in each case that primarily relates to or is primarily used in connection with the SpinCo Business (the “SpinCo Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the SpinCo Entities, as applicable, have good and marketable fee simple (or jurisdictionally comparable title) to all SpinCo Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) neither the Company nor its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, default by any of the SpinCo Entities under any restrictive covenants or easement agreements affecting the SpinCo Owned Real Property, (iii) there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any of the SpinCo Entities under any such restrictive covenants or easements, (iv) no SpinCo Entity has leased any portion of any SpinCo Owned Real Property to any Person or mortgaged, deeded in trust or encumbered any interest in any SpinCo Owned Real Property, except Permitted Liens, and (v) there are no proceedings in expropriation, eminent domain or condemnation affecting any portion of any SpinCo Owned Real Property.

(b) Section 5.11(b) of the SpinCo Disclosure Schedule sets forth a list that is true and correct in all material respects of all real property leased, subleased, licensed or similarly occupied by the Company or its Subsidiaries, in each case that primarily relates to or is primarily occupied or used in connection with the SpinCo Business and has a base annual rent in excess of $1,000,000 (together with all real property leased, subleased, licensed or similarly occupied by the Company or its Subsidiaries, in each case that primarily relates to or is primarily occupied or used in connection with the SpinCo Business and has a base annual rent of $1,000,000 or less, the “SpinCo Leased Real Property”). The Company has delivered to Merger Partner a copy that is true and complete in all material respects of each lease, sublease, license or occupancy agreement with respect to each SpinCo Leased Real Property (the “SpinCo Real Property Leases”) that is set forth on Section 5.11(b) of the SpinCo Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the SpinCo Entities, as applicable, have a good and valid leasehold, subleasehold, licensee or occupancy interest in all SpinCo Leased Real Property, free and clear of all Liens, except Permitted Liens and subject to the Remedies Exception, (ii) no SpinCo Entity, or, to the Knowledge of the Company, as of the date hereof, any other party thereto, is in breach of or default under any lease or sublease for the SpinCo Leased Real Property, (iii) no SpinCo Entity has, as of the date hereof, received any written notice from any lessor of any SpinCo Leased Real Property of any breach of or default under any lease or sublease thereto by any SpinCo Entity, which breach or default has not been cured and (iv) no SpinCo Entity has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any SpinCo Leased Real Property, except Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo Entities own good and valid title to, or hold a valid leasehold interest in, all of the tangible personal property used by them in the conduct of the SpinCo Business, free and clear of all Liens, except for Permitted Liens.

Section 5.12 Tax Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a SpinCo Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or with respect to a SpinCo Entity have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, in respect of each SpinCo Entity and the SpinCo Business have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the Business Financial Statements;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against any SpinCo Entity (and, to the Knowledge of the Company, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of any SpinCo Entity;

(iii) No SpinCo Entity has any Liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract (other than customary commercial, leasing or employment contracts, the primary purposes of which do not relate to Taxes);

(iv) Other than in connection with the Separation, within the past two (2) years, no SpinCo Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(v) No SpinCo Entity is a party to or bound by a Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (i) any agreements with customers, vendors, lenders or lessors entered into in the ordinary course of business and (ii) any Tax Sharing Agreement the only parties to which are the Company, its Affiliates and the SpinCo Entities);

(vi) No SpinCo Entity has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(vii) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any SpinCo Entity or the SpinCo Business.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or impede (i) the Tax-Free Status, (ii) the Company from delivering the Company Distribution Tax Representations, (iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) Merger Partner from delivering the Merger Partner Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or Merger Partner from receiving the Tax opinions described in Section 7.2(d), (vii) the Company from receiving the Company Tax Opinions or (viii) Merger Partner from receiving the Merger Partner Merger Tax Opinion.

(c) Notwithstanding anything to the contrary in this Section 5.12, no representation or warranty in Section 5.12(a) shall be deemed to apply directly or indirectly with respect to any Company Combined Tax Return. Notwithstanding any other provision, the representations and warranties set forth in this Section 5.12 and, to the extent relating to Tax matters, Section 5.17, constitute the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters.

Section 5.13 Material Contracts.

(a) There are no SpinCo Material Contracts as of the date hereof except as set forth on Section 5.13(a) of the SpinCo Disclosure Schedule. The term “SpinCo Material Contracts” means Contracts (other than sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) in the following categories that are primarily related to the SpinCo Business and to which the Company or any of its Subsidiaries is a party (in each case, other than any Contract that is an Excluded Asset, any intercompany agreements, any Contract listed on Section 5.14 of the SpinCo Disclosure Schedule, or any Contract for Overhead and Shared Services):

(i) each of the top ten (10) Contracts that are primarily related to the SpinCo Business, measured by the total amounts invoiced to the SpinCo Business during the twelve (12)-month period immediately preceding September 29, 2023, other than any such Contracts that can be terminated on less than one hundred and twenty (120) days’ notice without material monetary penalty;

(ii) each of the top five (5) Contracts that are primarily related to each of the Energy, Security & Technology, Advanced Engineering, Research & Operations and Divergent Solutions performance units of the SpinCo Business, measured by the amounts reasonably expected to be paid to the SpinCo Business during the twelve (12)-month period immediately preceding June 30, 2024;

(iii) any Contract containing any future capital expenditure obligations of the SpinCo Business in excess of $10,000,000, other than joint ventures or similar material agreements involving co-investment between the SpinCo Business and a third party;

(iv) any material joint venture or similar material agreement involving co-investment between the SpinCo Business and a third party which is reasonably expected to have revenues attributable to the SpinCo Business’s ownership percentage in excess of $10,000,000 during the twelve (12) months ending June 30, 2024, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) any Contract relating to the acquisition or disposition of any business for aggregate consideration under such contract in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise) under which, after the date hereof, the SpinCo Business will have any remaining material obligation with respect to an “earn out,” contingent purchase price or other similar contingent payment obligation;

(vi) (A) any Contract the express terms of which restrict or limit in any material respect the ability of any SpinCo Entity after the Closing to compete in any business or with any Person or in any geographic area, (B) any material Contract the express terms of which grant the other party “most favored nation” status or equivalent preferential pricing terms or (C) any material Contract the express terms of which grant the other party exclusivity or similar rights, in each case of clauses (A)-(C), other than (1) Contracts containing customary non-solicitation and no-hire provisions entered into in the ordinary course of business, (2) in connection with any teaming or similar agreement or arrangement, (3) as a result of an Organizational Conflict of Interest (as defined in FAR 2.101) or (4) as does not limit the SpinCo Entities or Additional Entities in any material respect;

(vii) any Contract pursuant to which (A) any Person has licensed any Intellectual Property to any SpinCo Entity or granted to any SpinCo Entity or the SpinCo Business any covenant not to sue or substantial right of use with respect to any Intellectual Property that is necessary and material to the operation of any SpinCo Entity or the SpinCo Business, excluding licenses with respect to commercially available or off-the-shelf Software or Technology, and (B) any SpinCo Entity has granted any Person a license to use any material SpinCo Intellectual Property or a covenant not to sue or other substantial right of use with respect to any material SpinCo Intellectual Property, excluding non-exclusive licenses granted in the ordinary course of business;

(viii) any Contract relating to or evidencing indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments, in each case, of the SpinCo Business, in each case, in excess of $10,000,000 individually, or guarantees or other credit support arrangements by the SpinCo Business of all or any part of any obligations of the type described above of any other Person, other than such Contracts or accounts solely between SpinCo Entities, Intercompany Arrangements or Intercompany Contracts and Accounts (as defined in the Separation and Distribution Agreement); and

(ix) the SpinCo Real Property Leases with base annual rents in excess of $1,000,000.

(b) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) each SpinCo Material Contract is (and any Contract entered into after the date hereof in accordance with Section 7.1(b)(E) that, if in effect on the date hereof, would have been a SpinCo Material Contract, will be as of the Closing) a legal, valid and binding obligation of the Company or a Subsidiary thereof, as applicable, and, to the Knowledge of the Company, each counterparty and is in full force and effect, (ii) neither the Company and its applicable Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such SpinCo Material Contract (or any such Contract that, if in effect on the date hereof, would be a SpinCo Material Contract), and (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its applicable Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

Section 5.14 Intercompany Arrangements. As of the date of this Agreement, except for (a) any Contracts that are not material in amount in relation to the SpinCo Business, (b) this Agreement and the Transaction Documents, (c) any Contracts set forth on Section 5.14 of the SpinCo Disclosure Schedule and (d) any Contracts that will be settled or terminated at or prior to the Closing, there are no Contracts solely between or among any of the Company and its Subsidiaries (other than any SpinCo Entity), on the one hand, and any SpinCo Entity, on the other hand, other than Organizational Documents of any SpinCo Entity (any of the foregoing, “Intercompany Arrangements”).

Section 5.15 Labor Relations.

(a) Section 5.15(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date of hereof, of each Collective Bargaining Agreement governing the employment of SpinCo Employees. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) no petition for recognition of a labor organization for the representation of the SpinCo Employees is pending or, to the Knowledge of the Company, threatened; (ii) no strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, in each case affecting the SpinCo Business or involving any of the SpinCo Employees, exists or has existed within the past two (2) years; and (iii) none of the Company, SpinCo or any of their Subsidiaries has breached or otherwise failed to comply with any provision of any Collective Bargaining Agreement with respect to any SpinCo Employee.

(b) There are no pending, or to the Knowledge of the Company, threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment in connection with or otherwise related to the SpinCo Business, any SpinCo Employees or Former SpinCo Employees, other than any such charges, complaints, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, for the past two (2) years, the Company, SpinCo and their respective Subsidiaries have been in compliance with all Laws relating to labor and employment, including terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification of employees, independent contractors and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation and immigration with respect to the SpinCo Employees and Former SpinCo Employees.

Section 5.16 Compliance with Law; Permits.

(a) Except for Environmental Laws, and except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the SpinCo Entities are, and, during the past two (2) years the SpinCo Entities and, solely with respect to the SpinCo Business, the Company and its other Subsidiaries (i) have been in compliance with all applicable Laws, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or the SpinCo Entities, is subject to any inspection, investigation, survey, audit or other review.

(b) Except with respect to Permits required under applicable Environmental Laws, and except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and the SpinCo Entities have obtained all of the SpinCo Permits necessary to conduct the SpinCo Business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such SpinCo Permits are valid and in full force and effect and the Company or its applicable Subsidiary or the applicable SpinCo Entity is in compliance with the terms thereof.

Section 5.17 SpinCo Benefit Plans.

(a) Section 5.17(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of each material SpinCo Benefit Plan.

(b) As applicable with respect to each of the material SpinCo Benefit Plans, the Company has made available to Merger Partner true and complete copies of (i) the applicable plan document (or, in the case of any unwritten material SpinCo Benefit Plan, a written description of the material terms thereof) and all amendments thereto; (ii) the most recent summary plan description; (iii) the most recent Form 5500; (iv) the most recent determination, opinion or advisory letter issued by the IRS; (v) any related trust documents, insurance contracts or other funding arrangements and all amendments thereto and (vi) any material, non-routine correspondence with any Governmental Authority in the past three (3) years.

(c) Each SpinCo Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such plan or related trust.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) each of the SpinCo Benefit Plans has been operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code; (ii) there are no Actions (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened, against the Company, SpinCo or any of their Subsidiaries involving any SpinCo Benefit Plan; and (iii) all required contributions to each SpinCo Benefit Plan have been made or properly accrued.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) neither SpinCo nor any of its ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to any Multiemployer Plan with respect to SpinCo Employees or Former SpinCo Employees, or to a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) no SpinCo Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, and neither SpinCo nor any of its ERISA Affiliates sponsored, maintained or contributed to any such plan in the prior six (6) years; (iii) neither SpinCo nor any of its ERISA Affiliates has incurred any liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full; and (iv) no Controlled Group Liability has been incurred by SpinCo or its ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to SpinCo or its ERISA Affiliates of incurring any such liability.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in combination with another event: (i) entitle any SpinCo Employee, Former SpinCo Employee or other individual service provider of a SpinCo Entity to severance pay, unemployment compensation or any other benefits or payments; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any payments or benefits due to any SpinCo Employee, Former SpinCo Employee or other individual service provider of a SpinCo Entity; (iii) limit or restrict the right to merge, terminate or amend any SpinCo Benefit Plan on or after the Closing; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No SpinCo Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(h) No SpinCo Benefit Plan provides for post-retirement or other post-employment health or welfare benefits, other than health care continuation coverage as required by Section 4980B of the Code or any similar Law (“COBRA”) or ERISA.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) each SpinCo Benefit Plan that is a Foreign Benefit Plan (a “SpinCo Foreign Benefit Plan”) has been established, maintained and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable SpinCo Foreign Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) each SpinCo Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.18 Intellectual Property.

(a) Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of all SpinCo Intellectual Property that is Registered IP, except Internet Properties (the “Registered SpinCo Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Intellectual Property required to be disclosed in Section 5.18(a) of the SpinCo Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, to the Knowledge of the Company, not invalid and unenforceable and (ii) as of the date hereof, do not require any filings, payments or similar actions to be taken by the Company for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) as of the date hereof, the Company and its Subsidiaries solely and exclusively own and as of the Distribution, the SpinCo Entities solely and exclusively own all rights, title and interest in and to the SpinCo Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (ii) the Company or one of its Subsidiaries has, and as of immediately following the Distribution Time the SpinCo Entities will have (or will have pursuant to a Transaction Document), valid rights to use all other Intellectual Property used in or necessary for the conduct or operation of the SpinCo Business and (iii) the SpinCo Intellectual Property and the Intellectual Property licensed to the SpinCo Entities pursuant to the Transaction Documents constitute all Intellectual Property of the Company and its Subsidiaries used in or necessary for the operation of the SpinCo Business as currently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) there is no Action pending or, to the Knowledge of the Company, threatened, that (x) challenges the ownership, validity or enforceability of any Registered SpinCo Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered SpinCo Intellectual Property), or (y) alleges that the conduct of the SpinCo Business as currently conducted and as conducted in the past three (3) years infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated any Person’s Intellectual Property, (ii) to the Knowledge of the Company, the operation of the SpinCo Business as currently conducted and as conducted in the past three (3) years does not infringe, misappropriate or violate and has not, in the past three (3) years preceding the date hereof, infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and (iii) the Company and its other Subsidiaries have not received any written notice since the date that is one (1) year prior to the date hereof alleging that the operation of the SpinCo Business, infringes, misappropriates, or violates the Intellectual Property of any other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has, in three (3) years preceding the date hereof, infringed, misappropriated or otherwise violated any SpinCo Intellectual Property and (ii) no Action alleging any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries and the SpinCo Entities have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the SpinCo Intellectual Property (except for any SpinCo Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Knowledge of the Company, there are no unauthorized uses or disclosures of any such Trade Secrets.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries (and, if applicable the SpinCo Entities) have executed valid written Contracts with all Persons (including their respective current and former employees, consultants and independent contractors) who contributed to the development or creation of any SpinCo Intellectual Property, pursuant to which each such Person has (A) agreed to hold all confidential information and Trade Secrets included in such Intellectual Property in confidence both during and after such Person’s employment or retention and (B) validly assigned (including by operation of law) to the Company or one of its Subsidiaries (or, if applicable, a SpinCo Entity) all of such Person’s right, title and interest in and to all such Intellectual Property developed or created in the course of such Person’s employment or retention thereby.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) none of the SpinCo Entities has combined or incorporated Open Source Software with any proprietary Software, the copyright in which is SpinCo Intellectual Property (“SpinCo Proprietary Software”) and distributed such combined SpinCo Proprietary Software in a manner that requires the contribution, licensing or disclosure to any third party of any portion of the source code of any such SpinCo Proprietary Software included in the SpinCo Intellectual Property; and (ii) the SpinCo Entities and, with respect to the SpinCo Business, the Company and its Subsidiaries, are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the SpinCo Proprietary Software.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) as of the date hereof, the Company and its Subsidiaries, and (ii) as of the Distribution Time, the SpinCo Entities, own or have a valid right to access and use the SpinCo IT Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo IT Assets do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) disrupt or adversely affect the functionality of any such SpinCo IT Assets, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any such SpinCo IT Assets.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in (i) the loss or impairment of the Company’s or any SpinCo Entity’s right to own or use any of the SpinCo Intellectual Property, other than any obligations which such party was bound by or subject to any rights granted prior to the Closing, or (ii) the payment of any additional consideration for the Company’s or any SpinCo Entity’s right to use any SpinCo Intellectual Property or Intellectual Property licensed pursuant to the terms of a SpinCo Contract in effect prior to the Closing.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: the Company and its Subsidiaries have complied with all contractual obligations to timely disclose to the relevant Governmental Authorities, timely file applications for, and timely elect title to any SpinCo Intellectual Property that is a subject invention as defined in the Bayh-Dole Act or other applicable Law.

Section 5.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries (in each case, solely with respect to the SpinCo Business), the SpinCo Entities and the assets and operations on any real property owned, leased or operated by the SpinCo Entities, the Company or the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business), are, and during the past three (3) years have been, in compliance with applicable Environmental Laws and any material Permit required to operate the SpinCo Business or occupy and use the SpinCo Assets, including the SpinCo Leased Real Property or the SpinCo Owned Real Property under any applicable Environmental Law (any “SpinCo Environmental Permit”), which compliance includes obtaining, maintaining and timely renewing such SpinCo Environmental Permits, all of which are in full force and effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, none of the Company or the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) or the SpinCo Entities has received written notice from any Governmental Authority or Person during the past three (3) years alleging any Environmental Liability of the SpinCo Entities or the Company or any of its Subsidiaries (solely with respect to the SpinCo Business, the SpinCo Assets), the subject of which has not been fully and finally resolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, as of the date of this Agreement, (i) there is no Action is pending or, to the Knowledge of the Company, threatened that asserts any actual or potential Environmental Liability and (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law or any SpinCo Environmental Permit, in each case relating to the SpinCo Business, the SpinCo Assets, the SpinCo Leased Real Property, the SpinCo Owned Real Property or any other real property currently owned, leased or operated by the SpinCo Business.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, none of the SpinCo Entities, the Company or any of its Subsidiaries has Released any Hazardous Substance at, on, upon, into or from the SpinCo Leased Real Property, the SpinCo Owned Real Property or any other real property that would reasonably be expected to result in the SpinCo Entities incurring any Environmental Liability.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or as specifically set forth in the Separation and Distribution Agreement, neither the Company nor any of its Subsidiaries (in each case, solely with respect to the SpinCo Business) nor any of the SpinCo Entities has assumed, either contractually or by operation of Law, any Environmental Liabilities of any other Person relating to any Environmental Law.

Section 5.20 Affiliate Matters. Except for Contracts solely between or among the SpinCo Entities or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth on Section 5.20 of the SpinCo Disclosure Schedule, no SpinCo Entity is party to any SpinCo Affiliate Contract.

Section 5.21 Registration Statement. None of the information regarding any of the Company or any of its Subsidiaries (including the SpinCo Entities), the SpinCo Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders (the “Distribution Documents”) will, in the case of the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Distribution Documents and of any amendment or supplement thereto, or, in the case of the SpinCo Registration Statement, at the time such registration statement becomes effective, at the Distribution Date or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The SpinCo Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by the Company or SpinCo with respect to information provided by Merger Partner specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement.

Section 5.22 Board and Stockholder Approval.

(a) Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (i) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and (ii) approved the transactions contemplated hereby and thereby (iii) declared each of the matters in the foregoing clauses (i) and (ii) advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders; in each case except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). As of the date hereof, the sole stockholder of SpinCo is a Subsidiary of the Company (and as of immediately prior to the Distribution the sole stockholder of SpinCo will be a Subsidiary of the Company).

(b) Immediately after the execution of this Agreement, SpinCo’s sole stockholder will approve and adopt this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the SpinCo Share Issuance and the Merger (the “SpinCo Stockholder Approval”), which SpinCo Stockholder Approval shall be in the form attached hereto as Exhibit D.

Section 5.23 SpinCo Financing. On or prior to the date of this Agreement, SpinCo has delivered to Merger Partner a true, complete and fully executed copy of (x) the commitment letter, dated the date of this Agreement, among JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada and SpinCo, including true and complete copies of all exhibits, schedules and annexes thereto, and (y) each fee letter referred to in such commitment letter or otherwise entered into by SpinCo or any of its Affiliates in connection with such commitment letter (such commitment letter and fee letters, collectively, in each case, as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms of this Agreement and the terms thereof, the “SpinCo Commitment Letter”), pursuant to which the SpinCo Lenders party thereto have committed to provide SpinCo or SpinCo Borrower with debt financing in the amount set forth therein (the debt financing contemplated by the SpinCo Commitment Letter being referred to as the “SpinCo Financing”). As of the date of this Agreement, (a) the SpinCo Commitment Letter has not been amended, supplemented, waived or otherwise modified in any respect, (b) the commitments of the SpinCo Lenders contained in the SpinCo Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the SpinCo Commitment Letter is in full force and effect and is a legal, valid and binding obligation of SpinCo, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against SpinCo, SpinCo Borrower and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, subject to the Remedies Exception. As of the date of this Agreement, except for the SpinCo Commitment Letter delivered to Merger Partner on or prior to the date of this Agreement, there are no side letters or other Contracts to which SpinCo or any Affiliates thereof is a party relating to the SpinCo Financing. Except as expressly set forth in the SpinCo Commitment Letter delivered to Merger Partner on or prior to the date of this Agreement, there are no conditions precedent to the funding of the full amount of the SpinCo Financing. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would (i) constitute a default or breach under the SpinCo Commitment Letter on the part of SpinCo or any of its Affiliates or, to the Knowledge of the Company, any other party to the SpinCo Commitment Letter or (ii) to the Knowledge of the Company, result in any of the conditions to the funding of the SpinCo Financing not being satisfied or otherwise in any portion of the SpinCo Financing being unavailable or delayed.

Section 5.24 Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect, to the Knowledge of the Company: (a) each SpinCo Government Contract was legally awarded; (b) as of the date hereof, no SpinCo Government Contract or SpinCo Government Bid is currently the subject of bid or award protest proceedings; (c) each SpinCo Entity is, and during the past two (2) years has been, in compliance with the terms and conditions of, and the applicable Law related to, each SpinCo Government Contract and SpinCo Government Bid, as applicable; (d) during the two (2)-year period immediately prior to the date of this Agreement, neither any applicable Governmental Authority nor any prime contractor or subcontractor has notified any SpinCo Entity in writing that any SpinCo Entity has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or Government Bid; (e) during the two (2)-year period immediately prior to the date of this Agreement, no SpinCo Entity has made any mandatory or voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law relating to a SpinCo Government Contract; (f) no facts or circumstances exist that could reasonably be expected to warrant the institution of suspension or debarment proceedings against any SpinCo Entity; (g) no facts or circumstances exist that would reasonably be expected to give rise to a claim for fraud against any SpinCo Entity under any applicable Law relating to a SpinCo Government Contract; (h) neither the Company nor any of its Subsidiaries has during the past two (2) years received any adverse or negative past performance evaluations, reports or ratings, in connection with any Government Contract or Government Bid, that would reasonably be expected to adversely affect the evaluation of any SpinCo Government Bid; and (i) there is no material work or future business opportunity related to the SpinCo Business from which the Company or any of its Subsidiaries is currently limited, prohibited or otherwise restricted from performing or bidding, due to an Organizational Conflict of Interest (as defined in FAR 2.101).

Section 5.25 Export Control Laws. Except as set forth in Section 5.25 of the SpinCo Disclosure Schedule:

(a) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo Entities are, and during the past two (2) years have been, in compliance with all statutory and regulatory requirements under (i) the Arms Export Control Act (22 U.S.C. § 2778), the ITAR (22 C.F.R. §§ 120 et seq.), the U.S. Department of Energy’s regulations at 10 C.F.R. Part 810, the U.S. Nuclear Regulatory Commission’s regulations at 10 C.F.R. Part 110, the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and Executive Orders based on the authority vested in the President under the International Emergency

Economic Powers Act, as amended, the Trading with the Enemy Act and other U.S. Sanctions laws, (ii) sanctions administered by the U.S. Department of State, including, but not limited to nonproliferation sanctions and sanctions under the Iran Sanctions Act of 1996, as amended (50 U.S.C § 1701 note), (iii) the Laws implemented by the Office of Foreign Assets Controls (“OFAC”) and the UK Export Control Order 2008, the Radioactive Sources (Control) Order 2006, the EU Dual-Use Regulation (EC) No. 428/2009, and (iv) any other economic, trade or financial sanction, export control, embargo and/or military or dual-use restriction administered by the United Nations, the UK and/or the European Union (including any member state) (collectively, and any successors or replacements thereof, the “Export Control Laws”). Since January 1, 2022, the SpinCo Entities have not received written, or to the Knowledge of the Company, oral communication from any Governmental Authority or any other Person of any actual or alleged material violation, breach or noncompliance with the Export Control Laws, except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo Entities are in compliance with the anti-boycott regulations administered by the U. S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security, in each case with respect to the operation of the SpinCo Business.

(c) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) since January 1, 2022, the SpinCo Entities have not (A) entered into a consent agreement with the Directorate of Defense Trade Controls (“DDTC”), or (B) had any fines or penalties imposed by the State or Commerce Departments or OFAC or other applicable Governmental Authorities in connection with violations of the Export Control Laws and (ii) Company and its Subsidiaries, in each case with respect to the SpinCo Business, do not have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC or other applicable Governmental Authorities with authority under Export Control Laws.

Section 5.26 Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries (solely with respect to the SpinCo Business) and, to the Knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) are, and during the past three (3) years have been, in compliance with all Privacy Requirements. None of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) have received any written notice (including written notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry, in each case except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. The Company and its Subsidiaries (solely with respect to the SpinCo Business) have implemented and maintained policies, procedures and systems reasonably designed to facilitate receipt and appropriate responses to requests from individuals concerning their Personal Information.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries (solely with respect to the SpinCo Business) have (i) implemented and maintain technical and organizational safeguards reasonably designed to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) has implemented and maintained the same. To the Knowledge of the Company, any third party who has provided Personal Information to the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) has done so in compliance with applicable Privacy Laws in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, to the Knowledge of the Company there have been no breaches, security incidents, misuses of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) or collected, used or processed by or on behalf of the Company or any Subsidiary (solely with respect to the SpinCo Business).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in (i) the violation of any Privacy Laws or (ii) the loss or impairment, pursuant to any applicable Contract or Law, of the Company’s or any SpinCo Entity’s rights to any of the Personal Information in the possession or control of the Company or any of its Subsidiaries (solely with respect to the SpinCo Business) or collected, used or processed by or on behalf of the Company or any Subsidiary (solely with respect to the SpinCo Business).

Section 5.27 No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document (and except for any Merger Partner Tax Representations), (a) each of the Company and SpinCo acknowledges and agrees that neither Merger Partner nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Merger Partner or any of its Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of the Company and SpinCo further acknowledges and agrees that neither Merger Partner nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company, SpinCo or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document (and except for any Merger Partner Tax Representations), each of the Company and SpinCo acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Merger Partner or any of its Subsidiaries that may have been made available, in the Merger Partner Datasite or otherwise, to the Company, SpinCo or any of their respective Affiliates or Representatives, and expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their respective Affiliates or Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, except for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Merger Partner Disclosure Schedule), any information, documents or other materials (including any such materials contained in the Merger Partner Datasite or otherwise reviewed by the Company, SpinCo or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to the Company, SpinCo or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Merger Partner, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, in each case except as expressly set forth in Article VI of this Agreement or in any Transaction Document (and except, in each case, for Merger Partner Tax Representations). In entering into this Agreement, each of the Company and SpinCo acknowledges and agrees that it has relied solely upon its own investigation and analysis, and each the Company and SpinCo acknowledges and agrees, to the fullest extent permitted by Law, that Merger Partner and its Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to the Company or SpinCo or any of their respective Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or SpinCo or their Affiliates or any of their respective Representatives, including in respect of the specific representations and warranties as set forth in Article VI of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER AND MERGER PARTNER EQUITYHOLDER

Except as otherwise disclosed or identified in the corresponding section or subsection of the Merger Partner Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Merger Partner and Merger Partner Equityholder hereby represent and warrant to the Company and SpinCo as follows:

Section 6.1 Organization. Each of Merger Partner and Merger Partner Equityholder is a limited liability company and limited partnership, respectively, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole. Each of Merger Partner and Merger Partner Equityholder has made available to the Company true and complete copies of the Organizational Documents of Merger Partner and Merger Partner Equityholder, in each case as in effect on the date hereof. Each of Merger Partner’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect. Each of Merger Partner Equityholder, Merger Partner and its Subsidiaries has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect. Section 6.1 of the Merger Partner Disclosure Schedule sets forth a list of all the Subsidiaries of Merger Partner, their respective jurisdictions of organization or formation, as applicable, and the Person(s) owning outstanding Interests of such Merger Partner Subsidiary.

Section 6.2 Due Authorization. Each of Merger Partner and Merger Partner Equityholder has all requisite limited liability company and partnership power and authority, respectively, to execute and deliver this Agreement and (subject to the receipt of the Consents described in Section 6.4), will, prior to the Closing, have all requisite corporate power and authority to execute and deliver the Transaction Documents to which it will be a party at the Effective Time and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Merger Partner and Merger Partner Equityholder of this Agreement and the Transaction Documents to which it is a party as of the date hereof have been duly and validly authorized and approved by all necessary and proper limited liability company and partnership action on its part, and no other corporate action on the part of Merger Partner is necessary to authorize this Agreement or the Transaction Documents to which it is a party as of the date hereof. Prior to the Effective Time, the execution and delivery by each of Merger Partner and Merger Partner Equityholder of any other Transaction Documents to which it will be a party will be duly and validly authorized and approved by all necessary and proper corporate action on its part and no other corporate action on the part of Merger Partner or Merger Partner Equityholder will be necessary to authorize the other Transaction Documents to which it will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Merger Partner and Merger Partner Equityholder and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Merger Partner and Merger Partner Equityholder, enforceable against Merger Partner and Merger Partner Equityholder in accordance with its terms, subject to the Remedies Exception.

Section 6.3 Capitalization. As of the date hereof, all of the Merger Partner Equity Interests are held by the Merger Partner Equityholder and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens, except Permitted Liens. Except for the Merger Partner Equity Interests, there are no limited liability company interests or other Interests of Merger Partner issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other ownership interest in Merger Partner or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Merger Partner, and no securities evidencing such rights are issued or outstanding. Merger Partner has no outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Merger Partner Equityholder on any matter. The issued and outstanding Interests of each Subsidiary of Merger Partner have been, or will be at the Closing, duly authorized and are (or will then be) validly issued and, as applicable, fully paid and nonassessable. Merger Partner, directly or indirectly, owns, or will own at the Closing, of record and beneficially, all the issued and outstanding Interests of the Subsidiaries of Merger Partner, free and clear of any Liens (other than Permitted Liens). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such Subsidiaries of Merger Partner, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Subsidiaries, and there are no agreements of any kind which may obligate any such Subsidiaries to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 6.4 Consents and Approvals; No Violations.

(a) Assuming the accuracy of Section 4.3 and Section 5.4, no Consent or Permit of, any Governmental Authority is required on the part of Merger Partner Equityholder or Merger Partner (or its Subsidiaries) for the execution, delivery and performance by Merger Partner Equityholder or Merger Partner of this Agreement or by Merger Partner Equityholder and Merger Partner (or its Subsidiaries) of any Transaction Document to which it is a party or the consummation by Merger Partner Equityholder and Merger Partner (or its Subsidiaries) of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Antitrust Law or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL and the DLLCA; and (iv) any such Consents or Permits, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

(b) Assuming compliance with Section 6.4(a) and the accuracy of Section 4.3 and Section 5.4, neither the execution, delivery and performance of this Agreement by Merger Partner Equityholder and Merger Partner or any Transaction Document by Merger Partner Equityholder and Merger Partner (or its Subsidiaries), nor the consummation by Merger Partner Equityholder and Merger Partner (or its Subsidiaries) of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of Merger Partner Equityholder or Merger Partner (or its Subsidiaries), (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to Merger Partner Equityholder or Merger Partner (or its Subsidiaries) under any Merger Partner Material Contract or material contract to which Merger Partner Equityholder is a party, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of Merger Partner’s assets, or (iv) violate any Law applicable to Merger Partner Equityholder or Merger Partner (or its Subsidiaries), except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

Section 6.5 National Security Matters. There is no fact relating to Merger Partner’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining the Requisite Regulatory Approvals. Merger Partner is not, and will not be, at the Closing, directly or indirectly owned or controlled by: (i) a “foreign” Person or Persons for purposes of the ITAR, 22 C.F.R. Parts 120– 130; (ii) a “foreign” Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950, as amended and codified by 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Parts 800-801; (iii) a “foreign interest,” as defined in the NISPOM, such that any “foreign interest,” directly or indirectly, will own or have beneficial ownership of five percent (5%) or more of the outstanding shares of any class of the equity securities of Merger Partner or the SpinCo Entities or will subscribe to five percent (5%) or more of the total capital commitment of Merger Partner, the SpinCo Entities or the SpinCo Business; or (iv) a “foreign interest” as defined in the NISPOM, such that any “foreign interest,” directly or indirectly, will have the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of Merger Partner, the SpinCo Entities or the SpinCo Business.

Section 6.6 Security Clearances. Section 6.6 of the Merger Partner Disclosure Schedule sets forth all material facility security clearances held by Merger Partner and its Subsidiaries that Merger Partner and such Subsidiaries are permitted by Law to disclose. Each of Merger Partner and its Subsidiaries is, and during the past two (2) years has been, in compliance with applicable national security requirements, including the requirements set forth in the NISPOM and all applicable requirements under each Government Contract to which any of Merger Partner or its Subsidiaries is a party relating to the safeguarding of and access to classified information, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect. To the Knowledge of Merger Partner, there is no pending, and in the past three (3) years there has been no, investigation, complaint, inquiry, notice or other communication or action concerning the Merger Partner’s or any its Subsidiaries’ compliance with any national security requirement, including any investigation, complaint, inquiry, notice or other communication or action concerning the acts or omissions in relation to any national security requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

Section 6.7 Financial Statements; Undisclosed Liabilities.

(a) Section 6.7 of the Merger Partner Disclosure Schedule sets forth: (i) the audited consolidated statements of operations, comprehensive (loss) income, equity and cash flows of Merger Partner OpCo (together with its Subsidiaries) for the years ended September 30, 2022 and October 1, 2021 and the audited consolidated balance sheet of Merger Partner OpCo (together with its Subsidiaries) as of September 30, 2022, (ii) the unaudited interim consolidated statements of operations and cash flows of Merger Partner OpCo (together with its Subsidiaries) for the nine (9) months ended June 30, 2023 and the unaudited consolidated balance sheet of Merger Partner OpCo (together with its Subsidiaries) as of June 30, 2023 and (iii) the unaudited consolidated balance sheet of Merger Partner OpCo (together with its Subsidiaries) as of September 29, 2023 (collectively, the “Merger Partner Financial Statements”). The Merger Partner Financial Statements (x) were derived from the Books and Records of Merger Partner and the Merger Partner Subsidiaries and were prepared in accordance with GAAP in all material respects consistently applied throughout the periods involved, except as otherwise noted therein and (y) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of Merger Partner OpCo (together with its Subsidiaries) as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, in the case of interim statements, subject to normal and recurring year-end adjustments and the absence of footnote disclosures; provided that the Merger Partner Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of Merger Partner will be in the future.

(b) To the Knowledge of Merger Partner, there are no Liabilities or obligations of Merger Partner or its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of Merger Partner, other than those that (i) are reflected or reserved against on the Merger Partner Financial Statements; (ii) have been incurred in the ordinary course of business since September 29, 2023; (iii) are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement or the Transaction Documents; (iv) have been (or will be prior to the Closing) discharged or paid off; or (v) would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

Section 6.8 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Merger Partner, threatened, against Merger Partner or its Subsidiaries, or arising out of or relating to its business, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, and (b) none of Merger Partner or any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

Section 6.9 Property.

(a) None of Merger Partner or the Merger Partner Subsidiaries owns any real property.

(b) Section 6.9(b) of the Merger Partner Disclosure Schedule sets forth a list that is true and correct in all material respects of all real property leased, subleased, licensed or similarly occupied by Merger Partner and the Merger Partner Subsidiaries having a base annual rent in excess of $1,000,000 (together with all real property leased, subleased, licensed or similarly occupied by Merger Partner or its Subsidiaries, in each case that primarily relates to or is primarily used in connection with the Merger Partner Business has a base annual rent of $1,000,000 or less, the “Merger Partner Leased Real Property”). Merger Partner has delivered to the Company a copy that is true and complete in all material respects of each lease, sublease, license or occupancy agreement with respect to each Merger Partner Leased Real Property (the “Merger Partner Real Property Leases”) that is set forth on Section 6.9(b) of the Merger Partner Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) Merger Partner and its Subsidiaries, as applicable, have a good and valid leasehold, subleasehold, licensee or occupancy interest in all Merger Partner Leased Real Property, free and clear of all Liens, except Permitted Liens and subject to the Remedies Exception, (ii) none of Merger Partner or its Subsidiaries, or, to the Knowledge of Merger Partner, as of the date hereof, any other party thereto, is in breach of or default under any lease or sublease for the Merger Partner Leased Real Property, (iii) none of Merger Partner or its Subsidiaries has, as of the date hereof, received any written notice from any lessor of any Merger Partner Leased Real Property of any breach of or default under any lease or sublease thereto by Merger Partner or its Subsidiaries, which breach or default has not been cured and (iv) none of Merger Partner or its Subsidiaries has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Merger Partner Leased Real Property, except Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the tangible personal property used by them in the conduct of the business of Merger Partner and its Subsidiaries, free and clear of all Liens, except for Permitted Liens.

Section 6.10 Tax Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Merger Partner Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or with respect to Merger Partner or any of the Merger Partner Subsidiaries have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the Merger Partner Financial Statements;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against Merger Partner or any Merger Partner Subsidiary (and, to the Knowledge of Merger Partner, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of Merger Partner or any of the Merger Partner Subsidiaries;

(iii) Neither Merger Partner nor any Merger Partner Subsidiary has any Liability for Taxes of any Person (other than Merger Partner or any Merger Partner Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract (other than customary commercial, leasing or employment contracts the primary purposes of which do not relate to Taxes);

(iv) Within the past two (2) years, neither Merger Partner nor any Merger Partner Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(v) Neither Merger Partner nor any Merger Partner Subsidiary is a party to or bound by a Tax Sharing Agreement (other than (i) any agreements with customers, vendors, lenders or lessors entered into in the ordinary course of business and (ii) any Tax Sharing Agreement the only parties to which are the Merger Partner and the Merger Partner Subsidiaries);

(vi) Neither Merger Partner nor any Merger Partner Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(vii) There are no Liens for Taxes (other than Permitted Liens) upon the assets of Merger Partner or any of the Merger Partner Subsidiaries.

(b) Neither Merger Partner, any of the Merger Partner Subsidiaries nor Merger Partner Equityholder has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or impede (i) the Tax-Free Status, (ii) the Company from delivering the Company Distribution Tax Representations, (iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) Merger Partner from delivering the Merger Partner Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or Merger Partner from receiving the Tax opinions described in Section 7.2(d), (vii) the Company from receiving the Company Tax Opinions or (viii) Merger Partner from receiving the Merger Partner Merger Tax Opinion.

(c) Notwithstanding any other provision, the representations and warranties set forth in this Section 6.10 and, to the extent relating to Tax matters, Section 6.15, constitute the sole and exclusive representations and warranties of Merger Partner in this Agreement regarding Tax matters.

Section 6.11 Absence of Certain Changes or Events. Except as contemplated by this Agreement, (a) since September 29, 2023 and through the date of this Agreement, the business of Merger Partner has operated in the ordinary course consistent with past practice in all material respects and (b) since September 29, 2023, there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

Section 6.12 Material Contracts.

(a) There are no Merger Partner Material Contracts as of the date hereof except as set forth on Section 6.12(a) of the Merger Partner Disclosure Schedule. The term “Merger Partner Material Contracts” means Contracts (other than any intercompany agreements or sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) in the following categories to which Merger Partner or any of its Subsidiaries is a party:

(i) each of the top ten (10) Contracts, measured by the total amounts invoiced to Merger Partner or its Subsidiaries during the twelve (12)-month period immediately preceding June 30, 2023, other than any such Contracts that can be terminated on less than one hundred and twenty (120) days’ notice without material monetary penalty;

(ii) each of the top five (5) Contracts in each of Merger Partner’s Critical Missions, National Security and Engineering, Science & Technology business units, measured by the amounts reasonably expected to be paid to Merger Partner or its Subsidiaries during the twelve (12)-month period immediately preceding June 30, 2024, other than any such Contracts that can be terminated on less than one hundred and twenty (120) days’ notice without material monetary penalty;

(iii) any Contract containing any future capital expenditure obligations of Merger Partner or its Subsidiaries in excess of $10,000,000 other than joint ventures or similar material agreements involving co-investment between Merger Partner or its Subsidiaries and a third party;

(iv) any material joint venture or similar material agreement involving co-investment between Merger Partner or its Subsidiaries and a third party which is reasonably expected to have revenues attributable to Merger Partner’s or any of its Subsidiaries’ ownership percentage in excess of $10,000,000 during the twelve (12) months ending September 30, 2024, other than any such Contract solely between Merger Partner and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Merger Partner;

(v) any Contract relating to the acquisition or disposition of any business for aggregate consideration under such contract in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise) under which, after the date hereof, Merger Partner or its Affiliates will have any remaining material obligation with respect to an “earn out,” contingent purchase price, or other similar contingent payment obligation;

(vi) (A) any Contract the express terms of which restrict or limit in any material respect the ability of Merger Partner or its Affiliates after the Closing to compete in any business or with any Person or in any geographic area (B) any Contract the express terms of which grant the other party “most favored nation” status or equivalent preferential pricing terms or (C) any Contract the express terms of which grant the other party exclusivity or similar rights, in each case of clauses (A)-(C), other than (1) Contracts containing customary non-solicitation and no-hire provisions entered into in the ordinary course of business or (2) in connection with any teaming or similar agreement or arrangement, (3) as a result of an Organizational Conflict of Interest (as defined in FAR 2.101) or (4) as does not limit Merger Partner or its Affiliates in any material respect;

(vii) any Contract pursuant to which (A) any Person has licensed any Intellectual Property to Merger Partner or its Subsidiaries or granted to Merger Partner or any of its Subsidiaries any covenant not to sue or substantial right of use with respect to any Intellectual Property that is necessary and material to the operation of the Merger Partner Business, excluding licenses with respect to commercially available or off-the-shelf Software or Technology, and (B) Merger Partner or its Subsidiaries has granted any Person a license to use any material Merger Partner Intellectual Property or a covenant not to sue or other substantial right of use with respect to any material Merger Partner Intellectual Property, excluding non-exclusive licenses granted in the ordinary course of business;

(viii) any Contract relating to or evidencing indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments, in each case, of Merger Partner or its Subsidiaries in excess of $10,000,000; and

(ix) Merger Partner Real Property Leases with base annual rents in excess of $1,000,000.

(b) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) each Merger Partner Material Contract is (and any Contract entered into after the date hereof in accordance with Section 7.1(d)(F) that, if in effect on the date hereof, would have been a Merger Partner Material Contract, will be as of the Closing) a legal, valid and binding obligation of Merger Partner or a Subsidiary thereof, as applicable, and, to the Knowledge of Merger Partner, each counterparty and is in full force and effect, (ii) neither Merger Partner and its applicable Subsidiaries nor, to the Knowledge of Merger Partner, any other party thereto, is in breach of, or in default under, any such Merger Partner Material Contract (or any such Contract that, if in effect on the date hereof, would be a Merger Partner Material Contract), and (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Merger Partner or any of its applicable Subsidiaries, or, to the Knowledge of Merger Partner, any other party thereto.

Section 6.13 Labor Relations.

(a) Section 6.13(a) of the Merger Partner Disclosure Schedule sets forth a list, as of the date of hereof, of each Collective Bargaining Agreement governing the employment of any of the employees of Merger Partner. Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) no petition for recognition of a labor organization for the representation of any employees of Merger Partner is pending or, to the Knowledge of Merger Partner, threatened; (ii) no strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity involving any employees of Merger Partner exists or has existed within the past two (2) years; and (iii) neither Merger Partner nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any Collective Bargaining Agreement with respect to any employee of Merger Partner or any Merger Partner Subsidiary.

(b) There are no pending, or to the Knowledge of Merger Partner, threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment in connection with or otherwise related to the business of Merger Partner or to any employee of Merger Partner or any Merger Partner Subsidiary, other than any such charges, complaints, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, for the past two (2) years, Merger Partner and its Subsidiaries have been in compliance with all Laws relating to labor and employment, including terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, WARN and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification of employees, independent contractors and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation and immigration.

Section 6.14 Compliance with Law; Permits.

(a) Except for Environmental Laws, and except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries are, and, during the past two (2) years (i) have been in compliance with all applicable Laws, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that Merger Partner or any of its Subsidiaries, is subject to any inspection, investigation, survey, audit or other review.

(b) Except with respect to Permits required under applicable Environmental Laws and except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) Merger Partner and its Subsidiaries have obtained all of the Permits necessary to conduct its business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such Permits are valid and in full force and effect and Merger Partner or its applicable Subsidiary is in compliance with the terms thereof.

Section 6.15 Merger Partner Benefit Plans.

(a) Section 6.15(a) of the Merger Partner Disclosure Schedule sets forth a list, as of the date hereof, of each material Merger Partner Benefit Plan.

(b) As applicable with respect to each of the material SpinCo Benefit Plans, Merger Partner has made available to the Company true and complete copies of (i) the applicable plan document (or, in the case of any unwritten material Merger Partner Benefit Plan, a written description of the material terms thereof) and all amendments thereto; (ii) the most recent summary plan description; (iii) the most recent Form 5500; (iv) the most recent determination, opinion or advisory letter issued by the IRS; (v) any related trust documents, insurance contracts or other funding arrangements and all amendments thereto and (vi) any material, non-routine correspondence with any Governmental Authority in the past three (3) years.

(c) Each Merger Partner Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and to the Knowledge of Merger Partner, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such plan or related trust.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) each of the Merger Partner Benefit Plans has been operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code; (ii) there are no Actions (other than routine claims for benefits) pending, or to the Knowledge of Merger Partner, threatened, against Merger Partner or any of its Subsidiaries involving any Merger Partner Benefit Plan; and (iii) all required contributions to each Merger Partner Benefit Plan have been made or properly accrued.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) neither Merger Partner nor any of its ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to any Multiemployer Plan, or to a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) no Merger Partner Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, and neither Merger Partner nor any of its ERISA Affiliates sponsored, maintained or contributed to any such plan in the prior six (6) years; (iii) neither Merger Partner nor any of its ERISA Affiliates has incurred any liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full; and (iv) no Controlled Group Liability has been incurred by Merger Partner or any of its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Merger Partner, no condition exists that presents a risk to Merger Partner or its ERISA Affiliates of incurring any such liability.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in combination with another event: (i) entitle any current or former employee or individual service provider of Merger Partner or any Merger Partner Subsidiary to severance pay, unemployment compensation or any other benefits or payments; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any payments or benefits due to any current or former employee or other individual service provider of Merger Partner or any Merger Partner Subsidiary; (iii) limit or restrict the right to merge, terminate or amend any Merger Partner Benefit Plan on or after the Closing; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No Merger Partner Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(h) No Merger Partner Benefit Plan provides for post-retirement or other post-employment health or welfare benefits, other than health care continuation coverage as required by COBRA or ERISA.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) each Merger Partner Benefit Plan that is a Foreign Benefit Plan (a “Merger Partner Foreign Benefit Plan”) has been established, maintained and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Merger Partner Foreign Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) each Merger Partner Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 6.16 Intellectual Property.

(a) Section 6.16(a) of the Merger Partner Disclosure Schedule sets forth a list, as of the date hereof, of all Merger Partner Intellectual Property that is Registered IP, except Internet Properties (the “Registered Merger Partner Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, the Intellectual Property required to be disclosed in Section 6.16(a) of the Merger Partner Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, to the Knowledge of Merger Partner, not invalid and unenforceable and (ii) as of the date hereof, do not require any filings, payments or similar actions to be taken by Merger Partner for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) as of the date hereof Merger Partner and its Subsidiaries solely and exclusively own all rights, title and interest in and to the Merger Partner Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (ii) Merger Partner or one of its Subsidiaries has, valid rights, pursuant to a Contract, to use all other Intellectual Property used in or necessary for the conduct or operation of the Merger Partner Business and (iii) the Merger Partner Intellectual Property constitute all Intellectual Property of Merger Partner and its Subsidiaries used in or necessary for the operation of the Merger Partner Business as currently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) there is no Action pending or, to the Knowledge of Merger Partner, threatened, that (x) challenges the ownership, validity or enforceability of any Registered Merger Partner Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered Merger Partner Intellectual Property) or (y) alleges that the conduct of the Merger Partner Business as currently conducted and as conducted in the past three (3) years infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated any Person’s Intellectual Property, (ii) to the Knowledge of Merger Partner, the operation of the Merger Partner Business as currently conducted and as conducted in the past three (3) years does not infringe, misappropriate or violate and has not, in the past three (3) years preceding the date hereof, infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and (iii) Merger Partner and its other Subsidiaries have not received any written notice since the date that is one (1) year prior to the date hereof alleging that the operation of the Merger Partner Business, infringes, misappropriates, or violates the Intellectual Property of any other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: (i) to the Knowledge of Merger Partner, no Person is infringing, misappropriating or otherwise violating, or has, in the three (3) years preceding the date hereof, infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property and (ii) no Action alleging any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Merger Partner Intellectual Property (except for any Merger Partner Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Knowledge of Merger Partner, there are no unauthorized uses or disclosures of any such Trade Secrets.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries have executed valid written Contracts with all Persons (including their respective current and former employees, consultants and independent contractors) who contributed to the development or creation of any Merger Partner Intellectual Property, pursuant to which each such Person has (A) agreed to hold all confidential information and Trade Secrets included in such Intellectual Property in confidence both during and after such Person’s employment or retention and (B) validly assigned (including by operation of law) to Merger Partner or one of its Subsidiaries all of such Person’s right, title and interest in and to all such Intellectual Property developed or created in the course of such Person’s employment or retention thereby.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) neither Merger Partner nor any of its Subsidiaries has combined or incorporated Open Source Software with any proprietary Software, the copyright in which is Merger Partner Intellectual Property (“Merger Partner Proprietary Software”) and distributed such combined Merger Partner Proprietary Software in a manner that requires the contribution, licensing or disclosure to any third party of any portion of the source code of any such Merger Partner Proprietary Software included in the Merger Partner Intellectual Property; and (ii) Merger Partner and its Subsidiaries, as applicable to the Merger Partner Business, are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the Merger Partner Proprietary Software.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, as of the date hereof, Merger Partner and its Subsidiaries own or have a valid right to access and use the Merger Partner IT Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, the Merger Partner IT Assets do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or adversely affect the functionality of any such Merger Partner IT Assets, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any such Merger Partner IT Assets.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in (i) the loss or impairment of Merger Partner’s or any of its Subsidiaries’ right to own or use any of the Merger Partner Intellectual Property, other than any obligations which such party was bound by or subject to any rights granted prior to the Closing, or (ii) the payment of any additional consideration for the Merger Partner’s or any of its Subsidiaries’ right to use any Merger Partner Intellectual Property or Intellectual Property licensed pursuant to the terms of a Contract in effect prior to the Closing.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect: the Merger Partner and its Subsidiaries have complied with all contractual obligations to timely disclose to the relevant Governmental Authorities, timely file applications for, and timely elect title to any Merger Partner Intellectual Property that is a subject invention as defined in the Bayh-Dole Act or other applicable Law.

Section 6.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries are, and during the past three (3) years have been, in compliance with applicable Environmental Laws and any material Permit required to operate Merger Partner’s and its Subsidiaries’ business or occupy and use the Merger Partner Leased Real Property under any applicable Environmental Law (any “Merger Partner Environmental Permit”), which compliance includes obtaining, maintaining and timely renewing such Merger Partner Environmental Permits, all of which are in full force and effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, none of the Merger Partner or its Subsidiaries has received written notice from any Governmental Authority or Person during the past three (3) years alleging any Environmental Liability of the Merger Partner or its Subsidiaries, the subject of which has not been fully and finally resolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, as of the date of this Agreement, (i) there is no Action is pending or, to the Knowledge of Merger Partner, threatened that asserts any actual or potential Environmental Liability and (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law or any Merger Partner Environmental Permit, in each case relating to Merger Partner or its Subsidiaries, the Merger Partner Leased Real Property or any other real property currently owned, leased or operated by Merger Partner or its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, none of the Merger Partner or its Subsidiaries has Released any Hazardous Substance at, on, upon, into or from the Merger Partner Leased Real Property or any other real property that would reasonably be expected to result in the Merger Partner or its Subsidiaries incurring any Environmental Liability.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, neither the Merger Partner nor any of its Subsidiaries has assumed, either contractually or by operation of Law, any Liabilities or obligations that would reasonably be expected to form the basis of any Environmental Liabilities of any other Person relating to any Environmental Law.

Section 6.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Merger Partner or its Subsidiaries in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Merger Partner or any of its Subsidiaries.

Section 6.19 Registration Statement. None of the information regarding Merger Partner or any of the Merger Partner Subsidiaries or the transactions contemplated by this Agreement or any Transaction Document to be provided by Merger Partner or any Merger Partner Subsidiaries specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement or the Distribution Documents will, in the case of the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Distribution Documents and of any amendment or supplement thereto, or, in the case of the SpinCo Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.

Section 6.20 Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Merger Partner Material Adverse Effect, to the Knowledge of Merger Partner: (a) each Government Contract to which any of Merger Partner or its Subsidiaries is a party was legally awarded; (b) as of the date hereof, no Government Contract or Government Bid submitted by any of Merger Partner or its Subsidiaries is currently the subject of bid or award protest proceedings; (c) each of Merger Partner and its Subsidiaries is, and during the past two (2) years has been, in compliance with the terms and conditions of, and the applicable Law related to, each Government Contract and Government Bid to which it is a party, as applicable; (d) during the two (2)-year period immediately prior to the date of this Agreement, neither any applicable Governmental Authority nor any prime contractor or subcontractor has notified any of Merger Partner or its Subsidiaries in writing that any of Merger Partner or its Subsidiaries has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract or Government Bid; (e) during the two (2)-year period immediately prior to the date of this Agreement, none of Merger Partner or its Subsidiaries has made any mandatory or voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, relating to a Government Contract; (f) no facts or circumstances exists that could reasonably be expected to warrant the institution of suspension or debarment proceedings against any of Merger Partner or its Subsidiaries relating to a Government Contract; (g) no facts or circumstances related to any Government Contract or Government Bid exist that would reasonably be expected to give rise to a claim for fraud against any of Merger Partner or its Subsidiaries under any applicable Law relating to a Government Contract; (h) neither the Merger Partner nor any of its Subsidiaries has during the past two (2) years received any adverse or negative past performance evaluations, reports or ratings, in connection with a Government Contract or Government Bid, that would reasonably be expected to adversely affect the evaluation of any Government Bid submitted by any of Merger Partner or its Subsidiaries; and (i) there is no material work or future business opportunity from which any of Merger Partner or its Subsidiaries is currently limited, prohibited or otherwise restricted from performing or bidding, due to an Organizational Conflict of Interest (as defined in FAR 2.101).

Section 6.21 Export Control Laws. Except as set forth in Section 6.21 of the Merger Partner Disclosure Schedule:

(a) Except as would not have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries are in compliance with all statutory and regulatory requirements under the Export Control Laws. Since January 1, 2022, Merger Partner and its Subsidiaries have not received written, or to the Knowledge of Merger Partner, oral communication from any Governmental Authority or any other Person of any actual or alleged material violation, breach or noncompliance with the Export Control Laws, except as would not have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries are in compliance with the anti-boycott regulations administered by the U. S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security.

(c) Except as would not have, individually or in the aggregate, a Merger Partner Material Adverse Effect, (i) since January 1, 2022, Merger Partner and its Subsidiaries have not (A) entered into a consent agreement with the DDTC, or (B) had any fines or penalties imposed by the State or Commerce Departments or OFAC or other applicable Governmental Authorities in connection with violations of the Export Control Laws, and (ii) Merger Partner and its Subsidiaries do not have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC or other applicable Governmental Authorities with authority under Export Control Laws.

Section 6.22 Board and Merger Partner Equityholder Approval.

(a) The board of managers of Amentum Joint Venture GP LLC (the “General Partner of Merger Partner Equityholder”), the general partner of Merger Partner Equityholder, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (i) approved this Agreement and authorized and approved the execution, delivery and performance of this Agreement by Merger Partner Equityholder and Merger Partner and the consummation of the transactions contemplated hereby, including the Merger, and (ii) declared each of them advisable, fair to and in the best interests of Merger Partner and Merger Partner Equityholder. A true and complete copy of the foregoing General Partner of Merger Partner Equityholder approval has been delivered to the Company on or prior to the execution of this Agreement.

(b) Merger Partner Equityholder, as sole member and manager of Merger Partner and acting at the direction of the General Partner of Merger Partner Equityholder, has by written consent, (i) approved this Agreement and authorized and approved the execution, delivery and performance of this Agreement by Merger Partner and the consummation of the transactions contemplated by this Agreement, including the Merger, and (ii) declared each of them advisable, fair to and in the best interests of Merger Partner. A true and complete copy of the foregoing Merger Partner approval has been delivered to the Company on or prior to the execution of this Agreement. As of the date hereof, the sole equityholder of Merger Partner is (and as of immediately prior to the Effective Time the sole equityholder of Merger Partner will be) Merger Partner Equityholder.

Section 6.23 Equityholder Approval Required. Except for the General Partner of Merger Partner Equityholder approval delivered to the Company pursuant to Section 6.22(a) and the Merger Partner approval delivered to the Company pursuant to Section 6.22(b), no, vote of the holders of any class of Interests of Merger Partner, Merger Partner Equityholder or any of their respective Subsidiaries is required for the execution and delivery of this Agreement or any Transaction Documents to which any of Merger Partner, Merger Partner Equityholder or their respective Subsidiaries is to be a party, the performance by Merger Partner, Merger Partner Equityholder or their respective Subsidiaries of its obligations hereunder and thereunder, or to consummate the Merger and the other transactions contemplated hereunder and thereunder.

Section 6.24 No Public Sale or Distribution. Merger Partner Equityholder is acquiring the SpinCo Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in whole or in part, except pursuant to sales registered or exempted under the Securities Act, and Merger Partner Equityholder does not have a present arrangement or agreement to effect any distribution of the SpinCo Common Stock to or through any Person. Merger Partner Equityholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the SpinCo Common Stock and is capable of bearing the economic risks its investment in SpinCo Common Stock.

Section 6.25 Reliance on Exemptions. Merger Partner Equityholder understands that the SpinCo Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company and SpinCo are relying in part upon the truth and accuracy of, and Merger Partner Equityholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Merger Partner Equityholder set forth herein in order to determine the availability of such exemptions and the eligibility of Merger Partner Equityholder to acquire the SpinCo Common Stock.

Section 6.26 Accredited Investor Status. Merger Partner Equityholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 6.27 Transfer or Resale. Merger Partner Equityholder understands that: (a) the SpinCo Common Stock received by it has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) pursuant to an effective registration statement under the Securities Act, (ii) Merger Partner Equityholder shall have delivered to the Company an opinion of counsel of recognized standing reasonably acceptable to SpinCo, in a generally acceptable form, to the effect that such SpinCo Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration or (iii) Merger Partner Equityholder provides SpinCo with an opinion of counsel of recognized standing reasonably acceptable to SpinCo that such SpinCo Common Stock can be sold, assigned or transferred pursuant to Rule 144 (if available) promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”); (b) any sale of the SpinCo Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (c) other than pursuant to the registration rights set forth in the Stockholders Agreement, none of the Company, SpinCo or any other Person is under any obligation to register the SpinCo Common Stock issued to Merger Partner Equityholder under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Merger Partner Equityholder acknowledges that the shares of SpinCo Common Stock that it receives in the SpinCo Share Issuance are “restricted securities” as defined in Rule 501 of Regulation D promulgated under the Securities Act and the book entry for such shares of SpinCo Common Stock will contain the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE SURVIVING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

Section 6.28 No General Solicitation. Merger Partner Equityholder is not purchasing the SpinCo Common Stock as a result of any advertisement, article, notice or other communication regarding the SpinCo Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or transmitted over the Internet or presented at any seminar or any other general advertisement.

Section 6.29 Capital Stock of the Company and SpinCo. None of Merger Partner, Merger Partner Equityholder, the Merger Partner Sponsors nor any of the Merger Partner Subsidiaries nor Affiliates of any of the foregoing owns or will own (directly or indirectly, beneficially or of record) on the Closing Date, nor is Merger Partner, Merger Partner Equityholder, the Merger Partner Sponsors nor any of the Merger Partner Subsidiaries nor any Affiliates of any of the foregoing a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of SpinCo (other than as contemplated by this Agreement) or the Company.

Section 6.30 No Antitakeover Law. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover Law applicable to Merger Partner applies to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

Section 6.31 Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries and, to the Knowledge of Merger Partner, any Person acting for or on behalf of Merger Partner or any of its Subsidiaries are, and during the past three (3) years have been, in compliance with all Privacy Requirements. None of Merger Partner or any of its Subsidiaries have received any written notice (including written notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements and, to the Knowledge of Merger Partner, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect. Merger Partner and its Subsidiaries have implemented and maintained policies, procedures and systems reasonably designed to facilitate receipt and appropriate responses to requests from individuals concerning their Personal Information.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, Merger Partner and its Subsidiaries have (i) implemented and maintain technical and organizational safeguards reasonably designed to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of Merger Partner or any of its Subsidiaries has implemented and maintained the same. To the Knowledge of Merger Partner, any third party who has provided Personal Information to Merger Partner or any of its Subsidiaries has done so in compliance with applicable Privacy Laws in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, to the Knowledge of the Company there have been no breaches, security incidents, misuses of or unauthorized access to or disclosure of any Personal Information in the possession or control of Merger Partner or any of its Subsidiaries or collected, used or processed by or on behalf of Merger Partner or any Subsidiary.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in (i) the violation of any Privacy Laws or (ii) the loss or impairment, pursuant to any applicable Contract or Law, of Merger Partner’s or its Subsidiaries’ rights to any of the Personal Information in the possession or control of Merger Partner or any of its Subsidiaries (or collected, used or processed by or on behalf of Merger Partner or any of its Subsidiaries).

Section 6.32 Merger Partner Leakage Amount. Since the Locked Box Date there has been no Merger Partner Leakage Amount. Notwithstanding anything in this Agreement to the contrary, any Merger Partner Leakage Amount that is fully repaid by Merger Partner Equityholder to Merger Partner prior to the Effective Time in accordance with the last sentence of Section 7.25 shall not be deemed to be a breach of this Section 6.32 for purposes of (a) the conditions set forth in Section 8.2(b) or (b) the indemnification obligations set forth in Section 6.3 of the Separation and Distribution Agreement.

Section 6.33 Equity Financing On or prior to the date of this Agreement, Merger Partner Equityholder has delivered to the Company a true, complete and fully executed copy of the equity commitment letter, dated the date of this Agreement, by and among American Securities Partners VIII, L.P., American Securities Partners VIII(B), L.P., Lindsay Goldberg IV L.P., Lindsay Goldberg IV – A L.P., Lindsay Goldberg IV – PCF L.P., Lindsay Goldberg – Maverick Co-Inv. LP, and Lindsay Goldberg V L.P. (collectively, the “Funds”) and Merger Partner Equityholder, including true and complete copies of all exhibits, schedules and annexes thereto (such equity commitment letter, the “Equity Commitment Letter”), pursuant to which the Funds have committed to provide Merger Partner Equityholder with equity financing in an amount equal to the Merger Partner Equityholder Contribution Amount (the “Equity Financing”). The Equity Commitment Letter is in full force and effect and has not been repudiated, rescinded, withdrawn or terminated or otherwise amended, supplemented or modified in any respect, and no waiver or consent has been granted thereunder, and no such repudiation, rescission, withdrawal, termination, amendment, supplement, modification, waiver or consent is contemplated. The Equity Commitment Letter is a legal, valid and binding obligation of the Funds, enforceable by Merger Partner Equityholder in accordance with its terms, subject to the Remedies Exception. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or amount of the Equity Financing. Merger Partner Equityholder is not aware of any fact, circumstance or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (a) constitute a default or breach under the Equity Commitment Letter, (b) make any of the assumptions or any of the statements, representations or warranties set forth in the Equity Commitment Letter inaccurate, (c) result in any of the conditions in the Equity Commitment Letter not being satisfied on a timely basis, (d) cause the Equity Commitment Letter to be ineffective or (e) otherwise result in any portion of the Equity Financing not being available on a timely basis in order to consummate the transactions to be consummated pursuant to this Agreement. The Equity Commitment Letter provides that the Company is an express third party beneficiary of, and entitled to enforce, the Equity Commitment Letter.

Section 6.34 Affiliate Matters. Except for Contracts set forth on Section 6.34 of the Merger Partner Disclosure Schedule, neither Merger Partner nor its Subsidiaries is party to any Merger Partner Affiliate Contract.

Section 6.35 No Other Representations and Warranties. Except as expressly set forth in Article IV or Article V or in any Transaction Document (and except for any Company Distribution Tax Representations), (a) Merger Partner and Merger Partner Equityholder each acknowledges and agrees that neither the Company nor any of its Affiliates (including the SpinCo Entities), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever with respect to the Company or any of its Affiliates (including the SpinCo Entities), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) Merger Partner and Merger Partner Equityholder each further acknowledges and agrees that neither the Company nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to Merger Partner or Merger Partner Equityholder or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document (and except for any Company Distribution Tax Representations), Merger Partner and Merger Partner Equityholder each acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company, SpinCo, any of the SpinCo Entities or the SpinCo Business that may have been made available, in the SpinCo Datasite or otherwise, to Merger Partner or Merger Partner Equityholder or any of their respective Representatives, and expressly disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to Merger Partner or Merger Partner Equityholder or any of their respective Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, except for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the SpinCo Disclosure Schedule), any information, documents or other materials (including any such materials contained in the SpinCo Datasite or otherwise reviewed by Merger Partner or Merger Partner Equityholder or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Merger Partner or Merger Partner Equityholder or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company or SpinCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, in each case except as expressly set forth in Article IV or Article V of this Agreement or in any Transaction Document (and except, in each case, for any Company Distribution Tax Representations). In entering into this Agreement, each of Merger

Partner and Merger Partner Equityholder acknowledges and agrees that it has relied solely upon its own investigation and analysis, and Merger Partner and Merger Partner Equityholder each acknowledges and agrees, to the fullest extent permitted by Law, that the Company, the SpinCo Entities and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to Merger Partner Equityholder or Merger Partner or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Merger Partner Equityholder, Merger Partner or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties of set forth in Article IV or Article V of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business.

(a) The Company covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement (the “Interim Period”), except (i) as otherwise required or contemplated by this Agreement or the other Transaction Documents (including any reorganizations, actions, elections or transactions undertaken to facilitate the Transactions, including the Distribution and the Reorganization), (ii) as required by Law or Contract or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents (including with respect to the Reorganization), (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by the Company in its reasonable discretion, (iv) to the extent relating to the Company Business, the Excluded Assets or the Excluded Liabilities, (v) as disclosed in Section 7.1 of the SpinCo Disclosure Schedule or (vi) as otherwise consented to by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to conduct the SpinCo Business in all material respects in the ordinary course and to preserve intact its businesses and its business relationships with significant customers and others having significant business relationships with the SpinCo Business; provided, however, that (x) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 7.1(b) shall be deemed a breach of this Section 7.1(a) and (y) any failure to take any action for which Merger Partner’s consent was required by Section 7.1(b) and not provided by Merger Partner shall not be deemed a breach of this Section 7.1(a).

(b) The Company covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or contemplated by this Agreement or the other Transaction Documents (including any reorganizations, actions, elections or transactions undertaken to facilitate the Transactions, including the Reorganization and the Separation), (ii) as required by Law or Contract or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents (including with respect to the Separation), (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by the Company in its reasonable discretion, (iv) to the extent relating to the Company Business, the Excluded Assets or the Excluded Liabilities, (v) as disclosed in Section 7.1 of the SpinCo Disclosure Schedule or (vi) as otherwise consented to by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(A) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of any of SpinCo Entity other than as would not prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby;

(B) except for transactions among the Company and any of its Affiliates in the ordinary course, not (i) make any material acquisition of any assets or businesses in excess of $5,000,000 in the aggregate, other than acquisitions of assets (but not businesses) in the ordinary course of business or (ii) sell, pledge, dispose of or encumber any material assets or businesses, other than (x) solely with respect to assets (but not businesses), in the ordinary course of business and (y) the granting of Permitted Liens;

(C) issue, sell, pledge or transfer any Interests of any of the SpinCo Entities, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, Interests of any of the SpinCo Entities, in each case other than (i) to the Company or any of its Subsidiaries or (ii) the granting of Permitted Liens;

(D) enter into (i) any Contract for the purchase or sale of real property or (ii) any lease, sublease, license or occupancy agreement for any real property other than any renewal or extension of a real property lease (x) containing a base annual rent of less than $1,500,000 or (y) that is a contingency to the effectiveness of, subject to a covenant to obtain such renewal or extension set forth in, or otherwise required for the performance of any SpinCo Government Contract or other Contract with a customer of the SpinCo Business to which a SpinCo Entity is a party or a SpinCo Asset is subject;

(E) (i) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any SpinCo Material Contract, or (ii) enter into any Contract that, if in effect on the date hereof, would be a SpinCo Material Contract, other than, in each case of clauses (i) and (ii), in the ordinary course of business (which, for the avoidance of doubt, shall include any activities substantially consistent with any (1) SpinCo Government Bid, (2) SpinCo Government Contract or (3) matters included in the SpinCo Operating Model) or any modifications which are more favorable to the SpinCo Business; provided that this clause (E) shall not apply to any SpinCo Material Contract (or any Contract that, if in effect on the date hereof, would be a SpinCo Material Contract) of the type described in Section 5.13(a)(viii);

(F) with respect to any SpinCo Entity, incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements, assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money or under any debt securities, enter into any SpinCo Material Contract (or any Contract that, if in effect on the date hereof, would be a SpinCo Material Contract) of the type described in Section 5.13(a)(viii), or grant any Lien (other than Permitted Liens) on any assets of SpinCo or its Subsidiaries, in each case, except (i) pursuant to the SpinCo Financing, (ii) guarantees of obligations under credit agreements to which the Company or any of its Subsidiaries is a party as of the date hereof; provided that any such guarantee will be released prior to or in connection with the Closing, (iii) the factoring of receivables pursuant to agreements delivered to Merger Partner prior to the date hereof, (iv) any indebtedness, guarantees and Liens that will be repaid, terminated or released prior to or in connection with the Closing, (v) any intercompany indebtedness among SpinCo and its wholly owned Subsidiaries or among any such wholly owned Subsidiaries or (vi) incurrence of any indebtedness or guarantees that would not exceed $10,000,000 in the aggregate (and which shall not include any double counting with respect to such obligations);

(G) except (i) as may be required by any Benefit Plan or Collective Bargaining Agreement or (ii) in connection with any action with respect to broad-based Benefit Plans that applies uniformly to SpinCo Employees and other similarly situated employees of the Company and its Affiliates in the applicable jurisdiction, (A) grant any increases in the compensation or benefits of any SpinCo Employee, other than any actions taken in the ordinary course of business with respect to SpinCo Employees with an annual base salary below $350,000; (B) enter into or adopt any SpinCo Benefit Plan, or materially amend or terminate any existing SpinCo Benefit Plan, other than in connection with broad-based welfare benefit plans (other than severance) in the ordinary course of business, or as would not reasonably be expected to materially increase the cost of benefits under such SpinCo Benefit Plans; (C) enter into any employment, severance or termination agreement with any SpinCo Employee, Former SpinCo Employee or other individual service provider of any SpinCo Entity, other than entry into at-will offer letters or, for employees outside of the United States, employment agreements with any individual with an annual base salary less than $350,000 or containing standard terms for the jurisdiction, in each case, that do not contain or provide for any equity or equity-based compensation or change in control-based or retention payments; (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; (E) take any action to fund or otherwise secure the payment of any compensation or benefit, including the funding of any trust related to a SpinCo

Benefit Plan, other than any such actions taken in the ordinary course of business consistent with past practice, or change any actuarial or other assumption used to calculate funding obligations with respect thereto, except to the extent required by US GAAP or applicable Law, (F) terminate the employment or services of any SpinCo Employee with an annual base salary in excess of $350,000, other than for cause; (G) hire or promote any SpinCo Employee with an annual base salary at or above $350,000, other than replacement hires or promotions on substantially similar terms of employment as the departed employee; or (H) establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement, except for any such action taken on market terms in the ordinary course of business or pursuant to industry, national or sectoral agreements applicable to SpinCo or the SpinCo Business outside of the United States;

(H) other than with respect to any Company Combined Tax Return or any Tax Return to the extent required to conform to a Company Combined Tax Return, (i) make (other than in a manner consistent with past practice), change or revoke any election with respect to material Taxes of a SpinCo Entity, (ii) settle any Liability with respect to material Taxes of a SpinCo Entity or (iii) enter into any agreement with a Governmental Authority with respect to material Taxes of a SpinCo Entity, other than, in each case of clauses (i), (ii) and (iii), (x) in the ordinary course of business or (y) as would not be likely to have a material and adverse impact on the SpinCo Entities, Merger Partner and the Merger Partner Subsidiaries taken as a whole (it being understood and agreed that, notwithstanding any other provisions of this Agreement to the contrary, none of the covenants set forth in clauses (A) through (G) nor (I) through (N) shall be considered to relate to Tax compliance (other than clause (N) insofar as it relates to this clause (H));

(I) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the SpinCo Business, other than such changes as are required by GAAP or applicable Law;

(J) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against any SpinCo Entity or, solely to the extent relating to the SpinCo Business, the Company or any of its other Subsidiaries, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid by the SpinCo Entities in settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate (excluding any amounts paid by insurance or amounts Merger Partner or any of Merger Partner’s Subsidiaries agrees to pay) (it being agreed and understood that this clause shall not apply with respect to (x) Tax matters, or (y) derivative, direct or other Actions brought by or on behalf of the Company’s stockholders);

(K) (i) merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the SpinCo Entities with any Person or (ii) except with respect to entities that are dormant or inactive, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the SpinCo Entities or such Subsidiary of the Company (in each case in respect of such Subsidiary of the Company, other than in accordance in all material respects with the Separation Step Plan);

(L) voluntarily terminate, fail to use reasonable efforts to maintain or materially modify or amend any material SpinCo Permit, other than in the ordinary course of business and that would not be material to the SpinCo Business or any SpinCo Entity;

(M) except in an amount not to exceed $5,000,000 individually or $30,000,000 in the aggregate or pursuant to a SpinCo Material Contract made available to Merger Partner as of the date hereof, make any capital expenditure or expenditures or enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so; or

(N) authorize or commit or agree to take any of the foregoing actions.

(c) Each of Merger Partner and Merger Partner Equityholder covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or Contract or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents, (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by Merger Partner in its reasonable discretion, (iv) as disclosed in Section 7.1 of the Merger Partner Disclosure Schedule or (v) as otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Merger Partner and Merger Partner Equityholder shall, and shall cause Merger Partner’s Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course and to preserve intact their respective business organizations and preserve the business relationships with significant customers and others having significant business relationships with them; provided, however, that (x) no action by Merger Partner or its Subsidiaries with respect to matters specifically addressed by any provision of Section 7.1(d) shall be deemed a breach of this Section 7.1(c) and (y) any failure to take any action for which the Company’s consent was required by Section 7.1(d) and not provided by the Company shall not be deemed a breach of this Section 7.1(c).

(d) Each of Merger Partner and Merger Partner Equityholder covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or Contract or as otherwise contemplated by the terms of this Agreement or the other Transaction Documents, (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by Merger Partner in its reasonable discretion, (iv) as disclosed in Section 7.1 of the Merger Partner Disclosure Schedule or (v) as otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Merger Partner and Merger Partner Equityholder shall not, and shall cause Merger Partner’s Subsidiaries not to:

(A) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of any of Merger Partner or any of its Subsidiaries other than as would not prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby;

(B) except for transactions among Merger Partner and any of its Affiliates in the ordinary course, not (i) make any material acquisition of any assets or businesses in excess of $5,000,000 in the aggregate, other than acquisitions of assets (but not businesses) in the ordinary course of business or (ii) sell, pledge, dispose of or encumber any material assets or businesses, other than (x) solely with respect to assets (but not businesses), in the ordinary course of business and (y) the granting of Permitted Liens;

(C) issue, sell, pledge or transfer any Interests of Merger Partner, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, Interests of Merger Partner, in each case other than (i) to Merger Partner or any of its Subsidiaries or (ii) the granting of Permitted Liens;

(D) enter into (i) any Contract for the purchase or sale of real property or (ii) any lease, sublease, license or occupancy agreement for any real property other than other than any renewal or extension of any real property lease (x) containing a base annual rent of less than $1,500,000 or (y) that is a contingency to the effectiveness of, subject to a covenant to obtain such renewal or extension set forth in, or otherwise required for the performance of any Government Contract or other Contract with a customer of the Merger Partner Business, in each case, to which Merger Partner or any Merger Partner Subsidiary is a party or to which any asset of Merger Partner or any Merger Partner Subsidiary is subject;

(E) except (i) as may be required by any Merger Partner Benefit Plan or Collective Bargaining Agreement or (ii) in connection with any action with respect to broad-based Merger Partner Benefit Plans that applies uniformly to any employee of Merger Partner and other similarly situated employees of an Affiliate of Merger Partner in the applicable jurisdiction, (A) grant any increases in the compensation or benefits of any employee of Merger Partner or any Merger Partner Subsidiary, other than any actions taken in the ordinary course of business with respect to employees of Merger Partner or Merger Partner Subsidiary with an annual base salary below $444,956; (B) enter into or adopt any Merger Partner Benefit Plan, or materially amend or terminate any existing Merger Partner Benefit Plan, other than in connection with broad-

based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice or as would not reasonably be expected to materially increase the cost of benefits under such Merger Partner Benefit Plans; (C) enter into any employment, severance or termination agreement with any employee or former employee of Merger Partner or any Merger Partner Subsidiary or other individual service provider of Merger Partner or any Merger Partner Subsidiary, other than entry into at-will offer letters or, for employees outside of the United States, employment agreements with any individual with an annual base salary less than $444,956 or containing standard terms for the jurisdiction, in each case, that do not contain or provide for any equity or equity-based compensation or change in control-based or retention payments; (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; (E) take any action to fund or otherwise secure the payment of any compensation or benefit, including the funding of any trust related to a Merger Partner Benefit Plan, other than any such actions taken in the ordinary course of business consistent with past practice, or change any actuarial or other assumption used to calculate funding obligations with respect thereto, except to the extent required by US GAAP or applicable Law, (F) terminate the employment or services of any employee of Merger Partner or any Merger Partner Subsidiary with an annual base salary in excess of $444,956, other than for cause; (G) hire or promote any employee of Merger Partner or any Merger Partner Subsidiary with an annual base salary at or above $444,956, other than replacement hires or promotions on substantially similar terms of employment as the departed employee; or (H) establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement, except for any such action taken on market terms in the ordinary course of business or pursuant to industry, national or sectoral agreements applicable to Merger Partner or any Merger Partner Subsidiary outside of the United States;

(F) (i) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any Merger Partner Material Contract, or (ii) enter into any Contract that, if in effect on the date hereof, would be a Merger Partner Material Contract, other than, in each case of clauses (i) and (ii), (x) in the ordinary course of business (which, for the avoidance of doubt, shall include any activities substantially consistent with (1) any Government Bid of or submitted by Merger Partner or any Merger Partner Subsidiary, (2) any Government Contract to which Merger Partner or any Merger Partner Subsidiary is a party, or (3) matters included in the Merger Partner Operating Model) or any modifications which are more favorable to its business, or (y) as permitted by clause (G) below;

(G) incur any indebtedness for borrowed money, issue any debt securities, enter into any securitization transactions or similar arrangements or guarantee or otherwise provide credit support for the obligations of any Person for borrowed money, except (i) indebtedness and guarantees incurred under the Merger Partner Credit Agreements, (ii) amendments, extensions, refinancings or replacements of indebtedness and/or commitments outstanding or in effect under the Merger Partner Credit Agreements, (iii) the factoring of receivables and (iv) other indebtedness, debt securities, securitization transactions or similar arrangements, guarantees or other credit support, or commitments therefor, incurred, established, effected or undertaken in compliance with the Merger Partner Credit Agreements, so long as, in the case of clauses (i)—(iv), the foregoing does not adversely affect the ability of Merger Partner and its Subsidiaries to consummate the transactions contemplated hereby;

(H) (i) make (other than in a manner consistent with past practice), change or revoke any material Tax election, (ii) settle any Liability with respect to material Taxes or (iii) enter into any agreement with a Governmental Authority with respect to material Taxes, other than, in each case of clauses (i), (ii) and (iii), (x) in the ordinary course of business or (y) as would not be likely to have a material and adverse impact on Merger Partner and its Subsidiaries as a whole (it being understood and agreed that, notwithstanding any other provisions of this Agreement to the contrary, none of the covenants set forth in clauses (A) through (G) nor (I) through (N) shall be considered to relate to Tax compliance (other than clause (N) insofar as it relates to this clause (H)));

(I) make any material change in any method of financial accounting or financial accounting practice or policy, other than such changes as are required by GAAP or applicable Law;

(J) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against Merger Partner or its Subsidiaries, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid by Merger Partner or its Subsidiaries in settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate (excluding any amounts paid by insurance) (it being agreed and understood that this clause shall not apply with respect to (x) Tax matters, or (y) derivative, direct or other Actions brought by or on behalf of Merger Partner Equityholders);

(K) merge, combine or consolidate (pursuant to a plan of merger or otherwise) with any Person or, except with respect to entities that have been dormant or inactive for the twelve (12) months prior, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Merger Partner or any of its Subsidiaries;

(L) voluntarily terminate, fail to use reasonable efforts to maintain or materially modify or amend any material Permit other than in the ordinary course of business or as would not be material;

(M) except in an amount not to exceed $5,000,000 individually or $30,000,000 in the aggregate or pursuant to a Merger Partner Material Contract made available to the Company as of the date hereof, make any capital expenditure or expenditures or enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so; or

(N) authorize or commit or agree to take any of the foregoing actions.

(e) Nothing contained in this Agreement shall give Merger Partner or the Company, directly or indirectly, the right to control or direct the other Party’s or any of its Subsidiaries’ businesses or operations prior to the Closing. Notwithstanding anything in this Agreement to the contrary, including this Section 7.1, Merger Partner, on the one hand, and the Company and SpinCo, on the other hand, shall retain control of and responsibility for the operation of their respective businesses consistent with any applicable Antitrust Law or Foreign Investment Law, and each Party to this Agreement shall comply with the terms of Section 7.1 of this Agreement consistent with and in compliance with any applicable Antitrust Law or Foreign Investment Law. In furtherance of the foregoing, nothing contained in the Agreement shall give Merger Partner the ability to control or direct the business or operations of the Company or SpinCo nor give the Company and SpinCo the ability to control or direct the business or operations of Merger Partner. In addition, the Parties acknowledge and agree that nothing in this Section 7.1 shall be deemed to limit the transfer of the Excluded Assets or the Excluded Liabilities prior to, at or after the Closing or prohibit the Company or its Affiliates from implementing the Reorganization and the Distribution.

Section 7.2 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group to) use its reasonable best efforts to ensure the Tax-Free Status and shall not (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group not to) take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status. Following the Effective Time, none of the Company, SpinCo, Merger Partner, Merger Partner Equityholder or any of their respective Affiliates shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group not to) knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status.

(b) Each of the Company, SpinCo, Merger Partner and Merger Partner Equityholder shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group to) cooperate with one another and shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group to) use its reasonable best efforts to cause the Company to obtain a written opinion of WLRK, reasonably satisfactory in form and substance to the Company and a written opinion of Company Accounting Firm, reasonably satisfactory in form and substance to the Company (the “Distribution Tax Opinions”), each dated as of the Closing Date, to the effect that the Distribution will satisfy the “business purpose” and “device” tests for purposes of Section 355 of the Code and that Section 355(e) will not apply to the Distribution and, with respect to the opinion of Company Accounting Firm, the other Tax-Free Transactions (other than the Merger) will satisfy the “business purpose” and “device” tests for purposes of Section 355 of the Code and that Section 355(e) will not apply to such Tax-Free Transactions. In delivering the Distribution Tax Opinions, Company Accounting Firm and WLRK shall be entitled to receive and rely upon the Merger Partner Distribution Tax Representations and the Company Distribution Tax Representations.

(c) Each of the Company, SpinCo, Merger Partner and Merger Partner Equityholder shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group to) cooperate with one another and shall (and Merger Partner Equityholder shall cause each member of the Merger Partner Equityholder Group to) use its reasonable best efforts to cause the Company to obtain a written opinion of WLRK (the “Company Merger Tax Opinion”) and Merger Partner to obtain a written opinion of Cravath (the “Merger Partner Merger Tax Opinion”) reasonably satisfactory in form and substance to the Company and Merger Partner, respectively, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In delivering the Company Merger Tax Opinion and the Merger Partner Merger Tax Opinion, WLRK and Cravath shall both be entitled to receive and rely upon the SpinCo Merger Tax Representations and the Merger Partner Merger Tax Representations.

(d) The Company and SpinCo, on the one hand, and Merger Partner and Merger Partner Equityholder, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the SpinCo Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.

(e) Merger Partner will promptly notify the Company if, before the Effective Time, it knows or has reason to believe that Merger Partner is not reasonably expected to be able to obtain the Merger Partner Merger Tax Opinion.

(f) The Company will promptly notify Merger Partner if, before the Effective Time, it knows or has reason to believe that the Company is not reasonably expected to be able to obtain any of the Distribution Tax Opinions or the Company Merger Tax Opinion.

(g) As soon as reasonably practicable after the date hereof, the Company shall submit the IRS Ruling Request. The Company shall submit to the IRS supplemental materials relating thereto that the Company determines in good faith are necessary or appropriate to obtain the requested rulings under the IRS Ruling Request or any additional rulings from the IRS that the Company determines are necessary or appropriate, including as a result of the transactions contemplated by this Agreement (each, together with the IRS Ruling Request, an “IRS Submission”). All IRS Submissions shall be prepared by the Company, subject to the terms of this Section 7.2(g). The Company shall have control over the process for submitting and prosecuting all the IRS Submissions, except as otherwise provided in this Section 7.2(g). From and after the date of this Agreement and until the Effective Time, each Party agrees to use its reasonable best efforts to facilitate receipt by the Company of the IRS Ruling (and any additional rulings the Company determines are necessary or appropriate), including providing such appropriate information as the IRS shall require in connection with the IRS Ruling Request or any IRS Submission. The Company shall provide Merger Partner or Cravath with draft copies of each material IRS Submission reasonably in advance of the filing thereof with the IRS and consider in good faith any comments provided by Merger Partner on such draft copies of each IRS Submission; provided that the Company may redact from any such draft copies any information (“Redactable Information”) that the Company, in its good faith judgment, considers to be confidential and not germane to Merger Partner’s or SpinCo’s obligations under this Agreement or any Transaction Documents. The Company shall provide Merger Partner with copies of each IRS Submission filed with the IRS as filed with the IRS promptly following the filing thereof; provided that (x) the Company may redact any Redactable Information from such IRS Submissions and (y) in the case of any material IRS Submission containing representations relating to SpinCo, any SpinCo Subsidiary, Merger Partner or any Merger Partner Subsidiary, which representations are not customary and which would have a material adverse effect on Merger Partner and its Affiliates (including the SpinCo Entities) taken as a whole, such representations shall require the approval, prior to filing with the IRS, of Merger Partner (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall provide Merger Partner with notice reasonably in advance of any formally scheduled meetings (including telephonic meetings) with the IRS (subject to the approval of the IRS) that relate to an IRS Submission and permit one member of Cravath to attend such meetings.

(h) In the event of any Adverse Law Event prior to Closing or if the Company reasonably determines that the transactions contemplated by this Agreement or any Transaction Documents would result in a material amount of Tax to the Company or any of its Affiliates, the Parties shall collaborate reasonably and in good faith in order to change the method or structure of effecting the transactions contemplated by the Transaction Documents (including the Reorganization) so as to either (x) make likely the receipt from the IRS of the IRS Ruling, (y) make likely the receipt of the Distribution Tax Opinions or the Merger Tax Opinions or (z) allow the Company to accomplish the same result as the structure contemplated as of the date hereof in a tax-free or, in the reasonable judgment of the Company, tax efficient manner, as promptly as practicable and in any event prior to the Outside Date; provided, however, that no such change shall alter or change the Merger Consideration, including the nature of the Merger Consideration, or (without the consent of either Party, in their reasonable discretion) materially alter the scope of the SpinCo Business, the SpinCo Assets, the SpinCo Entities or SpinCo Liabilities to be acquired by Merger Partner in connection with the Transactions. In the event that the Parties reasonably, and in good faith, agree to an alternative structure pursuant to this Section 7.2(h), they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the Transaction Documents to the extent required in order to reflect such change in transaction structure, and the Parties shall use all commercially reasonable efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter.

Section 7.3 Preparation of the Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement, Merger Partner, Merger Partner Equityholder, the Company and SpinCo shall jointly prepare and SpinCo shall file with the SEC the SpinCo Registration Statement.

(b) Each of Merger Partner, Merger Partner Equityholder, the Company and SpinCo shall use its reasonable best efforts to have the SpinCo Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the SpinCo Registration Statement, each of Merger Partner, Merger Partner Equityholder, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the SpinCo Share Issuance and the Distribution. As promptly as practicable after the SpinCo Registration Statement shall have become effective, the Company shall cause the Distribution Documents to be mailed or made available to the Company’s stockholders pursuant to applicable Law. No filing of, or amendment or supplement to, the SpinCo Registration Statement will be made by the Company or SpinCo without providing Merger Partner with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company in good faith). Each Party (as applicable) will cause the Distribution Documents to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(c) If, at any time prior to the Effective Time, any information relating to Merger Partner, Merger Partner Equityholder, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Merger Partner, Merger Partner Equityholder, the Company or SpinCo which should be set forth in an amendment or supplement to the SpinCo Registration Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the equityholders of Merger Partner or the Company, as applicable. Each Party shall notify the other Party promptly of the time when the SpinCo Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to promptly provide the other Party and their respective counsel with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the SpinCo Registration Statement promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and its counsel.

Section 7.4 Reasonable Best Efforts.

(a) Subject to the terms of Section 7.5, which shall govern with respect to the subject matter thereof, each of Merger Partner, Merger Partner Equityholder and the Company shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) preparing and filing of all forms, registrations, and notifications required to be filed to consummate the Merger and the other transactions contemplated by this Agreement; (ii) obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities, (iii) obtaining all necessary consents, approvals or waivers from third parties, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that in no event shall the Company, SpinCo, Merger Partner, Merger Partner Equityholder or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any Consent required for the consummation of the transactions contemplated by this Agreement under any Contract. In furtherance of the foregoing, each of Merger Partner, Merger Partner Equityholder, SpinCo and the Company shall not take, and shall cause their respective Affiliates not to take, any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent or Order of, or any exemption by, any Governmental Authority necessary to be obtained at or prior to the Closing.

(b) The Company and Merger Partner shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act, and (ii) promptly make (or cause to be made), but in no event later than thirty (30) Business Days after the date of this Agreement (or such earlier date as may be required by applicable Law), any other filings or notifications (or drafts thereof) with respect to the Requisite Regulatory Approvals under applicable Antitrust Law or Foreign Investment Law. The Company and Merger Partner shall request early termination of any applicable waiting periods under the Antitrust Laws and Foreign Investment Laws (if available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and shall comply with any request for additional information or documents that may be requested pursuant to any Law or by any Governmental Authority as promptly as practicable. None of Merger Partner, SpinCo or the Company shall commit to or agree, or allow any of their respective Affiliates to commit to or agree, with any Governmental Authority to (w) stay, toll or extend any applicable waiting period under the HSR Act, (x) pull and refile or resubmit the notification and report forms pursuant to the HSR Act as applicable to the Merger or the other transactions contemplated herein, (y) not consummate the Merger or any other transactions contemplated herein before an agreed to date, or (z) any timing agreement, without the prior written consent of the other party.

(c) In furtherance of the covenants of the Parties contained in this Section 7.4 (i) if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated in this Agreement, the Separation and Distribution Agreement and the other Transaction Documents as violative of any Antitrust Law or Foreign Investment Law, each of the Parties shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that results from such Action and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated by this Agreement on or before the Outside Date and (ii) Merger Partner, Merger Partner Equityholder, SpinCo and the Company shall take, or cause to be taken, all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any share capital or other equity voting interests, assets (whether tangible or intangible), businesses, contracts, divisions, operations, properties, products or product lines of Merger Partner, the SpinCo Entities or any of their respective Subsidiaries, (B) terminating, transferring or creating relationships, contractual rights or other obligations of Merger Partner, the SpinCo Entities or any of their respective Subsidiaries, and (C) otherwise taking or committing to take actions that after the Closing would limit Merger Partner’s or SpinCo’s freedom of action with respect to, or their ability to retain, any share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, properties, products or product lines of Merger Partner or SpinCo or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company, SpinCo and their Affiliates shall not be required to take or agree to take any such actions (A) through (C) of clause (ii) of this Section 7.4(c) if such action or actions (x) individually or in the aggregate, is material to the Surviving Entity and its Subsidiaries (taken as a whole), (y) is not conditioned on the Closing or (z) relate to any Excluded Assets or the Company Business.

(d) Merger Partner and the Company shall, and shall cause their respective Affiliates to, cooperate and consult with one another in connection with the making of all filings, notifications, communications, submissions, timing agreements or extensions, and any other actions pursuant to this Section 7.4, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Merger Partner, Merger Partner Equityholder and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Merger Partner, Merger Partner Equityholder and the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Authority with respect to such transactions. Subject to applicable Law relating to the exchange of information, Merger Partner, Merger Partner Equityholder and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Authority; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the SpinCo Business, the SpinCo Assets or information concerning the Transaction Process, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Merger Partner, Merger Partner Equityholder and the Company agree not to participate in any meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the Merger or any other transaction contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate.

Section 7.5 Financing.

(a) SpinCo shall (and the Company shall cause SpinCo and, in the case of the SpinCo Financing Agreements, the SpinCo Borrower to) use reasonable best efforts to (i) maintain in effect the SpinCo Commitment Letter and, upon the execution and delivery thereof, the SpinCo Financing Agreements, (ii) materially comply with the obligations of SpinCo under the SpinCo Commitment Letter and, upon the execution and delivery thereof, the obligations of SpinCo and the SpinCo Borrower under the SpinCo Financing Agreements, (iii) enforce the rights of SpinCo under the SpinCo Commitment Letter and, upon the execution and delivery thereof, of SpinCo and SpinCo Borrower under the SpinCo Financing Agreements and (iv) consummate (or cause SpinCo Borrower to consummate) the SpinCo Financing and draw an amount thereunder no less than the amount required for SpinCo to make the SpinCo Payment no later than immediately prior to the Distribution.

(b) In the event any portion of the SpinCo Financing becomes unavailable on the terms and conditions contemplated in the SpinCo Commitment Letter or the SpinCo Financing Agreements, the Company shall cause SpinCo to, and each of SpinCo, Merger Partner Equityholder and Merger Partner shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain (and to cooperate to obtain) promptly commitments for replacement debt financing for SpinCo from the same or alternative sources, in an aggregate amount, when added to the portion of the SpinCo Financing that is available, equal to the aggregate principal amount of the SpinCo Financing set forth in the SpinCo Commitment Letter as of the date hereof (the “Alternative Financing”); provided that the terms of the Alternative Financing (i) shall not result in any materially adverse Tax consequences to the Company and its Subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith), (ii) unless otherwise agreed to in writing by the Company and Merger Partner, shall be on terms and conditions not materially less favorable, taken as a whole, to each of SpinCo and Merger Partner than those in the SpinCo Commitment Letter or the SpinCo Financing Agreements, as applicable (taking into account any “market flex” provisions thereof), and in any event (A) shall provide for express consent, approval and third party beneficiary and direct enforcement rights of Merger Partner no less favorable to Merger Partner than the express consent, approval and third party beneficiary rights and direct enforcement rights of Merger Partner set forth in the SpinCo Commitment Letter or the SpinCo Financing Agreements, as applicable, (B) shall not provide for any fees (including original issue discount) in connection therewith that are, in the aggregate, materially in excess of those specified in the SpinCo Commitment Letter (taking into account an “market flex” provisions thereof) and (C) shall not contain terms that, upon the consummation of the Merger and the related transactions, would conflict with the terms of the Merger Partner Credit Agreements, as in effect on the date of this Agreement, and (iii) unless otherwise agreed to in writing by the Company and Merger Partner, shall not contain any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the SpinCo Commitment Letter or the SpinCo Financing Agreements, as applicable. It is understood and agreed that references herein to (x) the SpinCo Financing shall include any Alternative Financing and (y) the SpinCo Commitment Letter or the SpinCo Financing Agreements shall include the commitment letter and definitive agreements, as applicable, in each case relating to any Alternative Financing.

(c) The Company shall give Merger Partner, and Merger Partner (and Merger Partner Equityholder) shall give the Company, prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the SpinCo Commitment Letter or the SpinCo Financing Agreements, (ii) any actual or threatened withdrawal, repudiation or termination of the SpinCo Financing by any party to the SpinCo Commitment Letter or the SpinCo Financing Agreements, (iii) any material dispute or disagreement between or among any of the parties to the SpinCo Commitment Letter or the SpinCo Financing Agreements and (iv) any amendment, restatement, supplement or other modification of, or waiver under, or replacement of the SpinCo Commitment Letter or the SpinCo Financing Agreements. Subject to Section 7.5(b), SpinCo shall not, without the prior written consent of Merger Partner, amend, restate, supplement, otherwise modify, replace, terminate, or agree to any waiver under the SpinCo Commitment Letter or the SpinCo Financing Agreements; provided that, notwithstanding the foregoing, SpinCo may (in consultation with Merger Partner) (i) implement any of the “market flex” provisions exercised by the SpinCo Lenders in accordance with the SpinCo Commitment Letter or (ii) amend and restate the SpinCo Commitment Letter or otherwise execute joinder agreements to the SpinCo Commitment Letter solely to add, in accordance with the SpinCo Commitment Letter, additional commitment parties, arrangers, agents or entities with other similar roles or titles. SpinCo shall promptly furnish to Merger Partner copies of any agreements or other documentation with respect to any such amendment, restatement, supplement, modification, replacement or waiver.

(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo, Merger Partner Equityholder and Merger Partner agrees (i) to cooperate (and to cause its Subsidiaries to cooperate) in connection with the arrangement, syndication and consummation of the SpinCo Financing (including the Incremental Facility Designation Transactions contemplated by, and as defined in, the SpinCo Commitment Letter) and the Merger Partner Related Financings and, in the case of the Company, SpinCo and their respective Subsidiaries, in connection with the Merger Partner Credit Agreement Accession Requirements and (ii) to use reasonable best efforts to take, or cause to be taken, and to cause their respective Subsidiaries to use reasonable best efforts to take, or cause to be taken, and to use reasonable best efforts to cause their respective Representatives to take or cause to be taken, in each case, all actions and to do, or cause to be done, all things necessary, advisable or proper (A) in connection with the arrangement and syndication of the SpinCo Financing and the Merger Partner Related Financings and (B) in the case of the Company, SpinCo, their respective Subsidiaries and their respective Representatives, to consummate the SpinCo Financing (including, if applicable pursuant to the terms of the SpinCo Commitment Letter, the consummation of the Incremental Facility Designation Transactions) and to comply with the Merger Partner Credit Agreement Accession Requirements, including, without limitation, by (1) participating in the marketing and syndication efforts related to the SpinCo Financing and/or the Merger Partner Related Financings, including participating in the preparation of appropriate and customary materials for confidential information memoranda, lender presentations and similar documents customarily used in connection with the arrangement and syndication of the SpinCo Financing and/or the Merger Partner Related Financings and assisting with the identification of any portion of the information contained therein relating to such Person that constitutes “material non-public information” of such Person (or its securities) (and assisting in the preparation of “public side” versions thereof), including executing and delivering customary authorization and representations letters in connection with the foregoing and subject to customary confidentiality provisions and disclaimers, (2) participating in the preparation of rating agency presentations and meetings with rating agencies, with such meetings to be telephonic or “virtual” unless otherwise agreed to by the Company and Merger Partner, (3) causing the management team of such Person with appropriate seniority and expertise, during normal business hours and after reasonable prior notice, to participate in a reasonable number of presentations, drafting sessions, due diligence sessions and meetings with prospective lenders, other financing sources and rating agencies in connection with the SpinCo Financing and/or the Merger Partner Related Financings, which in each case shall be telephonic or “virtual” unless otherwise agreed to by the Company and Merger Partner, (4) in the case of the SpinCo Financing, negotiating and, in the case of SpinCo, SpinCo Borrower and the other SpinCo Entities contemplated to be party thereto, entering into definitive agreements with respect to the SpinCo Financing (the “SpinCo Financing Agreements”), on the terms and conditions contained in the SpinCo Commitment Letter or on such other terms as are reasonably acceptable to the Company, SpinCo and Merger Partner; provided that any such other terms must not result in any materially adverse Tax consequences to the Company and its Subsidiaries, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith), (5) in the case of SpinCo, SpinCo Borrower and the other SpinCo Entities, facilitating the granting of security interests (and perfection thereof) in collateral and the provision of guarantees, in each case, in connection with the Merger Partner Related Financings or pursuant to the Merger Partner Credit Agreement Accession Requirements, including entering into such guarantees, pledge and security agreements, intercreditor agreements or other definitive financing documents (including joinder and accession agreements), and delivering such certificates, evidence of authority, legal opinions or other documentation and items as are required under the Merger Partner Credit Agreements, (6) in the case of SpinCo and Merger Partner, on a timely basis (x) satisfying all conditions precedent in the SpinCo Commitment Letter and the SpinCo Financing Agreements that are within the control of SpinCo, Merger Partner or their respective Subsidiaries, as applicable, and (y) furnishing any pertinent information regarding the SpinCo Business or Merger Partner and its Subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or Merger Partner, as applicable, in connection with the SpinCo Financing, the Merger Partner Related Financings or the Merger Partner Credit Agreement Accession Requirements and (7) in the case of SpinCo, SpinCo Borrower and the other SpinCo Entities, furnishing at least five (5) Business Days prior to the Closing (x) all documentation and other information requested by the lenders or other financing sources in connection with the Merger Partner Related Financings or the Merger Partner Credit Agreement Accession Requirements that is required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (y) if SpinCo, SpinCo Borrower or any other SpinCo Entity qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the SpinCo Commitment Letter) a “Beneficial Ownership Certification”, in each case to the extent requested at least seven (7) Business Days prior to the Closing.

(e) The Company hereby consents to the use of SpinCo’s and its Subsidiaries’ logos, and Merger Partner hereby consents to the use of its and its Subsidiaries’ logos, in connection with the SpinCo Financing and, in the case of the SpinCo’s and its Subsidiaries’ logos, the Merger Partner Related Financings and solely in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the relevant party or any of their respective Intellectual Property. The Company, Merger Partner Equityholder and Merger Partner shall, upon reasonable request by the other, keep each other informed in reasonable detail of the status of its efforts to arrange and consummate the SpinCo Financing and any Merger Partner Related Financing, as applicable, and the Company, Merger Partner Equityholder and Merger Partner shall provide to each other as promptly as practicable copies of then-current drafts of the SpinCo Financing Agreements and any definitive documentation with respect to any Merger Partner Related Financing, as applicable.

(f) Notwithstanding anything in this Agreement to the contrary, (i) in the event of the consummation of the Merger, SpinCo shall be responsible for 100% of the aggregate amount of the SpinCo Financing Fees, (ii) in the event of termination of this Agreement pursuant to Article IX, each of Merger Partner, on the one hand, and the Company and SpinCo, on the other hand, shall be responsible for 50% of the aggregate amount of the SpinCo Financing Fees; provided, however, that (A) in the case of a termination of this Agreement by Merger Partner pursuant to Section 9.1(d), the Company shall be responsible for 100% of the aggregate amount of the SpinCo Financing Fees and (B) in the case of a termination of this Agreement by the Company pursuant to Section 9.1(e), Merger Partner shall be responsible for 100% of the aggregate amount of the SpinCo Financing Fees, and (iii) Merger Partner shall, and shall cause its Subsidiaries to, indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against 100% of Losses actually suffered or incurred by them in connection with (x) the SpinCo Financing (solely in the event of termination of this Agreement pursuant to Article IX and except SpinCo Financing Fees) and (y) the Merger Partner Related Financing, in each case, except any such Losses (A) suffered or incurred by them as a result of information provided by or on behalf of the Company or any of its Subsidiaries, including SpinCo, in writing prior to the Closing Date and (B) to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement, any Transaction Document, the SpinCo Commitment Letter, any SpinCo Financing Agreement or any other agreement executed in connection with the SpinCo Financing or the Merger Partner Related Financing by the Company or any of its Subsidiaries, including SpinCo, or any of their respective Representatives. In the event any payment in respect of SpinCo Financing Fees is due by Merger Partner or the Company to the other pursuant to this Section 7.5(f), Merger Partner or the Company, as the case may be, shall, or shall cause its Subsidiaries to, pay to such other Person such amount within thirty (30) Business Days following delivery by the Company or Merger Partner, as the case may be, of a written request therefor, accompanied by reasonable supporting documentation evidencing such payment obligations.

(g) Notwithstanding anything to the contrary in this Section 7.5, (i) no action contemplated in this Section 7.5 shall be required to the extent such action would: (A) (i) require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries but not, in the case of the Incremental Facility Designation Transactions, prior to the Closing) to become a borrower or a guarantor in respect of the SpinCo Financing, or, prior to the Closing, Merger Partner or any of its Subsidiaries to become a borrower or guarantor in respect of the SpinCo

Financing or (ii) require the Company or any of its Subsidiaries (other than, on and after the Closing, SpinCo and its Subsidiaries) to become a borrower or a guarantor in respect of the Merger Partner Related Financings or pursuant to the Merger Partner Credit Agreement Accession Requirements; (B) require the Company or any of its Subsidiaries or, prior to the Closing, Merger Partner or any of its Subsidiaries, or any of their respective Representatives, to provide (or to have provided on its behalf) any certificates or legal opinions (other than, in the case of SpinCo and its Subsidiaries and their respective Representatives, certificates or opinions delivered at the closing of the SpinCo Financing or, on and after the Closing, in connection with the closing of the Merger Partner Related Financings or pursuant to the Merger Partner Credit Agreement Accession Requirements, as applicable; provided that the foregoing limitations shall not apply to the provision of customary authorization and representation letters to be executed and delivered by SpinCo and any of its Subsidiaries and Merger Partner and any of its Subsidiaries as required by Section 7.5(d)(1) above); (C) cause any director, officer or employee of the Company or any of its Subsidiaries, or Merger Partner or any of its Subsidiaries, to incur any personal liability; (D) require the Company or any of its Subsidiaries, or, prior to the Closing, Merger Partner or any of its Subsidiaries, to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision or perfection of collateral, other than, in the case of SpinCo and its Subsidiaries, in connection with (1) the SpinCo Financing or (2) so long as such documents, certificates or instruments do not become effective prior to the Closing, the Incremental Facility Designation Transactions, the Merger Partner Related Financings and the Merger Partner Credit Agreement Accession Requirements; provided, that only a person who will continue as an officer, director or the equivalent of SpinCo, SpinCo Borrower and the other SpinCo Entities following the Closing shall be required to sign any document, certificate or instrument; (E) without limiting clauses (B) and (D) above, require the Company or any of its Subsidiaries or, prior to the Closing, Merger Partner or any of its Subsidiaries to execute and deliver any documentation (other than the customary authorization and representation letters to be executed and delivered by SpinCo and any of its Subsidiaries and Merger Partner and any of its Subsidiaries as required by Section 7.5(d)(1) above) related to the SpinCo Financing, the Merger Partner Related Financings or the Merger Partner Credit Agreement Accession Requirements, other than documentation executed and delivered by SpinCo and its Subsidiaries in connection with (1) the SpinCo Financing and (2) so long as such documentation does not become effective prior to the Closing, the Incremental Facility Designation Transactions, the Merger Partner Related Financings and the Merger Partner Credit Agreement Accession Requirements; provided, that only a person who will continue as an officer, director or the equivalent of SpinCo, SpinCo Borrower and the other SpinCo Entities following the Closing shall be required to sign any documentation; (F) (1) jeopardize (in the Company’s reasonable determination) any attorney-client privilege of the Company or any of its Subsidiaries (in which case the Company and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (2) jeopardize (in Merger Partner’s reasonable determination) any attorney-client privilege of Merger Partner or any of its Subsidiaries (in which case Merger Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); (G) result in a material violation or breach of, or a default under, the Organizational Documents of the Company or its Subsidiaries, or the Organizational Documents of Merger Partner or its Subsidiaries, or any applicable Law; (H) require the incurrence or issuance of any indebtedness by SpinCo or any of its Subsidiaries prior to the Closing other than the SpinCo Financing and intercompany indebtedness required or otherwise contemplated by the

Transaction Documents, including the Separation Step Plans; (I) unreasonably interfere with the respective businesses or ongoing operations of the Company and its Subsidiaries or Merger Partner and its Subsidiaries; (J) require the Company or its Subsidiaries or Merger Partner or its Subsidiaries to prepare or deliver any financial statements (except (x) the financial statements expressly required as a condition to the funding of the SpinCo Financing as set forth, in the case of SpinCo and its Subsidiaries, by clauses (d)(i), (ii) and (v) and, in the case of Merger Partner and its Subsidiaries, by clauses (d)(iii), (iv) and (v), in each case, in Exhibit C to the SpinCo Commitment Letter as in effect as of the date hereof and (y) the financial statements required to be delivered pursuant to Section 7.22(a) or included in the SpinCo Registration Statement) that are not readily available to them or prepared in the ordinary course of their respective financial reporting practices; or (K) require the Company, SpinCo or their respective Subsidiaries to prepare any pro forma financial statements or pro forma financial information or provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with either the SpinCo Financing, the Merger Partner Related Financings or the Incremental Facility Designation Transactions (except any such statements or information required to be included in the SpinCo Registration Statement) and (ii) no action contemplated in this Section 7.5 shall be required by the Company, SpinCo or their respective Subsidiaries to the extent such action would result in any materially adverse Tax consequences to the Company, including as to the Tax-Free Status of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith).

(h) All non-public or otherwise confidential information regarding the SpinCo Business obtained by Merger Partner or its Representatives pursuant to this Section 7.5 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement (including the Confidentiality Agreement) between the Company and Merger Partner (or their respective Affiliates), each of the Company and SpinCo agrees that Merger Partner may share information with respect to SpinCo and the SpinCo Business solely in connection with the SpinCo Financing and the Merger Partner Related Financings with any rating agency, the SpinCo Lenders, any lenders or agents under the Merger Partner Credit Agreements, any lenders, agents, arrangers or other financing sources with respect to any Merger Partner Related Financing, and that Merger Partner, the SpinCo Lenders and any lenders, agents, arrangers or other financing sources with respect to any Merger Partner Related Financings may share such information with potential financing sources in connection with any marketing efforts for the SpinCo Financing and/or the Merger Partner Related Financing; provided, however, that the recipients of such information are subject to customary confidentiality undertakings (which may be in the form of “click through” confidentiality agreements, confidentiality provisions contained in the Merger Partner Credit Agreements and confidentially provisions contained in customary confidential information memoranda or lender presentations).

(i) All non-public or otherwise confidential information regarding Merger Partner and its Subsidiaries, and their respective businesses, assets, liabilities or operations, obtained by the Company, SpinCo or their respective Representatives pursuant to this Section 7.5 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement (including the Confidentiality Agreement) between the Company or SpinCo, on the one hand, and Merger

Partner, on the other hand (or their respective Affiliates), Merger Partner and Merger Partner Equityholder agree that the Company and SpinCo may share such information with any rating agency and the SpinCo Lenders and that the Company, SpinCo and the SpinCo Lenders may share such information with potential financing sources in connection with any marketing efforts for the SpinCo Financing; provided, however, that the recipients of such information are subject to customary confidentiality undertakings (which may be in the form of “click through” confidentiality agreements and confidentially provisions contained in customary confidential information memoranda or lender presentations).

Section 7.6 Access to Information.

(a) The Company shall, and shall cause its Subsidiaries, on the one hand, and Merger Partner and Merger Partner Equityholder shall, and shall cause the Merger Partner’s Subsidiaries, on the other hand, to afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party (including in response to COVID-19), during the Interim Period, in such manner as to not interfere with Merger Partner’s and its Subsidiaries’ or the Company’s or the SpinCo Business’s (as applicable) normal operations, the properties, the SpinCo Business Records and appropriate senior-level employees of Merger Partner and the Merger Partner Subsidiaries or the Company and its Subsidiaries (related to the SpinCo Business), including the SpinCo Entities (as applicable), as such Party and its Representatives may reasonably request for the purposes of integration planning and preparing for the operation of SpinCo and the Surviving Entity post-Closing; provided that (a) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party, (b) no Party or its Representatives shall be permitted to perform any environmental testing or sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions without the prior written consent of the other applicable Party, (c) no Party or its Representatives shall be entitled to access any employee-related or employee benefit-related files or records of another Party, including individual performance or evaluation records, medical histories, workers compensation records, drug testing results, or other sensitive personal information and (d) nothing in this Section 7.6 shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party (provided that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party).

(b) Each of Merger Partner and the Company may, as it deems advisable, reasonably designate any competitively sensitive information as “clean team” or “outside counsel only” material or with similar restrictions.

(c) Notwithstanding anything in this Section 7.6 to the contrary (but without limiting the Company’s obligations under this Agreement, including Section 7.3), the Company and SpinCo shall not be required to provide access to, or make any disclosure with respect to, any information of or to the extent relating to the Company, any of its Affiliates or any of their respective businesses, other than information to the extent relating to the SpinCo Business, the SpinCo Entities, the SpinCo Assets or the SpinCo Liabilities.

(d) The Parties hereby agree that, notwithstanding anything in this Section 7.6 to the contrary (but subject to Section 7.5(h) and Section 7.5(i)), the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement. All requests for such access to any Party shall be made to such Party or its designated Representative.

Section 7.7 Processing of Personal Information.

(a) The Parties shall cooperate to ensure that their respective processing of Personal Information hereunder does and will materially comply with all applicable Privacy Requirements. Nothing in this Section 7.7 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Privacy Requirements.

(b) To the extent required to do so by applicable Privacy Requirements as a result of or in connection with the Transactions, including the Reorganization, the Parties agree to enter into such data processing agreements as required to comply with applicable Privacy Laws and shall act reasonably and in good faith in doing so.

(c) It is understood and agreed by the Parties that the transfer of Personal Information in connection with the Transactions will not violate any Privacy Requirements in any material respect.

Section 7.8 D&O Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, SpinCo agrees that it shall indemnify and hold harmless each present and former director, officer or employee of SpinCo and any other SpinCo Entity (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries (including the SpinCo Entities), as the case may be, would have been permitted under the Organizational Documents of SpinCo or the Company as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents, provided (i) that such Person delivers an undertaking to SpinCo in advance agreeing to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment that such Person is not entitled to indemnification) and (ii) this Section 7.8(a) shall not alter any indemnification obligations allocated between the parties in the Separation and Distribution Agreement. Without limiting the foregoing, SpinCo shall cause the SpinCo Entities (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the SpinCo Entities’ respective former and current officers, directors or employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) SpinCo shall, at its sole cost and expense, in consultation with Merger Partner, procure a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date containing terms not less favorable to the Indemnified Parties than the terms of directors’ and officers’ and fiduciary liability insurance covering the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time; provided that if the premium thereof would exceed 300% of the last annual premium paid by the Company prior to the date hereof, then SpinCo shall procure the maximum coverage available at an annual premium equal to such maximum amount.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of SpinCo and are intended to be for the benefit of, and will be enforceable by, each present and former director, officer and employee of any SpinCo Entity and his or her heirs and representatives. In the event that SpinCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SpinCo shall succeed to the obligations set forth in this Section 7.8.

Section 7.9 Public Announcements. No Party to this Agreement nor any Affiliate or representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules or as the Company deems necessary or advisable to comply with its SEC filing requirements, in which case the Party seeking to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement (and such comments shall be reasonably considered by the other Party in good faith) in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 7.9. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form agreed to by the Company and

Merger Partner. Nothing herein shall be deemed to prohibit Merger Partner Equityholder, or any manager or general partner of Merger Partner Equityholder, from reporting or disclosing, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and/or the Transactions for fund reporting, marketing, fund raising or similar purposes.

Section 7.10 Employee Non-Solicitation.

(a) For a period of one (1) year following the Closing Date, the Company shall not, and shall procure that its Subsidiaries shall not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any officer with a title of vice president or higher of the SpinCo Business or of Merger Partner and its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 7.10(a) shall not restrict any (A) general or public solicitations not specifically targeted at employees of the SpinCo Business or the Merger Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees) or (B) solicitations, hiring or other actions with respect to any such Person (x) whose employment is terminated prior to the commencement of employment discussions between such Person and the Company or its Subsidiaries, (y) who responds to general or public solicitation not specifically targeted at employees of the SpinCo Business or the Merger Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (z) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 7.10(a).

(b) For a period of one (1) year following the Closing Date, SpinCo shall not, and shall procure that the SpinCo Subsidiaries shall not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any officer with a title of vice president or higher of the Company or its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 7.10(b) shall not restrict any (A) general or public solicitations not specifically targeted at employees of the Company and its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees) or (B) solicitations, hiring or other actions with respect to any such Person (x) whose employment is terminated prior to the commencement of employment discussions between such Person and SpinCo or the SpinCo Subsidiaries, (y) who responds to general or public solicitation not specifically targeted at employees of the Company and its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees), or (z) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 7.10(b).

(c) For a period of one (1) year following the Closing Date, Merger Partner Equityholder shall not, and shall procure that its controlled Affiliates shall not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any officer with a title of vice president or higher of the Company or its Subsidiaries, the SpinCo Business or the Merger Partner Business, in each case, as of immediately prior to the Closing; provided that this Section 7.10(c) shall not restrict any (A) general or public solicitations not specifically targeted at employees of the Company or its Subsidiaries, the SpinCo Business or the Merger Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees) or (B) solicitations, hiring or other actions with respect to any such Person (x) whose employment is terminated prior to the commencement of employment discussions between such Person and Merger Partner Equityholder or its controlled Affiliates, (y) who responds to general or public solicitation not specifically targeted at employees of the Company or its Subsidiaries, the SpinCo Business or the Merger Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (z) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 7.10(c).

(d) The Parties acknowledge that the covenants set forth in this Section 7.10 are reasonable in order to protect the value of the SpinCo Business, the Merger Partner Business and the Company Business, as applicable. It is the intention of the Parties that if any restriction or covenant contained in this Section 7.10 covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.10) that would be valid and enforceable under such applicable Law.

Section 7.11 Defense of Litigation. Merger Partner, Merger Partner Equityholder and the Company shall provide the other Party prompt notice in writing of any Action brought by any stockholder or equityholder or purported stockholder or equityholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to the transactions contemplated by this Agreement or the Separation and Distribution Agreement, including the Separation, the Merger and the SpinCo Share Issuance, and shall keep the other Party informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the other Party with respect to the strategy therefor; provided that, prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

Section 7.12 Section 16 Matters. Prior to the Effective Time, each of the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions or acquisitions of SpinCo Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated by this Agreement or any Transaction Document, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to SpinCo as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.13 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Merger Partner’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Merger Partner or Merger Partner Equityholder, directly or indirectly, the right to control or direct the operations of the Company or SpinCo, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Merger Partner shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.14 SpinCo Share Issuance. Prior to the Effective Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the sum of (x) the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement plus (y) the Retained Shares Amount (the “SpinCo Share Issuance”). SpinCo shall effect such amendments, filings or other actions with respect to its Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation and Distribution Agreement.

Section 7.15 Transaction Documents. Each of Merger Partner and Merger Partner Equityholder shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time. The Company shall, or shall cause its applicable Subsidiaries to, execute and deliver to Merger Partner or Merger Partner Equityholder, as applicable, at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time.

Section 7.16 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, Merger Partner Equityholder and Merger Partner shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.17 Obligations of the Company and Merger Partner Equityholder. The Company shall take all action necessary to cause SpinCo to perform its obligations and to take any actions contemplated or required to be taken by SpinCo under this Agreement or the Separation and Distribution Agreement, in each case to the extent arising prior to the Effective Time, and to consummate the transactions contemplated hereby, including the Merger, and upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement. The Merger Partner Equityholder shall take all action necessary to cause Merger Partner to perform its obligations and to take any actions contemplated or required to be taken by Merger Partner under this Agreement or the Separation and Distribution Agreement, in each case to the extent arising prior to the Effective Time, and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.

Section 7.18 Works Council Matters. The Parties acknowledge that the works councils set forth on Section 7.18 of the SpinCo Disclosure Schedule will need to be informed and consulted with respect to (i) the Merger, (ii) the offer made by SpinCo to acquire such SpinCo Assets and the related portion of the SpinCo Business and assume the related SpinCo Liabilities and that SpinCo has made an irrevocable offer to acquire such SpinCo Assets and such portion of the SpinCo Business and assume such SpinCo Liabilities, in each case, in accordance with the terms set forth in the Separation and Distribution Agreement and (iii) the consequences of the Merger on the French Companies. The Parties shall reasonably cooperate with each other in connection with such consultation processes, and Merger Partner shall be provided with a reasonable opportunity to review in advance any proposed communications in connection therewith, and any information to be provided related to the Transactions, including the SpinCo Financing and the expected consequences of the Transactions, shall be mutually agreed to by Merger Partner and the Company.

Section 7.19 Section 280G Approval. At least three (3) Business Days prior to the Closing Date, (i) Merger Partner shall submit for approval by Merger Partner Equityholder, in conformance with Section 280G of the Code and the regulations promulgated thereunder (the “280G Stockholder Vote”), any payments that could reasonably be expected to constitute an “excess parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause (ii) hereof, (ii) prior to the distribution of the 280G Stockholder Vote materials, Merger Partner shall use commercially reasonable efforts to obtain an irrevocable waiver, if approval by Merger Partner Equityholder is not obtained pursuant to clause (i) above of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote, and (iii) Merger Partner shall have delivered to the Company complete copies of all disclosure, waivers and other related documents that will be provided to Merger Partner Equityholder and the disqualified individuals in connection with the 280G Stockholder Vote with a reasonable period of time prior to obtaining such waivers and commencing the 280G Stockholder Vote, and shall consider in good faith reasonable comments of the Company thereon.

Section 7.20 Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby and by the Transaction Documents (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided that no Party or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.

Section 7.21 SpinCo Stockholder Approval. Immediately after the execution of this Agreement, the Company will deliver the SpinCo Stockholder Approval to Merger Partner.

Section 7.22 Financial Statements.

(a) As soon as available but in any event (i) within ninety (90) days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year) ended at least ninety (90) days prior to the Closing, the Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to Merger Partner the unaudited interim statement of operations and cash flows of the SpinCo Business for the fiscal quarter and the portion of the fiscal year then ended and the unaudited balance sheet of the SpinCo Business as of the last day of the fiscal quarter then ended, each of which shall be prepared in accordance with the last sentence of Section 5.5(a), and (ii) within one hundred thirty-five (135) days after the end of each fiscal year ended at least one hundred thirty-five (135) days prior to the Closing, the Company shall deliver, or cause to be delivered, to Merger Partner the audited statement of operations and cash flows of the SpinCo Business for the fiscal year then ended and the audited balance sheet of the SpinCo Business as of the last day of the fiscal year then ended, each of which shall be prepared in accordance with the last sentence of Section 5.5(a) and conform to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the SpinCo Registration Statement.

(b) As soon as available but in any event (i) within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of any fiscal year) ended at least forty-five (45) days prior to the Closing, Merger Partner shall deliver, or cause to be delivered, to the Company and SpinCo the unaudited interim consolidated statements of operations and cash flows of Merger Partner for the fiscal quarter and the portion of the fiscal year then ended and the unaudited consolidated balance sheet of Merger Partner as of the fiscal quarter then ended, each of which shall be prepared in accordance with the last sentence of Section 6.7(a), and (ii) within one hundred twenty (120) days after the end of each fiscal year ended at least one hundred twenty (120) days prior to the Closing, Merger Partner shall deliver, or cause to be delivered, to the Company the audited consolidated statements of operations, comprehensive (loss) income, equity and cash flows of Merger Partner for the fiscal year then ended and the audited consolidated balance sheet of Merger Partner as of the last day of the fiscal year then ended, each of which shall be prepared in accordance with the last sentence of Section 6.7(a) and conform to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the SpinCo Registration Statement.

Section 7.23 No Solicitation of Competing Proposals.

(a) Each of Merger Partner and Merger Partner Equityholder agrees that, from and after the date hereof, it shall (i) immediately cease and terminate, and cause the Merger Partner Subsidiaries and all of its and their respective Representatives to cease and terminate, any discussions or negotiations with any Person (other than the Company or its Affiliates) regarding any Competing Merger Partner Proposal, (ii) promptly request, or cause to be requested, that each Person that has received confidential information in connection with a possible Competing Merger Partner Proposal within the twelve (12)-month period immediately prior to the date hereof return to Merger Partner Equityholder or Merger Partner or destroy all such confidential information heretofore furnished to such Person by or on behalf of Merger Partner Equityholder or Merger Partner or any Merger Partner Subsidiaries and promptly prohibit any access by any Person (other than the Company and its Representatives) to any physical or electronic data room relating to a possible Competing Merger Partner Proposal and (iii) not grant any waiver or release under any confidentiality agreement in respect of a proposed Competing Merger Partner Proposal. From and after the date hereof, each of Merger Partner Equityholder and Merger Partner shall not, directly or indirectly, nor shall either of them authorize or permit the Merger Partner Subsidiaries or authorize or knowingly permit its or their respective Representatives to, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Competing Merger Partner Proposal (except to notify such Person of the existence of the provisions of this Section 7.23(a)), (B) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing Merger Partner Proposal, (C) approve or propose to approve, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement or stock exchange, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Competing Merger Partner Proposal or that would require Merger Partner Equityholder or Merger Partner to abandon or fail to consummate the Merger or (D) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, each of Merger Partner Equityholder and Merger Partner acknowledges and agrees that, if any officer, director or financial advisors of Merger Partner Equityholder or Merger Partner takes any action that if taken by Merger Partner Equityholder or Merger Partner would be a breach of this Section 7.23(a), the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.23(a) by Merger Partner Equityholder and Merger Partner. In furtherance of its obligations hereunder, to the extent that Merger Partner Equityholder or Merger Partner has Knowledge that any of its Representatives has taken an action that, if taken by Merger Partner Equityholder or Merger Partner, would violate the restrictions set forth in this Section 7.23(a), then Merger Partner Equityholder and Merger Partner shall promptly instruct such Representative to cease such action.

(b) The Company agrees that, from and after the date hereof, it shall (i) immediately cease and terminate, and cause its Subsidiaries and all of its and their respective Representatives to cease and terminate, any discussions or negotiations with any Person (other than Merger Partner or its Affiliates) regarding any Competing SpinCo Proposal, (ii) promptly request, or cause to be requested, that each Person that has received confidential information in connection with a possible Competing SpinCo Proposal within the twelve (12)-month period immediately prior to the date hereof return to the Company or destroy all such confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and promptly prohibit any access by an Person (other than Merger Partner and its Representatives) to any physical or electronic data room relating to a possible Competing SpinCo Proposal and (iii) not grant any waiver or release under any confidentiality agreement in respect of a proposed Competing SpinCo Proposal. From and after the date hereof, the Company shall not, directly or indirectly, nor shall the Company authorize or permit its Subsidiaries or authorize or knowingly permit its or their respective Representatives to, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Competing SpinCo Proposal (except to notify such Person of the existence of the provisions of this Section 7.23(a)), (B) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing SpinCo Proposal, (C) approve or propose to approve, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement or stock exchange, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Competing SpinCo Proposal or that would require the Company or SpinCo to abandon or fail to consummate the Merger or (D) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, if any officer, director or financial advisors of the Company or SpinCo takes any action that if taken by the Company would be a breach of this Section 7.23(a), the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.23(a) by the Company. In furtherance of its obligations hereunder, to the extent that the Company has Knowledge that any of its Representatives has taken an action that, if taken by the Company, would violate the restrictions set forth in this Section 7.23(a), then the Company shall promptly instruct such Representative to cease such action.

Section 7.24 Resignations. If requested by Merger Partner in writing, the Company shall use reasonable best efforts to obtain and deliver to Merger Partner, at or prior to the Effective Time, the resignation of each officer or director of SpinCo, except for any such officer or director who is to continue as an officer of director of SpinCo pursuant to Section 2.5.

Section 7.25 Merger Partner Leakage. Each of Merger Partner and Merger Partner Equityholder covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, there shall not be any Merger Partner Leakage Amount. In the event of any Merger Partner Leakage Amount since the Locked Box Date, Merger Partner Equityholder will pay to Merger Partner, prior to the Closing, an amount equal to any Merger Partner Leakage Amount by wire transfer of immediately available funds to one or more accounts designated in writing by Merger Partner; provided that any Merger Partner

Leakage Amount that is fully repaid by Merger Partner Equityholder to Merger Partner prior to the Effective Time in accordance with this Section 7.25 shall not be deemed to be a breach of this Section 7.25 for purposes of (a) the conditions set forth in Section 8.2(a) or (b) the indemnification obligations set forth in Section 6.3 of the Separation and Distribution Agreement.

Section 7.26 Termination of Affiliate Contracts. Except for this Agreement, the Separation and Distribution Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, the Separation and Distribution Agreement and any other Transaction Document), Merger Partner Equityholder, any Merger Partner Sponsor and each of their respective Affiliates, on the one hand, and Merger Partner and each Subsidiary of Merger Partner (or any joint venture controlled by any of the foregoing), on the other hand, hereby settle or terminate, effective as of immediately prior to the Effective Time and without further payment or performance, all Contracts between or among Merger Partner Equityholder, any Merger Partner Sponsor and each of their respective Affiliates, on the one hand, and Merger Partner and each Subsidiary of Merger Partner (or any joint venture controlled by any of the foregoing), on the other hand, that are effective or outstanding as of immediately prior to the Effective Time, and such Contracts shall cease to have any further force and effect (other than with respect to provisions that expressly survive termination thereof as set forth therein), such that no party thereto shall have any further obligations or Liabilities therefor or thereunder after the Effective Time (except for any obligations or Liabilities under such provisions that expressly survive termination of such Contracts).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of SpinCo, the Company and Merger Partner to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Merger Partner) at or prior to the Closing of the following conditions:

(a) (i) the waiting period (or any extension thereof) under the HSR Act with respect to the Merger shall have expired or been terminated pursuant to the HSR Act; and (ii) any required consents, authorizations and approvals required to be obtained prior to the consummation of the Merger from each Governmental Authority as set forth on Section 8.1(a) of the SpinCo Disclosure Schedule (each a “Requisite Regulatory Approval”), shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated);

(b) the Reorganization and the Distribution and the other transactions contemplated by the Separation and Distribution Agreement to occur prior to the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement in all material respects;

(c) the SpinCo Registration Statement shall have become effective in accordance with the Exchange Act and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order;

(d) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent) that remains in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Reorganization, the Distribution or the Merger (each a “Legal Restraint”); and

(e) the shares of SpinCo Common Stock to be distributed in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) each of Merger Partner and Merger Partner Equityholder shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) all representations and warranties made by Merger Partner and Merger Partner Equityholder set forth in Article VI (other than the first sentence of Section 6.1, Section 6.2, Section 6.3, Section 6.11(b), Section 6.18 and Section 6.23), without giving effect to materiality, Merger Partner Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Merger Partner Material Adverse Effect or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect. The representations and warranties made by Merger Partner and Merger Partner Equityholder set forth in the first sentence of Section 6.1, Section 6.2 and Section 6.18 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Merger Partner and Merger Partner Equityholder set forth in Section 6.3, Section 6.11(b), and Section 6.23 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in Section 6.3, and Section 6.23, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) Merger Partner and Merger Partner Equityholder shall have delivered to the Company a certificate dated as of the Closing Date signed by an executive officer of Merger Partner and Merger Partner Equityholder to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) the Company shall have received the Company Merger Tax Opinion from WLRK;

(e) the Company shall have received the IRS Ruling, and such IRS Ruling shall continue to be valid and in full force and effect; and

(f) Each of Merger Partner Equityholder and Merger Partner (or the applicable Subsidiary thereof) shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by it under the Separation and Distribution Agreement and the other Transaction Documents prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

Section 8.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Merger Partner) at or prior to the Closing of the following additional conditions:

(a) Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) all representations and warranties made by the Company and SpinCo set forth in Article IV and Article V (other than Section 4.1(a), Section 4.2, Section 4.5, the first sentence of Section 5.1, Section 5.2, Section 5.3, Section 5.6(b) and Section 5.22), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or Company Material Adverse Effect. The representations and warranties made by the Company and SpinCo set forth in Section 4.1(a), Section 4.2, Section 4.5, the first sentence of Section 5.1 and Section 5.2 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by SpinCo set forth in Section 5.3, Section 5.6(b) and Section 5.22 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of the representations and warranties set forth in Section 5.3 for deviations that are de minimis in the aggregate, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) the Company shall have delivered to Merger Partner a certificate dated as of the Closing Date signed by an executive officer of the Company to the effect that each of the conditions set forth in Section 8.1(b), Section 8.3(a), and Section 8.3(b) have been satisfied;

(d) SpinCo and the Company (or the applicable Subsidiary thereof) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed by it under the Separation and Distribution Agreement and the other Transaction Documents prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(e) Merger Partner shall have received the Merger Partner Merger Tax Opinion from Cravath.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Merger Partner;

(b) by the Company or Merger Partner, if the Closing shall not have occurred on or prior to the date that is thirteen (13) months following the date hereof (the “Outside Date”); provided that, if any of the conditions to the Closing set forth in Section 8.1(a), Section 8.1(d) (solely as it relates to any Antitrust Law or Foreign Investment Law), or Section 8.2(e) has not been satisfied or waived (to the extent permitted by applicable Law) on or prior to the close of business on the Outside Date, but all other conditions to Closing set forth in Article VIII have been satisfied or waived (to the extent permitted by applicable Law), in each case, (other than those conditions (x) set forth in Section 8.1(b), so long as such conditions would be reasonably capable of being satisfied promptly (and, in any event, within three (3) Business Days) if the applicable conditions set forth in Section 8.1(a), Section 8.1(d) or Section 8.2(e) were satisfied on the Outside Date, (y) set forth Section 8.2(d) or Section 8.3(e), so long as WLRK or Cravath, as applicable, stand ready, willing and able to deliver the Company Merger Tax Opinion or the Merger Partner Merger Tax Opinion, respectively, if the IRS Ruling was received on the Outside Date or (z) that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date), the Outside Date will be automatically extended, without any action on the part of any Party, to the date that is sixteen (16) months following the date hereof and, if so extended, such date shall be the “Outside Date”; provided, further, that if any of the conditions to the Closing set forth in Section 8.1(a), Section 8.1(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws) or Section 8.2(e) shall not have been satisfied or waived prior to the close of business on the date that is sixteen (16) months following the date hereof but all other conditions to Closing set forth in Article VIII have been satisfied or waived (to the extent permitted by applicable Law), in each case, (other than those conditions (x) set forth in Section 8.1(b), so long as such conditions would be reasonably capable of being satisfied promptly (and, in any event, within three (3) Business Days) if the applicable conditions set forth in Section 8.1(a), Section 8.1(d) or Section 8.2(e) were satisfied on the Outside Date, (y) set forth Section 8.2(d) or Section 8.3(e), so long as WLRK or Cravath, as applicable, stand ready, willing and able to deliver the Company Merger Tax Opinion or the Merger Partner Merger Tax Opinion, respectively, if the IRS Ruling was received on the Outside Date or (z) that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date), the Outside Date will be automatically extended, without any action on the part of any Party, to the date that is nineteen (19) months following the date hereof and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation and Distribution Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or Merger Partner, if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or the Separation and Distribution Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(d) by Merger Partner upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.1(b), Section 8.3(a), Section 8.3(b) or Section 8.3(d) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that Merger Partner shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Merger Partner is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b); and

(e) by the Company upon written notice to Merger Partner, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Merger Partner or Merger Partner Equityholder such that the conditions specified in Section 8.2(a), Section 8.2(b) or Section 8.2(f) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Merger Partner or Merger Partner Equityholder, as applicable, by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b).

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, that Section 7.5(f), Section 7.5(h), Section 7.5(i), the fourth and fifth sentences of Section 7.6, this Section 9.2 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise expressly provided in the Separation and Distribution Agreement or this Agreement, including this Section 9.3 and Section 7.5(f), all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.

(b) If the Merger is consummated, (i) all fees and expenses of printers utilized by the Parties in connection with printing and mailing the SpinCo Registration Statement (“Printing Fees”), (ii) all SEC filing fees relating to the transactions contemplated by this Agreement (“SEC Filing Fees”) and (iii) all filing fees payable to any Governmental Authority with respect to any filings made by the Parties pursuant to Section 7.4 under any applicable Antitrust Law or Foreign Investment Law (“Antitrust and Foreign Investment Filing Fees”), in each case, shall be borne 100% by SpinCo.

(c) In the case of a termination of this Agreement by the Company or Merger Partner for any reason pursuant to Section 9.1, (i) all Printing Fees, (ii) all SEC Filing Fees, (iii) all Antitrust and Foreign Investment Filing Fees and (iv) all Transfer Taxes imposed on or with respect to actions taken pursuant to the Separation Step Plan, in each case, shall be borne equally by the Company and Merger Partner.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. (a) The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation and Distribution Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and (b) all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing and there shall be no cause of action for breach of such obligations, covenants and agreements. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder; provided that, following the Effective Time, Merger Partner shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business (except any Excluded Assets or Excluded Liabilities) or included in the SpinCo Assets, which information shall no longer be considered “Information” (as defined in the Confidentiality Agreement) for purposes thereof.

Section 10.2 Governing Law; Submission; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any Schedule or Exhibit) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as otherwise expressly provided in the Separation and Distribution Agreement and any other Transaction Document, each of the Parties agrees that any Action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable proceeding, any state or federal court within the State of Delaware (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) except as otherwise expressly provided in the Separation and Distribution Agreement and any other Transaction Document, accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 10.8; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.2 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 10.3 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or, on or prior to the Closing Date, to SpinCo, then to:

Jacobs Solutions Inc.

1999 Bryan Street Suite 3500

Dallas, Texas 75201

Attention: Justin Johnson

E-mail:      justin.johnson@jacobs.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David A. Katz

   Karessa L. Cain

E-mail:      DAKatz@wlrk.com

   KLCain@wlrk.com

If, following the Closing Date, to SpinCo or Merger Partner, then to:

Amazon Holdco Inc.

4800 Westfields Boulevard

Suite #400

Chantilly, Virginia 20151

Attention: Stuart Young

Email:       stuart.young@amentum.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall

   David J. Perkins

   Maurio A. Fiore

Email:       rhall@cravath.com

   dperkins@cravath.com

   mfiore@cravath.com

if to Merger Partner Equityholder or, on or prior to the Closing Date, to Merger Partner, then to:

c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attention:  J. Russell Triedman

   Vincent Ley

   Lindsay Goldberg Legal

Email:       triedman@lindsaygoldbergllc.com

   ley@lindsaygoldbergllc.com

   legal@lindsaygoldbergllc.com

and

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attention:  Benjamin Dickson

   Eric L. Schondorf

Email:       bdickson@american-securities.com

   eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:  Richard Hall

   David J. Perkins

   Maurio A. Fiore

Email:       rhall@cravath.com

   dperkins@cravath.com

   mfiore@cravath.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 10.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that, subject to Section 7.5(h) and Section 7.5(i), this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms (subject to the proviso in the last sentence of Section 10.1); provided, further, that, following the Effective Time, SpinCo (as successor in interest to Merger Partner) shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Information” for purposes thereof.

Section 10.6 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing waive any of the terms or conditions of this Agreement or (without limiting Section 10.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties which makes reference to this Agreement.

Section 10.7 Assignment; Parties in Interest; Non-Parties.

(a) No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.7 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.8 and Section 10.7(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Notwithstanding anything to the contrary in this Agreement, except for Section 7.8, which is intended to benefit, and to be enforceable by, the parties specified therein, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. For the avoidance of doubt, this Section 10.7(b) shall not affect (i) the rights of the Persons party to the SpinCo Commitment Letter or the SpinCo Financing Agreements to enforce the SpinCo Commitment Letter or the SpinCo Financing Agreements in accordance with their terms; or (ii) the rights and obligations of the Parties set forth in Section 7.5.

Section 10.8 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything contained in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the valid termination of this Agreement pursuant to Section 9.1, it is explicitly agreed that the Parties’ rights to specific performance with respect to the Equity Financing is subject to the satisfaction, or waiver, of the conditions set forth in Section 1 of the Equity Commitment Letter.

Section 10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 10.12 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Company and SpinCo, on behalf of itself and its Subsidiaries, and Merger Partner, on behalf of itself and its Subsidiaries:

(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the SpinCo Lender Parties, arising out of or relating to, this Agreement, the SpinCo Financing or any of the agreements entered into in connection with the SpinCo Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the SpinCo Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the SpinCo Commitment Letter or other applicable definitive document relating to the SpinCo Financing;

(c) agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the SpinCo Financing or any of the transactions contemplated by this Agreement in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process upon the Company or its Subsidiaries or Merger Partner or its Subsidiaries, as the case may be, in any such proceeding shall be effective if notice is given in accordance with Section 10.3;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the SpinCo Financing or any of the transactions contemplated by this Agreement;

(g) agrees that none of the SpinCo Lender Parties will have any liability to the Company, Merger Partner or any of their respective Affiliates or Representatives relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement or, in the case of the Company and its Affiliates and Representatives (other than SpinCo and its Subsidiaries), the SpinCo Financing, whether in law or in equity, whether in contract or in tort or otherwise; provided that the foregoing will not limit the rights of SpinCo, Merger Partner or their respective Subsidiaries under the SpinCo Commitment Letter or the SpinCo Financing Agreements or otherwise in respect of the SpinCo Financing or, for the avoidance of doubt, the Merger Partner Credit Agreements or any definitive documentation with respect to the Merger Partner Related Financing;

(h) solely in the case of the Company, on behalf of itself and its Subsidiaries (other than SpinCo and its Subsidiaries), agrees that neither the Company nor any of its Subsidiaries (other than SpinCo and its Subsidiaries) shall bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any SpinCo Lender Party in any way arising out of or relating to the SpinCo Commitment Letter or the SpinCo Financing Agreements or otherwise in respect of the SpinCo Financing; and

(i) agrees that the SpinCo Lender Parties are express third-party beneficiaries of, and may enforce, the agreements set forth in this Section 10.12, and the provisions of this Section 10.12 and the definitions of “SpinCo Lenders” and “SpinCo Lender Parties” shall not be amended in any way adverse to the SpinCo Lenders without the prior written consent of the SpinCo Lenders.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Jacobs Solutions Inc.

By:	/s/ Bob Pragada
Name: Bob Pragada
Title: Chief Executive Officer

Amazon Holdco Inc.

By:	/s/ Bob Pragada
Name: Bob Pragada
Title: Chief Executive Officer

AMENTUM PARENT HOLDINGS LLC

By:	AMENTUM JOINT VENTURE LP, its sole member

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Authorized Signatory

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Authorized Signatory

AMENTUM JOINT VENTURE LP

By:	AMENTUM JOINT VENTURE GP LLC, its general partner

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Executive Manager

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Executive Manager

Execution Version

Annex II

Summary of Principal Governance Terms

The following summary of principal terms, including Annex A attached hereto (together, this “Term Sheet”) sets forth the proposed terms in relation to the governance arrangements of SpinCo. Capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in the certain Agreement and Plan of Merger between Amentum Parent Holdings LLC, Amentum Joint Venture LP, Jacobs Solutions Inc. and Amazon Holdco Inc. to which this Term Sheet is attached.

Board of Directors

1.	The SpinCo Board will consist of 14 directors:

(A)	7 directors selected by the Company who must be reasonably acceptable to Merger Partner (the “Company Designated Directors”).

(i)

1 of whom will be Steve J. Demetriou (or, if prior to the Closing he becomes unable to serve, a replacement designated by the Company and approved by Merger Partner, with approval not to be unreasonably withheld).

(ii)

The remaining 6 directors must qualify as “independent” of both SpinCo and the Company under the NYSE listing standards, including with respect to membership on the audit committee, as determined by the SpinCo Board (any such designee who so qualifies as independent, a “Company Independent Director”).

(B)	7 directors selected by Merger Partner (the “Merger Partner Designated Directors”), consisting of:

(i)	John Heller, the Chief Executive Officer of SpinCo;

(ii)	John Vollmer, the former Chief Executive Officer of Merger Partner;

(iii)	Alan Goldberg and Russell Triedman from Lindsay Goldberg LLC;

(iv)	Benjamin Dickson and Connor Wentzell from American Securities LLC; and

(v)

1 remaining director who must be reasonably acceptable to the Company and qualify as “independent” of both SpinCo and Merger Partner under the NYSE listing standards, including with respect to membership on the audit committee, within 1 year of the listing of SpinCo, as determined by the SpinCo Board (any such designee who so qualifies as independent, a “Merger Partner Independent Director” and, together with the Company Independent Directors, the “Independent Directors”); provided that such director shall not be a current or former employee of Merger Partner or SpinCo.

(vi)

If prior to Closing any of the named Merger Partner Designated Directors above become unable to serve, Merger Partner shall designate a replacement who will not be an employee of SpinCo and must be reasonably acceptable to the Company.

2.

Promptly following the date of the Merger Agreement, the parties will assess the independence of the Merger Partner Designated Directors set forth above. If the parties mutually determine that each of Mr. Goldberg, Triedman, Dickson and Wentzell would qualify as Merger Partner

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Independent Directors if appointed to the SpinCo Board, then the SpinCo Board size will be reduced to 12 directors and each of the Company and Merger Partner will have the right to designate 6 instead of 7 directors to join the SpinCo Board at Closing (for the avoidance of doubt, which will include all of the above named Merger Partner Designated Directors).

3.	Initial compensation for all non-management directors of SpinCo (other than the Executive Chairman) will be the compensation currently provided to the Company’s independent directors.

Executive Chairman

4.

Mr. Demetriou will be the Executive Chairman of SpinCo for 2 years following the Closing. Thereafter, the SpinCo Board will determine by majority vote whether to reappoint Mr. Demetriou as Executive Chairman or to appoint Mr. Demetriou or another director as non-executive Chairman. If at any time during such 2-year period, Mr. Demetriou becomes unable to serve as Executive Chairman, the Company Designated Directors who are members of the Governance Committee may select a replacement director to serve as non-executive Chairman of the SpinCo Board.

Independent Lead Director

5.

Majority of the SpinCo Board appoints the independent lead director; provided that (x) the initial independent lead director shall be determined by Merger Partner (which designee shall be reasonably acceptable to the Company) and (y) until the second anniversary of the Closing, the roles of independent lead director and Governance Committee Chair shall be split between Company Designated Directors and Merger Partner Designated Directors.

Replacement Directors

6.

If at any time prior to the earlier to occur of (x) the second annual meeting of SpinCo’s stockholders that occurs after the Closing and (y) the first anniversary of the Closing (such earlier time, the “Specified Date”) any Company Designated Director ceases to serve on the SpinCo Board for any reason, a majority of the remaining Company Designated Directors who are members of the Governance Committee shall designate a replacement who qualifies as a Company Independent Director to fill the vacancy resulting from such Company Designated Director ceasing to serve on the Board. Any such replacement shall be deemed a Company Designated Director.

7.

For so long as Merger Partner Equityholder beneficially owns a number of shares of SpinCo Common Stock representing the percentage of issued and outstanding shares of SpinCo Common Stock set forth below, Merger Partner Equityholder shall be entitled to designate the below number of nominees that the SpinCo Board shall nominate for the annual stockholder election (provided that if the SpinCo Board is classified, such nominees based on the total SpinCo Board composition shall be pro-rated proportionally within each class), in each case, assuming a SpinCo Board size of 14 directors and otherwise to be proportionally decreased if the SpinCo Board size is reduced (but rounded down to the nearest whole person):

(A)	25.1% or greater percentage ownership: 6 nominees, of which at least 2 shall qualify as an Independent Director;

(B)	15% or greater but less than 25.1% ownership percentage: 4 nominees, of which at least 1 shall qualify as an Independent Director;

2

(C)	5% or greater but less than 15% ownership percentage: 2 nominees; and

(D)	Less than 5% ownership percentage: none;

provided, however, that any such nominees designated by Merger Partner Equityholder must satisfy applicable eligibility requirements (e.g., of the SEC and NYSE and other customary eligibility requirements for the Board generally applicable to all nominees to the Board) as determined by the Governance Committee.

8.

At any time that Merger Partner Equityholder has a nomination right with respect to a Merger Partner Designated Director pursuant to paragraph 7, in the event that any Merger Partner Designated Director ceases to serve on the Board for any reason, a majority of the remaining Merger Partner Designated Directors shall designate a temporary replacement to fill the vacancy resulting from such Merger Partner Designated Director ceasing to serve on the Board until the next stockholder meeting. Any person designated by Merger Partner Equityholder pursuant to paragraph 7 hereof or by the Merger Partner Designated Directors pursuant to the immediately preceding sentence shall be deemed a Merger Partner Designated Director.

Removal of Directors

9.

Other than the Company Designed Directors prior to the Specified Date and Mr. Demetriou prior to the second anniversary of the Closing (each of whom may only be removed for cause), directors may be removed with or without cause by majority vote of the stockholders of SpinCo.

Board Classes

10.

The SpinCo Board will consist of 3 classes of directors, with each class of directors put before shareholders for election once every 3 years. The Company Designated Directors and Merger Partner Designated Directors will be allocated approximately evenly among the classes, provided that Mr. Demetriou will be in the class of directors up for election 3 years after the Closing. The staggered board structure will phase out over a 3-year period starting with the first annual election after the Closing.

Board Committees

11.

Until the second anniversary of the Closing, an equal number of Company Designated Directors and Merger Partner Designated Directors will be appointed to each SpinCo Board committee, subject to satisfying any applicable eligibility requirements (e.g., SEC and NYSE rules).

12.	Audit Committee of the SpinCo Board. Subject to satisfying any applicable eligibility requirements:

(A)

Until the second anniversary of Closing, the Audit Committee will consist of 4 Independent Directors, 2 of whom will be Company Independent Directors and 2 of whom will be Merger Partner Independent Directors.

(B)

Until the second anniversary of the Closing, at least 2 of the directors on the Audit Committee will be Company Independent Directors and the chair of the Audit Committee will be a Company Independent Director.

3

(C)

Until Merger Partner Equityholder beneficially owns less than 25.1% of the issued and outstanding shares of SpinCo Common Stock, at least 2 of the directors on the Audit Committee will be Merger Partner Independent Directors. Thereafter, for so long as at least 1 Merger Partner Designated Director is eligible to serve on the Audit Committee, at least 1 such director will serve on the Audit Committee.

13.	Compensation and Governance Committees of the SpinCo Board. Subject to satisfying any applicable eligibility requirements:

(A)	Each of the Compensation and Governance Committees will consist of 4 directors.

(B)

Until the second anniversary of Closing, at least 2 of the directors on each such committee will be Company Designated Directors and at least 2 of the directors on each such committee will be Merger Partner Designated Directors.

(C)	Until the second anniversary of Closing, the chair of the Compensation Committee will be a Merger Partner Designated Director.

(D)

Following the second anniversary of Closing until Merger Partner Equityholder beneficially owns less than 25.1% of the issued and outstanding shares of SpinCo Common Stock, at least 2 of the directors on each such committee will be a Merger Partner Designated Director and for so long as any Merger Partner Designated Director is eligible to serve on each such committee, at least 1 such director will serve on each such committee.

14.

The chair of the Governance Committee will be appointed by a majority of the SpinCo Board; provided that (x) the initial chair of the Governance Committee shall be determined by the Company (which designee shall be reasonably acceptable to Merger Partner) and (y) until the second anniversary of the Closing, the roles of independent lead director and Governance Committee Chair shall be split between Company Designated Directors and Merger Partner Designated Directors.

Director designation and other governance rights

15.	Director designation and other governance rights are subject to compliance with applicable law, including antitrust laws.

Management

16.	Chief Executive Officer of SpinCo

(A)

The Chief Executive Officer of SpinCo will be John Heller. If Mr. Heller becomes unable to serve prior to the Closing, Merger Partner will designate a replacement that is approved by the Company, with such approval not to be unreasonably withheld.

(B)

After Closing, the Chief Executive Officer may only be removed and replaced by a majority of the SpinCo Board and, for so long as Merger Partner Equityholder beneficially owns at least 25.1% of the issued and outstanding shares of SpinCo Common Stock, approval by a majority of the Governance Committee is required for the removal or appointment of the Chief Executive Officer.

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(C)

The Chief Executive Officer will report to and be subject to the supervision of the SpinCo Board. Except as described below, the Chief Financial Officer, Chief Operating Officer and all other executive officers of SpinCo will report directly to (other than the business heads who report directly to the Chief Operating Officer) and be subject to the supervision of the Chief Executive Officer, unless otherwise determined by the Chief Executive Officer.

17.	Chief Operating Officer of SpinCo

(A)

The Chief Operating Officer of SpinCo will be Steve Arnette, unless he becomes unable to serve prior to the Closing. If Mr. Arnette becomes unable to serve prior to the Closing, the Company will designate a replacement that is approved by Merger Partner, after good faith consultation with Merger Partner and with such approval not to be unreasonably withheld.

(B)

Until the second anniversary of the Closing, the Chief Operating Officer may only be removed and replaced by a majority of the SpinCo Board and at least one Company Designated Director must be part of that majority board vote.

(C)

The head of each business unit will report to and be subject to the supervision of Chief Operating Officer. The Chief Operating Officer will report to and be subject to the supervision of the Chief Executive Officer.

18.	Direct Reports

(A)

Until the second anniversary of the Closing, it is the intent of the parties that the SpinCo Board will be consulted with respect to changes or replacements to the direct reports of the Chief Executive Officer and Chief Operating Officer.

Other Governance Terms

19.	SpinCo Certificate of Incorporation: The SpinCo Certificate of Incorporation shall provide:

(A)	Director elections: Majority vote standard (of votes cast), except that in a contested election, directors are elected by a plurality.

(B)	Board vacancies: Filled only by the SpinCo Board.

(C)	Exculpation of D&Os: Directors and officers are exculpated to the fullest extent permitted by Delaware law.

(D)	Shareholder action by written consent: No action by written consent.

(E)	Shareholder right to call special meeting: No right to call special meetings.

(F)	Proxy access: May be adopted by a majority board vote after the third anniversary of the Closing.

(G)	Exclusive forum for certain litigation: Yes – Delaware.

(H)	State of incorporation: Delaware.

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(I)

Supermajority votes: 2/3 vote for amendments to change any of the following provisions: classified board structure; no action by shareholders without meeting; no right of shareholders to call special meetings; director and officer exculpation and indemnification; removal of directors.

(J)	Delaware takeover statute (“freezeout” provision): No opt-out of DGCL § 203.

(K)

Corporate Opportunities: Pursuant to § 122(17) of the DGCL, SpinCo will renounce any interest or expectancy in specified business opportunities or specified classes or categories of business opportunities such that the Merger Partner Designated Directors may pursue business opportunities for Merger Partner Equityholder or its Affiliates of which they become aware.

20.

Stockholders Agreement: In addition to the foregoing, the Stockholders Agreement by and between the Merger Partner Equityholder and SpinCo to be entered into on the Closing Date (the “Stockholders Agreement”) shall provide:

(A)

Lock-up: Until the first anniversary of the Closing (the “Lock-up Date”), Merger Partner Equityholder shall not transfer, directly or indirectly, any SpinCo Common Stock; provided, however, that Merger Partner Equityholder may (a) transfer SpinCo Common Stock to any direct or indirect equityholder of Merger Partner Equityholder who is a current or former member of management of Merger Partner or any of its subsidiaries, (b) transfer SpinCo Common Stock in a transaction approved by a majority of the SpinCo Board (including, until the second anniversary of the Closing, at least one Company Designated Director) or (c) transfer SpinCo Common Stock to any Merger Partner Sponsor or Affiliate of any Merger Partner Sponsor (collectively in this clause (c), “Merger Partner Sponsor Transferees”) in connection with the disposal by Merger Partner Equityholder of substantially all its assets. In the event of a transfer under clause (a), such transferee shall agree in writing to be bound by a lockup and the Acquisition Restrictions (as defined below) no less restrictive than those restricting Merger Partner Equityholder under the Stockholders Agreement and, in the event of a transfer under clause (c) above to any Merger Partner Sponsor Transferee, such transferee shall agree in writing to be bound by a lockup and a standstill no less restrictive than those restricting Merger Partner Equityholder under the Stockholders Agreement and shall succeed to all the rights of the Merger Partner Equityholder under the Stockholders Agreement (any references herein to shares of SpinCo Common Stock owned by Merger Partner Equityholder shall be deemed to include any shares of SpinCo Common Stock owned by any Merger Partner Sponsor Transferees).

(B)

Standstill: For so long as Merger Partner Equityholder is entitled to designate a nominee for at least 1 Merger Partner Designated Director, Merger Partner Equityholder, each Merger Partner Sponsor and their respective Affiliates shall be subject to a standstill restriction consisting of, whether acting alone, together or as a “group” (as defined in Section 13(d) of the Exchange Act) with any other stockholders of SpinCo, directly or indirectly taking any of the following actions: (i) acquiring SpinCo Common Stock or other SpinCo voting securities (or options, rights to acquire or other derivative instruments with respect thereto), or making any tender or exchange offer or proposing any other business combination, either publicly or in a manner that would reasonably be expected to require public disclosure by SpinCo or Merger Partner Equityholder (the restrictions specified in this clause (i), the “Acquisition Restrictions”), (ii) calling a special meeting of stockholders of SpinCo, or making stockholder proposals, (iii) soliciting proxies, (iv) nominating any director other than pursuant to Paragraph 7, or (v)

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publicly announcing any intention to do, or making any public statement inconsistent with, or contesting the validity of, any of the foregoing); provided that (1) nothing in such standstill restriction shall prohibit or restrict Merger Partner Equityholder, any Merger Partner Sponsor Transferee or any Merger Partner Designated Director from (x) communicating privately with the SpinCo Board regarding any of the foregoing matters, so long as such communications or proposals are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or proposals or (y) enforcing, or seeking to enforce, any of Merger Partner Equityholder’s rights under the Stockholders Agreement or any other Transaction Document, (2) such standstill obligations shall automatically terminate in the event that (x) a third party commences a tender offer for 25% or more of the SpinCo Common Stock and the SpinCo Board recommends that the holders of SpinCo Common Stock accept such proposal, (y) a third party or “group” (as defined in Section 13(d) of the Exchange Act) becomes the beneficial owner of 25% or more of the SpinCo Common Stock or (z) SpinCo enters into a definitive agreement with a third party in respect of any business combination pursuant to which the then-current stockholders of SpinCo would cease to own at least 75% of the SpinCo Common Stock, and (3) the Acquisition Restrictions shall terminate on the day following the second anniversary of the Closing. In addition, Merger Partner Equityholder (or any Merger Partner Sponsor Transferee) shall not transfer 15% or more to any Person or “group” (as defined in Section 13(d) of the Exchange Act) without the transferee agreeing to a lockup and a standstill no less restrictive than those restricting Merger Partner Equityholder under the Stockholders Agreement. The Company shall be a third-party beneficiary of this standstill provision.

(C)

Information rights: For so long as Merger Partner Equityholder beneficially owns at least 5% of the issued and outstanding shares of SpinCo Common Stock, Merger Partner Equityholder shall have customary information rights, subject to customary confidentiality obligations.

(D)

Transfer of certain rights: Stockholders Agreement to include appropriate mechanics reflecting that the rights of Merger Partner Equityholder with respect to director nominations, committees, changes to the Chief Executive Officer and other governance matters are personal to Merger Partner Equityholder and its Merger Partner Sponsor Transferees and shall not be transferable to any other person.

21.

Registration rights: Each of Merger Partner Equityholder and the Company shall have the following registration rights (which, in the case of Merger Partner Equityholder shall be provided in the Stockholders Agreement, and in the case of the Company shall be included in a registration rights agreement by and between SpinCo and the Company to be entered into on the Closing Date):

(i)

Demand Registration: Following the Closing (or, in the case of registration rights of Merger Partner Equityholder, following the Lock-Up Date), the Company and Merger Partner Equityholder shall have the right to demand registration of the Registrable Securities (as defined below) on Form S-1 at any time, subject to any applicable underwriter lock-up. Upon such demand, SpinCo shall be required to promptly file a registration statement and use reasonable best efforts to cause it to be declared effective within 60 days. Each of the Company and Merger Partner Equityholder shall be entitled to two such long-form demands; provided that the anticipated gross proceeds of any such demand cannot be less than $50 million (or a lesser amount if all shares of SpinCo Common Stock beneficially owned by the Company or the Merger Partner Equityholder, as applicable, are requested to be sold).

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(ii)

Shelf Registration: SpinCo shall file and maintain a shelf registration statement on Form S-3 as soon as it is eligible to do so, covering the resale of the Registrable Securities. SpinCo will use commercially reasonable efforts to cause such shelf registration statement to be continuously effective and useable until the time as the Company and Merger Partner Equityholder (or their permitted transferees) no longer beneficially own any Registrable Securities. The Company and Merger Partner Equityholder shall be entitled to demand an unlimited number of shelf takedowns and shelf registrations (on a non-underwritten basis).

(iii)	Piggyback Registration: The Company and Merger Partner Equityholder will have unlimited customary piggyback registration rights.

(iv)

Underwritten Offerings: Each of the Company and Merger Partner Equityholder may request up to two underwritten offerings in any 365-day period, provided that the anticipated gross proceeds of any such offering cannot be less than $50 million (or a lesser amount if all shares of SpinCo Common Stock beneficially owned by the Company or the Merger Partner Equityholder, as applicable, are requested to be sold).

(v)

Blackout Periods: Registration rights are subject to customary blackout periods, which may be exercised for no more than 60 days in any 365-day period (inclusive of customary quarterly blackout periods); provided, that during the 1-year period after Closing, the maximum aggregate number of blackout days for purposes of the Company’s registration rights shall be 30. Subject to the foregoing limitation, SpinCo has a right to delay a demand for registration or a takedown, or suspend use of the shelf if the demand, takedown or use of the shelf would require disclosure of information that will materially interfere with any transaction or negotiations involving SpinCo or its subsidiaries.

(vi)

Cutback Provisions: Registration rights will be subject to a customary underwriter “cutback” provision that would permit the underwriters to reduce the number of shares to be sold in an offering on a pro rata basis if required for marketing reasons.

(vii)

As used herein, “Registrable Securities” means the shares of SpinCo Common Stock beneficially owned by the Company or Merger Partner Equityholder immediately following the Closing, together with any SpinCo Common Stock received by Merger Partner Equityholder as Additional Merger Consideration, subject to any customary adjustments or limitations to be set forth in a Stockholders Agreement.

(viii)

SpinCo will pay reasonably incurred, out-of-pocket registration and filing fees, fees for legal counsel to Merger Partner Equityholder and the Company, as applicable, and any printing/mailing expenses (and, for the avoidance of doubt, will not bear any underwriter fees or discounts).

(ix)	To the extent not otherwise expressly provided above, the terms and conditions of the foregoing registration rights shall be on customary terms for shareholder registration rights

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